UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒ Preliminary Proxy Statement ☐ Definitive Proxy Statement ☐ Definitive Additional Materials ☐ Soliciting Material Pursuant to § 240.14a-12	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

NIKU CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment	of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.0001 per share, of Niku Corporation (“Niku common stock”)

(2)	Aggregate number of securities to which transaction applies:

16,896,373 shares, comprised of (i) 15,285,663 shares of Niku common stock outstanding as of May 31, 2005 and (ii) options to purchase 1,610,710 shares of Niku common stock exercisable on or before July 31, 2005 with exercise prices at or below $21.00.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined by multiplying .0001177 by the sum of (A) 15,285,663 shares of common stock multiplied by $21.00 per share and (B) options to purchase 1,610,710 shares of common stock exercisable on or before July 31, 2005 with exercise prices at or below $21.00 multiplied by $12.51 (which is the difference between $21.00 and the weighted average exercise price per share).

(4)	Proposed maximum aggregate value of transaction:

$341,148,905

(5)	Total fee paid:

$40,153.23

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Preliminary Copy - Subject To Completion

Niku Corporation

2000 Seaport Blvd.

Redwood City, CA 94063

Dear Stockholder:

You are cordially invited to attend the Special Meeting of stockholders of Niku Corporation, which will be held at our executive offices located at 2000 Seaport Blvd., Redwood City, California 94063, on                     , 2005 at 9:00 a.m., local time.

At the meeting, you will be asked to consider and vote on a proposal to adopt a merger agreement that Niku Corporation has entered into with Computer Associates International, Inc. and a wholly owned subsidiary of Computer Associates. If our stockholders adopt the merger agreement and the merger is subsequently completed, Niku Corporation will become a wholly owned subsidiary of Computer Associates, and you will be entitled to receive $21.00 in cash for each share of Niku common stock that you own. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement, and you are encouraged to read it in its entirety.

After careful consideration, our board of directors has unanimously approved and adopted the merger agreement and determined that the merger and the merger agreement are advisable, fair to and in the best interests of Niku Corporation and its stockholders. Our board of directors recommends that you vote “FOR” the adoption of the merger agreement. In reaching its determination, our board of directors considered a number of factors described more fully in the accompanying proxy statement.

The accompanying document provides a detailed description of the proposed merger, the merger agreement and related matters. I urge you to read these materials carefully.

Your vote is very important. Because adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Niku common stock, a failure to vote will have the same effect as a vote against the adoption of the merger agreement.

Whether or not you are able to attend the Special Meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible or submit a proxy through the Internet or by telephone as described in the enclosed proxy card. This action will not limit your right to vote in person if you wish to attend the Special Meeting and vote in person.

Thank you for your cooperation and your continued support of Niku Corporation.

Sincerely,

Joshua Pickus
President, Chief Executive Officer and Chairman of the Board

This proxy statement is dated June     , 2005, and is first being mailed to stockholders on or about June     , 2005.

Preliminary Copy - Subject to Completion

NIKU CORPORATION

2000 Seaport Blvd.

Redwood City, CA 94063

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF NIKU CORPORATION

To Be Held             , 2005

To our Stockholders:

A Special Meeting of stockholders of Niku Corporation, a Delaware corporation, will be held on         , 2005, at 9:00 a.m., local time, at our executive offices located at 2000 Seaport Blvd., Redwood City, California 94063, for the following purposes:

1.	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of June 9, 2005, by and among Computer Associates International, Inc., Niku Corporation and Nebraska Acquisition Corp.; and

2.	To grant the persons named as proxies discretionary authority to vote to adjourn or postpone the Special Meeting, if necessary, to permit the further solicitation of proxies in the event that there are not sufficient votes to adopt the merger agreement; and

3.	To transact such other business as may properly come before the Special Meeting or any adjournment or postponement of the Special Meeting.

The board of directors of Niku has unanimously approved and adopted the merger agreement and determined that the merger and the merger agreement are advisable, fair to and in the best interests of Niku and our stockholders, and recommends that you vote to adopt the merger agreement. The terms of the merger agreement and the merger are more fully described in the attached proxy statement, which we urge you to read carefully and in its entirety. The board of directors of Niku also recommends that you expressly grant the authority to the persons named as proxies to vote your shares to adjourn or postpone the Special Meeting, if necessary, to permit the further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement. We are not aware of any other business to come before the Special Meeting.

Only stockholders who owned shares of our stock at the close of business on the record date, June     , 2005, are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

We cannot complete the merger unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the shares of our common stock outstanding at the close of business on the record date. Under Delaware law, holders of our common stock who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the merger agreement and they comply with the Delaware law procedures explained in the accompanying proxy statement. See “Appraisal Rights” on page     .

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT. YOUR VOTE IS IMPORTANT.

Whether or not if you plan to attend the Special Meeting in person, please complete, sign, date and promptly return the enclosed proxy card to ensure that your shares will be represented at the Special Meeting or submit a proxy through the Internet or by telephone as described in the enclosed proxy card. You may revoke the proxy at any time prior to its exercise in the manner described in this proxy statement. Any stockholder present at the Special Meeting, including any adjournment or postponement of it, may revoke such stockholder’s proxy and vote personally on the proposal to adopt the merger agreement, and, if applicable, the discretionary authority to adjourn or postpone the Special Meeting. Executed proxies with no instructions indicated thereon will be voted “FOR” the adoption of the merger agreement and, if applicable, the discretionary authority to adjourn or postpone the Special Meeting. If you fail to return your proxy or to vote in person at the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting, and will effectively be counted as a vote against the adoption of the merger agreement.

PLEASE DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME.

By Order of the Board of Directors,

Redwood City, California	Michael Shahbazian
June , 2005	Corporate Secretary

i

ii

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are provided for your convenience, and briefly address some commonly asked questions about the proposed merger and the Niku Special Meeting of stockholders. You should still carefully read this entire proxy statement, including each of the annexes.

Q:	What am I being asked to vote on?

A:	You are being asked to vote on the adoption of the merger agreement that we have entered into with Computer Associates International, Inc. (which is referred to in this proxy statement as “Computer Associates”). If the merger agreement is adopted and the merger is consummated, Niku will cease to be a publicly traded company, and will instead continue as a wholly owned Delaware subsidiary of Computer Associates.

Q:	If the merger is completed, what will I be entitled to receive for my shares of Niku common stock, and when will I receive it?

A:	Upon completion of the merger, each share of our outstanding common stock will automatically be canceled and will be converted into the right to receive a per share amount equal to $21.00 in cash, without interest.

After the merger closes, Computer Associates will arrange for a letter of transmittal to be sent to each stockholder. The merger consideration will be paid to each stockholder once that stockholder submits the completed letter of transmittal, properly endorsed stock certificates and any other required documentation.

Q:	Will I owe taxes as a result of the merger?

A:	The receipt of cash consideration pursuant to the merger will constitute a fully taxable transaction for United States federal income tax purposes. A holder of our common stock will generally recognize capital gain or loss in an amount equal to the difference between the amount of the merger consideration received by such holder and the holder’s adjusted tax basis in the common stock surrendered in the merger. See “Certain United States Federal Income Tax Consequences.”

Q:	Does the Niku board of directors recommend voting in favor of the merger?

A:	Yes. After careful consideration, the Niku board of directors unanimously approved and adopted the merger agreement and determined that the merger and the merger agreement are advisable, fair to and in the best interests of Niku and its stockholders, and unanimously recommends that the Niku stockholders vote “FOR” adoption of the merger agreement. Please also see the section entitled “THE MERGER—Reasons for the Merger and Recommendation of the Board of Directors” on page .

Q:	What vote of our stockholders is required to adopt the merger agreement?

A:	For us to complete the merger, stockholders holding at least a majority of the shares of our common stock outstanding at the close of business on the record date must vote “FOR” the adoption of the merger agreement.

Q:	Who is entitled to vote at the Special Meeting?

A:	Holders of record of our common stock as of the close of business on , 2005 are entitled to vote at the Special Meeting.

Q:	Will Niku still conduct its 2005 Annual Meeting?

A:	As a result of the proposed merger, Niku has postponed the 2005 annual meeting pending completion of the Special Meeting. If stockholders approve the merger at the Special Meeting and the merger is completed on a timely basis, the 2005 annual meeting will be canceled.

Q:	Am I entitled to appraisal rights?

A:	Yes. Under Delaware law, holders of our common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the merger agreement, do not vote in favor of the proposal to adopt the merger agreement, and otherwise comply with the Delaware law procedures explained in this proxy statement. Please also see “Annex C—Delaware Appraisal Rights Statute.”

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, please complete, sign and date your proxy and return it in the enclosed return envelope as soon as possible or submit a proxy through the Internet or by telephone, so that your shares may be represented at the Special Meeting. If you sign and send in your proxy and do not indicate how you want to vote, we will count your proxy as a vote in favor of the adoption of the merger agreement and, if applicable, the discretionary authority to adjourn or postpone the Special Meeting

Q:	What happens if I do not vote?

A:	The failure to vote, either by proxy or in person at the Special Meeting, will have the same effect as voting against the merger agreement.

Q:	May I vote in person?

A:	Yes. You may attend the Special Meeting of Niku stockholders and, if you are the record holder, vote your shares in person. Even if you intend to attend the Special Meeting in person, we encourage you to complete, date, sign and return a proxy card to us. If your shares are not held in your name, you must request a proxy from the registered holder. Typically, shares purchased through a stockbroker are held in the name of an entity designated by the brokerage firm, which is referred to as a “street name” holder. Any shares held in “street name” cannot be voted by you in person unless you obtain a proxy from your broker.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the same effect as a vote against adoption of the merger agreement.

Q:	May I change my vote after I have delivered a proxy?

A:	Yes. You may change your vote at any time before your proxy is voted at the Special Meeting. You can do this in one of three ways. First, you can send a written, dated notice to the Secretary of Niku stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy either by mail, through the Internet or by telephone. Third, you can attend the Special Meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	Should I send in my Niku stock certificates now?

A:	No. If the merger agreement is adopted and the merger is completed, you will receive written instructions for exchanging your shares of Niku stock for the applicable per-share cash amount. You must return your Niku stock certificates as described in the instructions. You will receive your cash payment as soon as practicable after Computer Associates receives your Niku stock certificates and any completed documents required in the instructions. Please do not send your Niku stock certificates now.

Q:	When do you expect the merger to be completed?

A:	We are working towards completing the merger as quickly as possible. We currently expect to complete the merger as promptly as practicable after the Special Meeting and after all the conditions to the merger are satisfied or waived, including stockholder adoption of the merger agreement at the Special Meeting and expiration or termination of the waiting period under U.S. antitrust law and all consents, approvals and authorization under the German Act Against Restraints of Competition have been obtained. We and Computer Associates filed pre-merger notifications with the U.S. antitrust authorities pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 on June , 2005. We and Computer Associates filed a pre-merger notification under the German Federal Cartel Office pursuant to the German Act Against Restraints of Competition on June , 2005.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger, the Special Meeting or this proxy statement, or if you need additional copies of this proxy statement or the enclosed proxy, you should contact , our proxy solicitor, toll-free.

SUMMARY

This summary highlights selected information from this proxy statement. It does not contain all of the information that is important to you. Accordingly, we urge you to read this entire proxy statement and the annexes to this proxy statement.

The Companies

Niku Corporation

2000 Seaport Blvd.

Redwood City, California 94063

(650) 298-4600

Niku Corporation provides information technology management and governance (IT-MG) software for the enterprise. Our core product, Clarity, centralizes IT oversight and governance functions while permitting distributed management of IT activities. At a strategic level, customers deploy our solutions to align IT initiatives with business priorities, control IT costs and meet heightened compliance requirements. At a tactical level, customers use our products to achieve more efficient management of IT resources, applications and processes and to deliver controlled and predictable execution of projects, programs and initiatives. We have approximately 400 customers, including many of the world’s leading companies. Forbes 2000 enterprises represented approximately two-thirds of our 20 largest customers, based on license revenue in the last four completed fiscal quarters. We were incorporated in Delaware in January 1998, and our stock is presently traded on the Nasdaq National Market under the symbol “NIKU.”

Computer Associates International, Inc.

One Computer Associates Plaza

Islandia, New York 11749

(631) 342-6000

Computer Associates International, Inc., a corporation organized under the laws of the State of Delaware, is one of the world’s largest providers of management software. Founded in 1976, Computer Associates designs, markets and licenses computer software products that allow businesses to efficiently run, manage, and automate critical aspects of their IT operations. Computer Associates operates in more than 100 countries, has a large and broad base of customers and estimates that 95% of the Fortune 500(R) companies currently use its products. Computer Associates’ common stock is quoted on the New York Stock Exchange under the symbol “CA.”

Nebraska Acquisition Corp.

c/o Computer Associates International, Inc.

One Computer Associates Plaza

Islandia, New York 11749

(631) 342-6000

Nebraska Acquisition Corp., a corporation organized under the laws of the State of Delaware (which we refer to as Merger Sub), is a direct wholly owned subsidiary of Computer Associates. Nebraska Acquisition Corp. was formed exclusively for the purpose of effecting the merger. This is the only business of Nebraska Acquisition Corp.

The Special Meeting

Date, Time and Place (page     )

The Special Meeting will be held on                     , 2005, at 9:00 a.m., local time at our executive offices located at 2000 Seaport Blvd., Redwood City, California 94063.

Matters to be Considered (page     )

You will be asked to consider and vote upon a proposal to adopt the merger agreement that we have entered into with Computer Associates and to consider any other matters that may properly come before the meeting, including any procedural matters in connection with the Special Meeting.

Record Date (page     )

If you owned shares of our common stock at the close of business on June     , 2005, the record date for the Special Meeting, you are entitled to notice of and to vote at the Special Meeting. You have one vote for each share of our common stock that you own on the record date. As of the close of business on June     , 2005, there were approximately                      shares of our common stock outstanding.

Required Vote (page     )

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of our shares of common stock outstanding as of the close of business on the record date. Failure to vote by proxy, by mail, through the Internet or by telephone, or in person, will have the same effect as a vote “AGAINST” approval of the merger agreement.

Voting by Proxy (page     )

You may vote by proxy through the Internet, by telephone or by returning the enclosed proxy. If you hold your shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee, which may include submitting a proxy through the Internet or by telephone. All properly executed proxies that we receive prior to the vote at the Special Meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies. If no direction is indicated on a properly executed proxy returned to us, the underlying shares will be voted “FOR” the adoption of the merger agreement.

Revocability of Proxy (page     )

You may revoke your proxy at any time before it is voted. If you have not submitted a proxy through your broker or nominee, you may revoke your proxy by:

•	submitting another properly executed proxy bearing a later date;

•	giving written notice of revocation to any of the persons named as proxies or to the Secretary of Niku;

•	if you submitted a proxy through the Internet or by telephone, submitting a proxy again through the Internet or by telephone prior to the close of the Internet voting facility or the telephone voting facility; or

•	voting in person at the Special Meeting.

Simply attending the Special Meeting will not constitute revocation of your proxy. If your shares are held in “street name,” you should follow the instructions of your broker or nominee regarding revocation of proxies. If your broker or nominee allows you to submit a proxy by telephone or through the Internet, you may be able to change your vote by submitting a proxy again by telephone or through the Internet.

Our Board’s Recommendation to Our Stockholders Regarding the Merger (page     )

Our board has unanimously approved and adopted the merger agreement and determined that the merger and the merger agreement are advisable, fair to and in the best interests of Niku and its stockholders. Our board unanimously recommends that our stockholders vote “FOR” adoption of the merger agreement at the Special Meeting.

The Merger

Structure of the Merger (page     )

Upon the terms and subject to the conditions of the merger agreement, Merger Sub, a wholly owned subsidiary of Computer Associates, will be merged with and into us. As a result of the merger, we will cease to be a publicly traded company and will become a wholly owned subsidiary of Computer Associates. The merger agreement is attached as Annex A to this proxy statement. Please read it carefully.

What You Will Receive in the Merger (page     )

Each holder of shares of our common stock will be entitled to receive $21.00 in cash, without interest, for each share of our common stock held immediately prior to the merger.

Opinion of our Financial Advisor (page     )

In connection with the merger, our board of directors received a written opinion from our financial advisor, UBS Securities LLC (which we refer to in this proxy statement as “UBS”) dated June 8, 2005, that as of such date, and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the $21.00 per share in cash to be received by holders of our common stock was fair, from a financial point of view, to such holders. The full text of UBS’ written opinion, dated June 8, 2005, is included in this proxy statement as Annex B. You are encouraged to read this opinion carefully and in its entirety. The UBS opinion sets forth, among other things, certain assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by UBS. UBS’ opinion was directed to our board of directors and provided for the information and assistance of our board of directors in connection with its consideration of the merger. The UBS opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act with respect to any matters relating to the merger.

Conditions to the Merger (page     )

We and Computer Associates will not complete the merger unless a number of conditions are satisfied or waived. These conditions include:

•	our stockholders must have adopted the merger agreement;

•	the applicable waiting period under the HSR Act must have expired or been terminated and all consents, approvals and authorizations under the German Act Against Restraints of Competition must have been obtained; and

•	the absence of court or governmental prohibitions on the consummation of the merger.

In addition, our obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	the accuracy of the representations and warranties of Computer Associates; and

•	the performance by each of Computer Associates and Merger Sub of their obligations under the merger agreement.

In addition, the obligation of Computer Associates to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	the accuracy of our representations and warranties;

•	the performance by us of our obligations under the merger agreement;

•	the absence of any suit, action or proceeding in which a governmental entity is challenging or seeking to restrain or prohibit the consummation of the merger, or seeking to (i) prohibit or materially impair Computer Associates’ ability to own or operate any of our material businesses and assets or any of the businesses or assets of Computer Associates or (ii) prohibit or limit in any material respect Computer Associates’ ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Niku;

•	the absence of any order, stay, judgment, injunction, statute, rule or regulation, which is referred herein as an “order,” imposing any restraint, prohibition, impairment or limitation described in clause (ii) of the bullet point above;

•	all governmental and other filings, consents and approvals required of both Computer Associates and us and specified in the merger agreement shall have been made or obtained;

•	all other approvals and consents of applicable governmental and regulatory agencies shall have been obtained or made, other than those failures to obtain, individually or in the aggregate, that would not be reasonably likely (i) to have a material adverse effect on Niku or, with respect to Computer Associates a material adverse effect on its financial condition, assets, liabilities, business or results of operations (but with materiality measured at the Niku level) or (ii) to provide a reasonable basis to conclude that the companies or any of their affiliates would be subject to the risk of criminal sanctions or any of their representatives would be subject to the risk of criminal or civil sanctions; and

•	there must not have occurred any change, event, circumstance or development since June 9, 2005 that has had, or is reasonably likely to have, a material adverse effect on us.

Termination of the Merger Agreement (page     )

We and Computer Associates may agree in writing to terminate the merger agreement at any time prior to completing the merger, even after our stockholders have approved the merger agreement. The merger agreement may also be terminated at any time prior to completion of the merger under certain circumstances, including:

•	by either party, if the merger is not completed by December 31, 2005 (other than because of a material breach under the merger agreement by the party seeking termination);

•	by either party, if our stockholders fail to approve the merger agreement at the Special Meeting;

•	by either party, if any order permanently restraining, enjoining or otherwise prohibiting the merger shall become final and nonappealable;

•	by Computer Associates, if our board (i) fails to recommend, or withholds, withdraws, qualifies or modifies its recommendation that our stockholders adopt the merger agreement in a manner adverse to Computer Associates or takes a neutral position or no position with respect to an acquisition proposal beyond the time permitted under the merger agreement or fails to hold as promptly as reasonably practicable a meeting of our stockholders to vote on the approval of the merger agreement, (ii) fails to reconfirm its recommendation as promptly as practicable (but in any event within five business days) after Computer Associates requests it to do so, (iii) approves, recommends or adopts an acquisition proposal (or publicly announces an intention to do so); or (iv) if a tender offer or exchange offer is made for our common stock and our board either recommends that our stockholders accept a tender offer or exchange offer for our common stock or, within ten business days after commencement of a tender offer or exchange offer, fails to recommend against acceptance of the offer;

•	by us, if our board approves a superior proposal or recommends a superior proposal to our stockholders, provided, that prior to any such termination:

•	we promptly inform Computer Associates in writing of our intent to effect such termination and to enter into a binding written agreement concerning a superior proposal;

•	we disclose the material terms and conditions (and provide copies of the documentation) regarding the superior proposal to Computer Associates;

•	Computer Associates does not make within three business days an offer that our board determines in good faith (after consultation with our financial advisor) is at least as favorable from a financial point of view to our stockholders as the superior proposal;

•	we pay Computer Associates a termination fee and reimburse Computer Associates for its expenses; and

•	by either party, if the other party to the merger agreement breaches or fails to perform any of its representations or agreements in the merger agreement, which breach or failure to perform (i) would cause the non-breaching party’s conditions to closing not to be satisfied and (ii) is not curable, or shall not have been cured within 20 days of written notice of the breach or failure to perform.

Termination Fee (page     )

We will be required to pay Computer Associates a termination fee of $11.0 million, plus up to $1.0 million of Computer Associates’ actual expenses relating to the transactions contemplated by the merger agreement, if any of the following occur:

•	the merger agreement is terminated by either party because:

•	the merger has not been completed by December 31, 2005, and (i) between the date of the merger agreement and the date of the Special Meeting of stockholders an acquisition proposal was made or publicly disclosed and not publicly withdrawn in good faith and without qualification prior to the date of such termination, and (ii) within 12 months after the termination of the merger agreement we enter into a definitive agreement to consummate, or consummate, or shall have approved or recommended to our stockholders or otherwise not opposed, any acquisition proposal; or

•	our stockholders do not approve the merger agreement at the Special Meeting, and (i) between the date of the merger agreement and the date of the Special Meeting of stockholders an acquisition proposal was made or publicly disclosed and not publicly withdrawn in good faith and without qualification prior to the tenth business day prior to the date of the Special Meeting, and (ii) within 12 months after the termination of the merger agreement we enter into a definitive agreement to consummate, or consummate, or shall have approved or recommended to our stockholders or otherwise not opposed, any acquisition proposal; or

•	the merger agreement is terminated by us because:

•	our stockholders have not approved the merger agreement at a meeting, and, prior to the date of the meeting, our board (i) shall have failed to recommend that our stockholders approve the merger agreement, or shall have withheld, withdrawn, qualified or modified its recommendation that our stockholders approve the merger agreement in a manner adverse to Computer Associates or shall have taken a neutral position or no position with respect to an acquisition proposal beyond the time permitted under the merger agreement, (ii) shall have failed to reaffirm its recommendation as promptly as practicable (but in any event within five business days) after Computer Associates requests it to do so, (iii) shall have approved, recommended or adopted an acquisition proposal (or publicly announced its intention to do so), (iv) recommended that our stockholders accept a publicly disclosed tender offer or exchange offer for our common stock or, (v) within ten business days after commencement of a tender offer or exchange offer, failed to recommend against acceptance of the offer; or

•	our board has approved or recommended to our stockholders a superior proposal; or

•	the merger agreement is terminated by Computer Associates because:

•	our board fails to recommend that our stockholders approve the merger agreement, or withholds, withdraws, qualifies or modifies its recommendation that our stockholders approve the merger agreement in a manner adverse to Computer Associates;

•	our board takes a neutral position or no position with respect to an acquisition proposal beyond the time permitted under the merger agreement, or fails to reaffirm its recommendation as promptly as practicable (but in any event within five business days) after Computer Associates requests it to do so;

•	our board fails to hold as promptly as reasonably practicable a meeting of our stockholders to vote on the merger agreement;

•	our board approves, recommends or adopts an acquisition proposal (or publicly announces its intention to do so); or

•	our board recommends that our stockholders accept a publicly disclosed tender offer or exchange offer for our common stock or, within ten business days after commencement of a tender offer or exchange offer, fails to recommend against acceptance of the offer.

Regulatory Matters (page     )

Under the provisions of the HSR Act, we and Computer Associates may not complete the merger until we have made certain filings with the Federal Trade Commission and the United States Department of Justice and the applicable waiting period has expired or been terminated and the consents and approvals under the German Act Against Restraints of Competition have been obtained. We and Computer Associates expect to file pre-merger notifications with the U.S. antitrust authorities pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 in June 2005. We and Computer Associates expect to file a pre-merger notification with the German Federal Cartel Office pursuant to the German Act Against Restraints of Competition in June 2005.

Appraisal Rights (page     )

Niku stockholders who do not wish to accept the cash merger consideration of $21.00 per share of common stock have the right under Delaware law to exercise appraisal rights and receive payment in cash for the fair value of their shares determined in accordance with Delaware law. The fair value of shares of Niku stock as determined in accordance with Delaware law may be more or less than the per share cash amount to be paid to non-dissenting Niku stockholders in the merger. To preserve their rights, stockholders who wish to exercise appraisal rights must not vote in favor of adoption of the merger agreement and must follow specific procedures. Dissenting Niku stockholders must make a written demand for appraisal prior to the taking of the stockholder vote and must precisely follow the specific procedures to exercise appraisal rights, or their appraisal rights may be lost. These procedures are described in this proxy statement, and the provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Annex C. We encourage all Niku stockholders to read these provisions carefully and in their entirety.

Niku Stock Options (page     )

Unless previously exercised, options to purchase shares of Niku common stock will be assumed by Computer Associates, and will convert into options to purchase shares of Computer Associates common stock. The number of shares of Computer Associates common stock issuable upon the exercise of these assumed options will be adjusted to an amount determined by multiplying the number of shares of Niku common stock that were subject to such assumed option immediately prior to the effective time by the conversion ratio, rounded down to the nearest whole share. The exercise price per share of Computer Associates common stock of the assumed option will be adjusted to an amount determined by dividing the exercise price per share of Niku common stock subject to the option immediately prior to the merger by the conversion ratio, rounded up to the nearest whole cent. The conversion ratio is equal to the fraction having a numerator equal to $21.00 and having a denominator equal to the average of the closing sale prices of a share of Computer Associates common stock as reported on the New York Stock Exchange for each of the five consecutive trading days immediately preceding the date on which the merger is completed.

At the effective time of the merger, pursuant to the terms of our 2000 Equity Incentive Plan and 2000 Stock Incentive Plan, the vesting of the options granted under those plans will automatically accelerate as to 25% of the shares that are unvested as of the date of the merger. Thereafter, the unvested shares subject to assumed options will continue to vest in equal monthly installments over the remaining original vesting term.

Pursuant to the terms of our 2000 Equity Incentive Plan, the vesting of options held by our non-employee directors will accelerate in full at the effective time of the merger and will expire unless exercised in accordance with its terms. See the Merger Agreement—Stock Options and the Employee Stock Purchase Plans on page     .

Interests of Certain Persons in the Merger (page     )

Our directors and executive officers have interests in the merger that may be in addition to, or different from, the interests of our stockholders. For example, if the merger is completed, certain indemnification arrangements for directors and officers of Niku will be continued and all of the options held by our non-employee directors will be accelerated and become fully vested at the effective time of the merger. In addition, certain of our executive officers are entitled to certain payments, acceleration of the vesting of their options, severance payments, continuation of benefits in connection with the merger and/or employment with Computer Associates.

No Solicitation (page     )

We have agreed that we will not, until the effective time of the merger or the earlier termination of the merger agreement, initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal, or otherwise participate in any discussions regarding, or furnish confidential information, for the purpose of encouraging any acquisition proposal.

However, prior to the adoption of the merger agreement by our stockholders, we may provide information in response to a request by a third party who has made an unsolicited bona fide written acquisition proposal to enter into a merger, tender or exchange offer, business combination or similar transaction involving us or to acquire over 50% of our equity securities or all or substantially all of our consolidated total assets, so long as such proposal did not result from any breach by us of our obligations, we have notified Computer Associates regarding the acquisition proposal as required under the terms of the merger agreement, the third party enters into a customary confidentiality agreement with us and our board determines in good faith after consultation with outside legal counsel that failure to take such action would be inconsistent with the board’s fiduciary obligations under applicable law. We may also participate in discussions or negotiations with a third party who has made such an acquisition proposal, if our board determines in good faith, after consultation, that (a) the failure to so act would be inconsistent with its fiduciary obligations, and (b) such discussions or negotiations are reasonably likely to result in a superior proposal.

Prior to the effective time of the merger or the earlier termination of the merger agreement, our board will not withhold, withdraw, qualify or modify (or publicly propose to take any such action), in a manner adverse to Computer Associates, its approval of the merger agreement or its recommendation that stockholders vote to adopt the merger agreement (including publicly taking a neutral position or no position with respect to an acquisition proposal beyond the time permitted by the merger agreement); cause or permit us to enter into any letter of intent, merger agreement or similar agreement regarding any acquisition proposal (other than a confidentiality agreement as discussed above); or approve, recommend or adopt any acquisition proposal (or propose, publicly or otherwise, to take any such action). However, prior to the adoption of the merger agreement by our stockholders, our board may withhold, withdraw, qualify or modify its recommendation with respect to the merger agreement or approve or recommend any superior proposal made after the date of the merger agreement and not solicited, initiated or knowingly encouraged in breach of the merger agreement if our board determines in good faith, after consultation, that failure to do so would be inconsistent with its fiduciary obligations. We must provide Computer Associates with two business days prior notice if our board intends to take any of these actions, and our board must take into account any changes to the terms of the merger agreement proposed by Computer Associates in determining whether the acquisition proposal still constitutes a superior proposal. Notwithstanding any change in recommendation, we are required to convene a Special Meeting of our stockholders to vote on the merger agreement, unless we terminate the merger agreement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements. Any statements regarding Computer Associates’ or our future plans, objectives, expectations, beliefs, goals or prospects constitute forward-looking statements made within the meaning of Section 21E of the Securities Exchange Act of 1934. You can identify these statements by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “may,” “will” and “continue” or similar words. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control, including, without limitation:

•	the requirement that our stockholders adopt the merger agreement with Computer Associates;

•	receipt of necessary approvals under applicable antitrust laws and other relevant regulatory authorities;

•	satisfaction of other conditions to the merger; and

•	the effect of the announcement of the merger on our customer relationships, operating results and business generally, including the ability to retain key employees;

and other risks detailed in our current filings with the Securities and Exchange Commission (which we refer to as the SEC), including our most recent filings on Forms 10-Q and 10-K. See “Where You Can Find More Information” on page     . You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements.

THE SPECIAL MEETING OF NIKU STOCKHOLDERS

We are furnishing this proxy statement to you, as a stockholder of Niku, as part of the solicitation of proxies by our board for use at the Special Meeting of stockholders.

Date, Time, Place and Purpose of the Special Meeting

The Special Meeting will be held at our executive offices located at 2000 Seaport Blvd., Redwood City, California 94063, on                  , 2005, at 9:00 a.m., local time. The purpose of the Special Meeting is:

•	to consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of June 9, 2005, by and among Computer Associates, Niku and Merger Sub;

•	to grant the persons named as proxies discretionary authority to vote to adjourn or postpone the Special Meeting, if necessary, to permit the further solicitation of proxies in the event that there are not sufficient votes to adopt the merger agreement; and

•	to transact such other business as may properly come before the meeting or any adjournment or postponement of the Special Meeting.

Our board has unanimously approved and adopted the merger agreement and determined that the merger and the merger agreement are advisable, fair to and in the best interests of Niku and its stockholders. Our board unanimously recommends that our stockholders vote “FOR” adoption of the merger agreement.

Record Date; Quorum

Only holders of record of our common stock at the close of business on the record date, June     , 2005, are entitled to notice of and to vote at the meeting. On the record date, there were approximately              shares of our common stock issued and outstanding.

A quorum, which is a majority of the shares entitled to vote at the meeting, must be present in order to hold the meeting and to conduct business. Shares are counted as being present at the meeting if you appear in person at the meeting or if you vote your shares by submitting a properly executed proxy card by mail, through the Internet or by telephone. Abstentions and broker non-votes will be included in the determination of the number of shares present for purposes of a quorum and each will be tabulated separately.

Vote Required

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding at the close of business on the record date.

The approval of the grant of authority to vote to adjourn or postpone the Special Meeting requires the affirmative vote of the holders of a majority of the shares of Niku common stock present, in person or by proxy, and entitled to vote at the Special Meeting. Broker non-votes will have no effect on the proposal to grant the persons named as proxies the authority to vote to adjourn or postpone the Special Meeting if necessary.

Each holder of a share of our common stock is entitled to one vote per share. Failure to vote your proxy (either through the Internet, by telephone or by returning a properly executed proxy card) or to vote in person will have the same effect as a vote “AGAINST” adoption of the merger agreement.

Brokers or other nominees who hold shares of our common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares of our common stock will not be counted as votes cast or shares voting and will have the same effect as votes “AGAINST” adoption of the merger agreement.

Voting

All shares represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in the manner specified by the stockholders. Properly executed proxies that do not contain voting instructions will be voted “FOR” the adoption of the merger agreement and “FOR” approval of the proposal to grant the persons named as proxies discretionary authority to vote to adjourn or postpone the Special Meeting if necessary.

To vote, please complete, sign, date and return the enclosed proxy card. If you attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Special Meeting. See “—Shares Registered in the Name of a Broker or Bank.”

In addition, stockholders may submit a proxy through the Internet or by telephone by following the instructions included with the enclosed proxy card. If you submit a proxy through the Internet or by telephone, please do not return the proxy card. You should be aware that in submitting a proxy through the Internet or by telephone, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet voting facility and the telephone voting facility for stockholders of record will close at 11:59 p.m. Eastern Standard Time on                 , 2005.

Shares of Niku common stock represented at the Special Meeting but not voted, including shares of Niku common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Only shares affirmatively voted for the adoption and approval of the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted for that proposal. If you abstain from voting, it will have the same effect as a vote against the adoption of the merger agreement and as a vote against the proposal to grant authority to vote to adjourn or postpone the Special Meeting if necessary. Your failure to execute and return a proxy card or otherwise vote at the Special Meeting will have the same effect as a vote against the adoption of the merger agreement and will have no effect on the proposal to grant authority to vote to adjourn or postpone the Special Meeting if necessary.

Brokers or banks who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers and banks are precluded from exercising their voting discretion with respect to approval of non-routine matters, such as the adoption of the merger agreement and, as a result, absent specific instructions from the beneficial owner of such shares, brokers and banks are not empowered to vote those shares, referred to generally as “broker non-votes.” Broker non-votes will be treated as shares that are present at the Special Meeting for purposes of determining whether a quorum exists and will have the same effect as votes “against” the adoption of the merger agreement. Broker non-votes will have no effect on the proposal to grant the persons named as proxies the authority to vote to adjourn or postpone the Special Meeting if necessary.

We do not expect that any matter other than the proposal to adopt the merger agreement and, if necessary, the proposal to grant the persons named as proxies discretionary authority to vote to adjourn or postpone the Special Meeting will be brought before the Special Meeting. If, however, any other matters are properly presented at the Special Meeting, the persons named as proxies will vote in accordance with their judgment as to matters that they believe to be in the best interests of our stockholders.

Shares Registered in the Name of a Broker or Bank

Most beneficial owners whose stock is held in street name receive instructions for granting proxies from their banks, brokers or other agents, rather than from our proxy card. If you hold your shares in street name, to vote by proxy you must instruct your bank, broker or nominee to vote your shares by following the procedures specified by such bank, broker or nominee. If you want to vote in person at the Special Meeting, you must request a proxy in your name from your bank, broker or nominee.

Revoking Your Proxy

If you are a registered holder of our common stock, you can revoke your proxy at any time before it is voted at the Special Meeting by:

•	submitting another properly executed proxy bearing a later date;

•	giving written notice of revocation to any of the persons named as proxies or to the Secretary of Niku;

•	if you submitted a proxy through the Internet or by telephone, submitting a proxy again through the Internet or by telephone prior to the close of the Internet voting facility or the telephone voting facility; or

•	voting in person at the Special Meeting.

If your shares of our common stock are held in the name of a bank, broker, trustee or other holder of record, you must follow the instructions of your broker or other holder of record to revoke a previously given proxy. If your broker or nominee allows you to submit a proxy by telephone or through the Internet, you may be able to change your vote by submitting a proxy again by telephone or through the Internet.

Solicitation of Proxies

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, other electronic means or in person. These people will not receive any additional compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of our common stock and in obtaining voting instructions from those owners. We will share equally with Computer Associates all expenses of filing, printing and mailing this proxy statement.

We have retained                                          to assist in the solicitation of proxies by mail, telephone or other electronic means, or in person, for a fee of approximately $             plus reasonable out-of-pocket expenses relating to the solicitation.

THE MERGER

This discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Background of the Merger

Niku and Computer Associates began their commercial relationship on December 17, 2004, when they entered into an Authorized Reseller Agreement (the “Reseller Agreement”).

On February 18, 2005, Russell Artzt, Executive Vice President of Products of Computer Associates, telephoned Mr. Joshua Pickus, Niku’s President, Chief Executive Officer and Chairman, to express Computer Associates’ interest in expanding the companies’ commercial relationship into a more strategic partnership.

In connection with the receipt of a specific inquiry from another party in September 2004 concerning a potential strategic transaction, the Company retained UBS Securities LLC (“UBS”) to act as its financial advisor. Shortly thereafter the Company elected not to pursue discussions with this party.

In light of the interest expressed by Computer Associates, Mr. Pickus again contacted UBS and asked them to assist the Company with Computer Associates’ discussion and with the identification and solicitation of other potentially interested parties. Thereafter, UBS commenced discussions with a number of strategic parties concerning a potential acquisition of the Company. UBS in its activities for the Company, or management of the Company contacted more than 10 parties regarding their interest in a possible transaction.

Again on February 23, 2005, Mr. Artzt telephoned Mr. Pickus to express Computer Associates’ interest in expanding the companies’ commercial relationship. Mr. Pickus and Mr. Artzt agreed to meet the following week to discuss Mr. Artzt’s suggestion in person.

On February 28, 2005, Mr. Pickus met with Mr. Artzt. Mr. Artzt was accompanied by two of his colleagues from Computer Associates, Jacob Lamm, Senior Vice President and General Manager of Business Services Optimization, and Michael Christenson, Executive Vice President, Strategy and Business Development. At that meeting, the group broadly discussed the prospects for, and the benefits of, a potential business combination. Mr. Pickus and the Computer Associates’ executives agreed to meet again to further explore this possibility. Following this meeting, Mr. Pickus reported the occurrence of these discussions to the Niku board of directors.

At a telephonic meeting held on March 14, 2005, Mr. Pickus and Mr. Christenson continued their discussion regarding the merits and terms of a potential business combination, the process for a transaction and potential ways to integrate the two companies.

On March 18, 2005, the companies executed a non-disclosure agreement to permit Computer Associates’ representatives to review non-public information about Niku’s operations, financial performance and projections. From that date through March 25, 2005, Messrs. Pickus and Christenson continued their discussions regarding the merits and terms of a business combination. Concurrently, the Company provided additional non-public materials to Computer Associates.

On March 29, 2005, Mr. Christenson expressed his preliminary view on valuation and his desire to enter into negotiations concerning the sale of Niku to Computer Associates. Mr. Pickus conveyed to Mr. Christenson that he needed to consult the Company’s board of directors and its advisors, and committed to respond to the proposal following such consultation.

On March 31, 2005, Mr. Pickus informed the other members of the Company’s board of directors of Computer Associates’ proposal to buy the Company and notified them of a board meeting to be held the next day. On that same date, Messrs. Pickus and Christenson had several conversations about various aspects of the potential transaction.

On April 1, 2005, the Company’s board of directors held a special telephonic meeting to review the discussions with Computer Associates and other third parties during the course of the past few months. Mr. Shahbazian and the Company’s Acting General Counsel also attended the meeting. At that meeting, the Acting General Counsel discussed the board’s fiduciary duties. Mr. Pickus then reviewed the terms being discussed and the various issues or concerns arising from the potential transaction with Computer Associates. Mr. Pickus also indicated that as a result of his activities and those of UBS, he was aware of other potentially interested parties. Accordingly, the Board instructed UBS and management to continue discussions with Computer Associates and other potential acquirors to ensure other opportunities were fully addressed.

On April 1, representatives of UBS met with representatives of Deutsche Bank Securities (“Deutsche Bank”), the financial advisor to Computer Associates, to discuss preliminary views on the Company’s valuation and other financial matters. Thereafter, Niku provided Computer Associates and Deutsche Bank with additional due diligence materials.

During this time period, UBS and management of the Company actively continued their discussion with the other third parties that expressed an interest in Niku. By the end of April 2005, three parties, including Computer Associates, had executed non-disclosure agreements and received certain non-public information.

On April 5, 2005, the Company’s board of directors met at a regularly scheduled meeting to discuss, among other things, the Company’s financial matters, sales progress and the sales pipeline to date. In addition, the Company discussed the status of discussions with Computer Associates, as well as other companies with whom Mr. Pickus and UBS were having ongoing discussions.

On April 7, 2005, the Company’s board of directors again met at a special meeting to further discuss matters relating to these potential strategic alternatives. Mr. Pickus updated the directors with respect to these discussions and reviewed the price and terms being discussed, as well as other aspects of the potential transaction. He then advised the directors as to activities and discussions with other potential acquirors. The board of directors again directed Mr. Pickus to proceed with the discussions with each party.

On April 13 and 14, Mr. Pickus attended Computer Associates’ sales kickoff during which he had conversations with John Swainson, the President and Chief Executive Officer of Computer Associates, Lewis Ranieri, the Chairman of the Board of Computer Associates, and Mr. Christenson about the potential benefits of a business combination.

Over the course of the next several weeks, the parties and their respective financial advisors held sporadic discussions about a possible transaction. Also, the two other potential buyers who had expressed initial interest continued to engage with UBS regarding a possible transaction.

On May 3, 2005, Niku released its financial results from the first quarter of 2005. While overall revenue met the expectations of market analysts, the license revenue and earnings per share for the quarter fell short of guidance that the Company had previously reported to the market. As a result of the earnings’ announcement, the trading price of the Company’s common stock declined substantially.

On May 8, 2005, Mr. Christenson telephoned Mr. Pickus and informed him that Computer Associates was prepared to move forward with negotiations for the purchase of the Company during the second calendar quarter of 2005. During that conversation, Mr. Christenson also informed Mr. Pickus that Computer Associates proposed a valuation for Niku in the range of $20.00 to $21.00 per share of common stock, subject to further due diligence and board approval.

Following that conversation, Mr. Pickus discussed the merits of Computer Associates’ proposal and various strategic and financial alternatives available to the Company with Mr. Shahbazian and members of Niku’s Board of Directors. These discussions considered, in particular, the proposed purchase price, the merits of proceeding with the proposed transaction, Niku’s future strategy and the potential advantages and disadvantages of pursuing a business combination with Computer Associates and other strategic alternatives. The Niku Board of Directors authorized Mr. Pickus to proceed with negotiations with Computer Associates and any other third parties with a continuing interest.

On May 10, 2005, Mr. Pickus spoke with Mr. Christenson and conveyed to him that, although no commitment or determination had been reached, he had been authorized by his board to proceed with discussions about the proposed transaction with Computer Associates.

On May 26, 2005, Mr. Christenson informed Mr. Pickus that Computer Associates’ Board of Directors had preliminarily approved proceeding with the transaction at a proposed price of $21.00 per share of common stock, subject to completion of due diligence, negotiation of the merger agreement and final board approval.

On May 26, 2005, Computer Associates provided to the Company and its special counsel, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden, Arps”), a draft form of merger agreement. From May 31, 2005 to June 8, 2005, members of management from the Company and Computer Associates and their respective financial and legal advisors had numerous meetings and conversations in connection with customary due diligence and negotiation of the terms of the merger agreement.

On May 31, 2005, the Company’s Board of Directors met to discuss the developments relating to Computer Associates and the other two potential buyers. Mr. Shahbazian, Eleanor Lacey, the Company’s General Counsel, representatives of UBS and representatives of Skadden, Arps, also attended the meeting. At that meeting, representatives of UBS provided information regarding discussions with the potentially interested parties and shared valuation analyses of the Company. Representatives of Skadden, Arps discussed the Board of Directors’ fiduciary duties. After discussion, the Board authorized continuation of the discussions with Computer Associates and any third parties that remained or became interested in purchasing the Company.

On May 31, representatives of Computer Associates began on-site due diligence review sessions. At those sessions and over the course of the following two weeks, representatives of Computer Associates attended management presentations concerning the business and financial results of the Company and, along with Computer Associates’ legal counsel, Sullivan & Cromwell LLP, were given access to due diligence materials, including detailed legal, financial, tax, benefits and other information about the Company.

From May 31, 2005 to June 8, 2005, the parties negotiated and finalized the terms of the merger agreement.

On June 8, 2005, after the close of market, the Niku board of directors convened another meeting. Mr. Shahbazian as well as representatives of UBS and Skadden, Arps also participated in this meeting. Mr. Pickus updated the board of directors on the status of the negotiations with Computer Associates regarding the proposed business combination, including the final proposed merger consideration of $21.00 per share. Mr. Pickus and representatives of UBS further advised the Board that, after diligent effort, they had been unable to elicit a firm proposal from any of the other interested parties at a price that was equal to or greater than the price proposed by Computer Associates. A representative of Skadden, Arps reviewed the proposed terms of the merger agreement and updated the board of directors on the status of negotiations. Next, UBS made a presentation to the board of directors and thereafter rendered its oral fairness opinion, subsequently confirmed by delivery of its written fairness opinion dated June 8, 2005, that, as of such date and based upon and subject to the assumptions, limitations and qualifications set forth in the opinion, the $21.00 per share in cash to be received by holders of Niku common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. After discussion and consideration, the board of directors of Niku unanimously determined that the merger on the terms discussed at the meeting was fair to, and in the best interests of, Niku and its stockholders and declared the merger to be advisable, approved the merger agreement, resolved to recommend that the stockholders of Niku approve the transaction, and directed that the merger agreement and the merger be submitted to Niku’s stockholders at a meeting of Niku stockholders.

Before open of market on June 9, 2005, Niku and Computer Associates executed the merger agreement and the parties issued a joint press release announcing the merger.

Reasons for the Merger and Recommendation of the Board of Directors

During the course of reaching its decision to approve the merger and the transactions contemplated by the merger agreement, our board of directors considered a number of factors and consulted our senior management and outside financial and legal advisors.

Our board of directors considered a number of factors supporting its decision to approve the merger, including, but not limited to:

•	discussions with our management regarding our business, financial condition, competitive position, business strategy, strategic options and prospects, as well as risks involved in achieving these prospects, the nature of our business and the industry in which we compete, and current industry, economic and global market conditions, both on a historical and on a prospective basis, all of which led our board of directors to conclude that the merger presented an opportunity for Niku’s stockholders to realize greater value than the value likely to be realized by stockholders in the event we remained independent;

•	our review of the possible alternatives to a sale of Niku, including remaining independent and growing our business organically, pursuing a strategy of growth through acquisitions and/or pursuing corporate alliances, the value to stockholders of such alternatives, the timing and likelihood of actually achieving additional value from these alternatives, and our board’s assessment that none of these alternatives was reasonably likely to result in value for stockholders greater than the consideration to be received in the merger;

•	the $21.00 per share to be paid as the consideration in the merger represents an approximately 27% premium over the closing price of our common stock on June 8, 2005 (the trading day prior to announcement of the transaction) and an approximately 48% premium over the average closing price of our common stock from May 11, 2005 to June 8, 2005 (the 20 trading day period prior to the announcement);

•	the financial presentation of UBS, including its opinion, dated June 8, 2005, to our board of directors that, based upon and subject to the assumptions, limitations and qualifications set forth in the opinion as the date of the opinion, the merger consideration to be received by holders of our common stock was fair, from a financial point of view, to such holders, as more fully described under “The Merger—Opinion of Our Financial Advisor” on page ;

•	the belief by our board of directors that we had obtained the highest price per share that Computer Associates is willing to pay, taking into account the terms resulting from extensive negotiations between the parties;

•	our assessment, based on an extensive market check of other possible buyers, as to the low likelihood that a third party would offer a higher price than Computer Associates;

•	the fact that the merger consideration is all cash, which provides certainty of value to our stockholders compared to a transaction in which stockholders would receive stock;

•	the fact that the merger would be subject to the approval of our stockholders and that if a higher price were to be made to our stockholders prior to the completion of the merger, our stockholders could elect not to adopt the merger with Computer Associates;

•	the availability of appraisal rights for our stockholders who properly exercise their statutory appraisal rights;

•	the risk that Niku might be unable in future quarters to meet the projections of management or investors, as was the case with the recent quarter ended April 30, 2005, and the possible resulting effect that this could have on the trading price of Niku’s stock;

•	the terms of the merger agreement, as reviewed by our board with our legal advisors, including:

1.	the ability of the board, under certain circumstances, to furnish information to and conduct negotiations with a third party and, upon the payment to Computer Associates of a termination fee of $11.0 million and up to $1.0 million in expense reimbursement, to terminate the merger agreement to accept a superior proposal;

2.	the board’s belief that the $12.0 million maximum aggregate fees and expenses payable to Computer Associates was reasonable in the context of termination fees that were payable in other comparable transactions and would not be likely to preclude another party from making a competing proposal;

3.	the likelihood that the merger will be consummated in light of the limited conditions to Computer Associates’ obligation to complete the merger, Computer Associates’ financial capability, and the absence of any financing condition to Computer Associates’ obligation to complete the merger; and

4.	the negotiated exclusions to the definition of a “material adverse effect” in the merger agreement, including any failure by Niku to meet future revenue or earnings estimates, subject to specified qualifications or any loss of, or adverse change in relationship with, the Company’s customers, partners, employees or suppliers that the Company establishes through specific evidence was proximately caused by the pendency or announcement of the merger.

In the course of its deliberations, our board also considered a variety of risks and other countervailing factors, including:

•	that we will no longer exist as an independent company and our stockholders will no longer participate in our growth or any of the synergies resulting from the merger;

•	the risks and costs to us if the merger does not close, including the diversion of management and employee attention, employee attrition and the effect on business relationships;

•	the restrictions the merger agreement imposes on soliciting competing bids and the fact that we would be obligated to pay the $11.0 million termination fee and up to an additional $1.0 million in expense reimbursement to Computer Associates under certain circumstances;

•	the fact that gains from an all-cash transaction would be taxable to our stockholders for U.S. federal income tax purposes;

•	that, while the merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed, even if approved by our stockholders (See “The Merger Agreement—Conditions to the Merger” on page ); and

•	the interests of our officers and directors in the merger described under “Interests of Certain Persons in the Merger” on page .

The foregoing discussion of the factors considered by our board is not intended to be exhaustive, but does set forth the principal factors considered by the board. Our board members collectively reached the unanimous conclusion to approve the merger agreement and the merger in light of the various factors described above and other factors that each member of our board felt were appropriate. In view of the wide variety of factors considered by our board in connection with its evaluation of the merger and the complexity of these matters, our board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the board. Rather, our board made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

After evaluating these factors and consulting with its legal counsel and its financial advisors, our board has unanimously approved and adopted the merger agreement and determined that the merger and the merger agreement are advisable, fair to and in the best interests of Niku and our stockholders. Our board recommends that you vote “FOR” the adoption of the merger agreement and “FOR” approval of the proposal to grant the persons named as proxies discretionary authority to vote to adjourn or postpone the Special Meeting if necessary.

Opinion of Financial Advisor to the Board of Directors of Niku

At the meeting of the Niku board of directors on June 8, 2005, UBS rendered its oral opinion to the Niku board of directors, subsequently confirmed in writing, that as of June 8, 2005, and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, that the $21.00 per share in cash (the “Consideration”) to be received by the holders of Niku common stock in the merger was fair, from a financial point of view, to such holders.

The full text of UBS’ opinion, dated June 8, 2005, which sets forth, among other things, certain assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by UBS, is attached as Annex B to this proxy statement and incorporated in this proxy statement by reference. Niku’s stockholders should carefully read the UBS opinion in its entirety. This summary is qualified in its entirety by reference to the full text of the opinion.

UBS’ opinion was directed to the Niku board of directors and was provided for the information and assistance of the Niku board of directors in connection with its consideration of the merger. The UBS opinion to the Niku board of directors was one of many factors taken into consideration by the Niku board of directors in making its determination to declare the advisability of the merger. UBS was not asked to, and did not, recommend the specific consideration payable in the merger. The Consideration was determined through negotiations between Computer Associates and Niku.

UBS’ opinion did not address the relative merits of the merger as compared to other business strategies or transactions that might be available to Niku or Niku’s underlying business decision to effect the merger. UBS’ opinion does not constitute a recommendation to any holder of Niku common stock as to how such holder of Niku common stock should vote with respect to the merger. UBS was neither asked to, nor did it, offer any opinion as to any material terms of the merger agreement, except to the extent expressly set forth in the UBS opinion with respect to the Consideration, or the form of the merger. In rendering its opinion, the opinion states that UBS assumed, with the consent of the Niku board of directors, that the final executed form of the merger agreement did not differ in any material respect from the merger agreement that UBS examined and that each party to the merger agreement would comply with all the material terms of the merger agreement. In addition, at the request of the Niku board of directors, UBS contacted third parties to solicit indications of interest in a possible transaction with Niku and held discussions with certain of these parties prior to June 8, 2005.

In arriving at its opinion, UBS, among other things:

•	reviewed certain publicly available business and historical financial information relating to Niku;

•	reviewed certain internal financial information and other data relating to the business and financial prospects of Niku, including estimates and financial forecasts prepared by Niku’s management that were provided to UBS by Niku and were not publicly available;

•	conducted discussions with members of the senior management of Niku concerning the business and financial prospects of Niku;

•	reviewed publicly available financial and stock market data with respect to certain other companies in lines of business UBS believed to be generally comparable to those of Niku;

•	compared the financial terms of the merger with the publicly available financial terms of certain other transactions that UBS believed to be generally relevant;

•	reviewed drafts of the merger agreement; and

•	conducted such other financial studies, analyses, and investigations, and considered such other information, as UBS deemed necessary or appropriate.

The opinion states that, in connection with its review, with the consent of the Niku board of directors, UBS did not assume any responsibility for independent verification of any of the information reviewed by UBS for the purpose of its opinion and, with the consent of the Niku board of directors, relied on such information being complete and accurate in all material respects. In addition, the opinion states that at the direction of the Niku board of directors, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Niku, nor was UBS furnished with any such evaluation or appraisal. The opinion states that, with respect to the financial forecasts and estimates referred to above, UBS assumed, at the direction of the Niku board of directors, that they had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Niku as to the future performance of Niku. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any material adverse effect on Niku or the merger. UBS’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to UBS as of June 8, 2005. Subsequent developments may affect UBS’ opinion, but UBS does not have any obligation to update, revise or reaffirm its opinion.

In connection with rendering its opinion to the Niku board of directors, UBS performed a variety of financial analyses and considered a number of factors. The following is a summary of the material elements of the presentation made by UBS to the Niku board of directors on June 8, 2005. The following summary is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a fairness opinion is a complex analytical process involving subjective judgments as to the most appropriate methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not susceptible to partial analysis or summary descriptions. Accordingly, UBS believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create an incomplete view of the processes underlying UBS’ analyses and opinion. UBS did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness. Rather, in reaching its conclusion, UBS considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all the analyses assessed as a whole.

With respect to the selected public companies analysis and the selected precedent transactions analysis summarized below, no company or transaction used in those analyses as a comparison is identical to Niku or the merger, nor is an evaluation of the results entirely mathematical. Rather, the analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading of the companies or the transaction value of the transactions being analyzed. In performing its analyses, UBS made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of Niku and Computer Associates.

Selected Public Company Analysis.    UBS compared selected financial information, ratios and public market multiples for Niku to the corresponding data for the following (1) five publicly traded software companies with a comparable financial profile, defined as having estimated annual revenue growth between 2004 and 2006 of more than 10% (based on selected publicly available research analysts’ estimates) and a fully diluted market capitalization of less than $1.5 billion, and (2) seven publicly traded software companies in the systems and infrastructure management sector:

Selected Companies with Comparable Financial Profiles	Selected Systems and Infrastructure Management Companies
Altiris, Inc Motive, Inc. Quest Software, Inc. Secure Computing Corporation SupportSoft, Inc.	BMC Software, Inc. Borland Software Corporation Computer Associates International, Inc. Compuware Corporation Embarcadero Technologies, Inc. Mercury Interactive Corporation Serena Software, Inc.

The selected public companies differ significantly from Niku based on, among other things, the size of the companies, the geographic coverage of the companies’ operations and the particular business segments in which the companies operate.

UBS calculated, among other information, the comparable companies’ multiples, as of June 7, 2005, of enterprise value, which consists of the market value of the particular company’s equity plus the book value (when available) of the particular company’s total debt, preferred stock and minority interests, minus cash, cash equivalents and marketable securities, to the comparable company’s:

•	actual revenues for calendar year 2004 and estimated revenues for calendar years 2005 and 2006 based on selected publicly available research analysts’ estimates; and

•	actual earnings before interest and taxes (“EBIT”) for calendar year 2004 and estimated EBIT for calendar years 2005 and 2006 based on selected publicly available research analysts’ estimates.

UBS also calculated, among other information, the comparable companies’ multiples of common share price of the particular company, as of June 7, 2005, to:

•	actual calendar year 2004 earnings per share (“Price/Earnings”) and estimated calendar 2005 and 2006 earnings per share based on selected publicly available research analysts’ estimates; and

•	actual calendar year 2004 earnings per share and estimated calendar 2005 and 2006 earnings per share, based on selected publicly available research analysts’ estimates, as adjusted, so that impact, if any, from net operating losses that reduces the respective companies’ tax rate was removed (“Fully-Taxed Price/Earnings”).

UBS compared the implied multiples of enterprise value and common share price of the comparable companies, as of June 7, 2005, to the implied multiples of enterprise value and common share price of Niku at the amount of the Consideration ($21.00 per share). Revenue, EBIT and earnings estimates for Niku were based on both research analyst estimates provided in Deutsche Bank Securities Inc.’s research report dated May 24, 2005, which was selected upon guidance from Niku management, and Niku management’s internal projections, while revenue, EBIT and earnings estimates for the selected transactions were based on selected publicly available research analysts’ estimates. In comparing the Fully-Taxed Price/Earnings multiples of comparable companies to Niku, Niku’s earnings were taxed at the full marginal tax rate of 38%.

The analysis indicated the following implied multiples for the selected comparable companies and for Niku:

Total Enterprise Value as a Multiple of:
	Revenue			EBIT			Price/Earnings			Fully-Taxed Price/ Earnings
	CY 2004A	CY 2005E	CY 2006E	CY 2004A	CY 2005E	CY 2006E	CY 2004A	CY 2005E	CY 2006E	CY 2004A	CY 2005E	CY 2006E

Implied Multiples for Selected Companies

Selected Companies with Comparable Financial Profiles
Mean	2.5x	2.1x	1.8x	16.9x	13.2x	10.0x	26.6x	22.5x	18.1x	32.8x	27.9x	22.3x
Median	2.4x	1.9x	1.6x	14.8x	11.5x	8.7x	23.3x	22.4x	19.1x	28.3x	24.4x	19.1x
High	3.8x	3.3x	3.0x	29.0x	19.8x	16.4x	38.8x	24.4x	19.4x	49.9x	36.5x	30.3x
Low	1.6x	1.4x	1.2x	9.4x	10.6x	7.6x	17.6x	20.7x	16.3x	21.9x	21.0x	16.5x

Selected Systems and Infrastructure Management Companies
Mean	2.8x	2.5x	2.2x	16.3x	16.9x	10.9x	26.7x	27.6x	19.0x	27.3x	23.9x	19.7x
Median	1.9x	1.8x	1.8x	18.1x	16.4x	10.6x	24.9x	26.3x	19.3x	24.9x	25.1x	19.3x
High	5.1x	4.2x	4.0x	28.3x	30.9x	14.5x	39.9x	49.6x	25.6x	39.9x	30.1x	26.0x
Low	1.0x	1.0x	1.0x	8.0x	10.0x	6.5x	15.5x	14.7x	13.4x	15.5x	14.7x	13.4x

Overall
Mean	2.6x	2.3x	2.0x	16.5x	15.3x	10.5x	26.7x	25.5x	18.7x	29.6x	25.7x	20.8x
Median	2.1x	1.9x	1.7x	16.4x	14.1x	9.9x	24.6x	24.0x	19.1x	26.7x	24.4x	19.2x
High	5.1x	4.2x	4.0x	29.0x	30.9x	16.4x	39.9x	49.6x	25.6x	49.9x	36.5x	30.3x
Low	1.0x	1.0x	1.0x	8.0x	10.0x	6.5x	15.5x	14.7x	13.4x	15.5x	14.7x	13.4x

Implied Multiples of Niku at the Amount of the Consideration ($21.00 per share)
– Based on research analyst estimates	4.2x	3.5x	2.9x	40.4x	28.7x	18.9x	40.6x	36.5x	26.4x	60.5x	52.1x	37.7x
– Based on management estimates	4.2x	3.2x	2.4x	40.4x	24.2x	13.9x	40.6x	28.8x	18.0x	60.5x	41.9x	26.2x

Selected Precedent Transactions Analysis. UBS reviewed publicly available financial information relating to the following selected transactions in the enterprise software sector announced (and not withdrawn) since June 2, 2003 greater than $100 million:

Acquiror	Target
Adobe Systems Incorporated	Macromedia, Inc.
Computer Associates International, Inc.	Concord Communications, Inc.
Oracle Corporation	Retek Inc.
International Business Machines Corporation	Ascential Software Corporation
International Business Machines Corporation	Corio, Inc.
EMC Corporation	Systems Management Arts Incorporated
Siebel Systems, Inc	Edocs, Inc.
Symantec Corporation	VERITAS Software Corporation
Oracle Corporation	PeopleSoft, Inc.
Computer Associates International, Inc.	Netegrity, Inc.
VERITAS Software Corporation	KVault Software Limited
Symantec Corporation	Brightmail Incorporated
BMC Software, Inc.	Marimba, Inc.
Compuware Corporation	Changepoint Corporation
TIBCO Software, Inc.	Staffware plc
Serena Software, Inc.	Merant plc
Juniper Networks, Inc.	NetScreen Technologies, Inc.
Hewlett-Packard Company	Novadigm, Inc.
Ariba, Inc.	FreeMarkets, Inc.
Vignette Corporation	TOWER Technology Pty Limited
Sage Group, plc	ACCPAC International, Inc.
VeriSign, Inc.	Guardent Inc.
Check Point Software Technologies Ltd.	Zone Labs Inc.
EMC Corporation	VMware, Inc.
Novell, Inc.	SUSE LINUX AG
SafeNet, Inc.	Rainbow Technologies, Inc.
EMC Corporation	Documentum, Inc.
NetScreen Technologies, Inc.	Neoteris Inc.
Symantec Corporation	PowerQuest, Inc.
Interwoven, Inc.	iManage, Inc.
Ascential Software Corporation	Mercator Software, Inc.
Hyperion Solutions Corporation	Brio Software, Inc.
Business Objects S.A.	Crystal Decisions, Inc.
EMC Corporation	Legato Systems, Inc.
Mercury Interactive Corporation	Kintana, Inc.
PeopleSoft, Inc.	J.D. Edwards & Company

The selected transactions differ significantly from the merger based on, among other things, the size of the transactions, the structure of the transactions and the dates that the transactions were announced and consummated.

UBS calculated, among other information, the total enterprise value implied by the purchase price in each selected transaction as a multiple of the target’s:

•	revenue for the last twelve months (“LTM”) and next twelve months (“NTM”) based on selected publicly available research analysts’ estimates; and

•	EBIT for LTM and NTM based on selected publicly available research analysts’ estimates.

UBS also calculated, among other information, the multiples of equity value of the particular target company’s equity, to the target company’s LTM and NTM net income based on selected publicly available research analysts’ estimates.

UBS took the implied multiples of enterprise value and equity value for the selected transactions for: (1) all selected transactions listed above; and (2) those selected transactions listed above with fully diluted equity value of less than $1 billion, and compared them to the same multiples of Niku implied by the amount of the Consideration ($21.00 per share). The analysis indicated the following implied multiples for the selected transactions and for the merger:

	Total Enterprise Value/ Revenue		Total Enterprise Value/EBIT		Equity Value/ Net Income
	LTM	NTM	LTM	NTM	LTM	NTM

All Transactions
Mean	4.4x	3.7x	28.4x	27.5x	37.7x	36.9x
Median	3.2x	3.4x	29.2x	22.1x	39.1x	36.3x
High	13.8x	9.1x	39.7x	47.3x	42.3x	49.5x
Low	1.0x	1.0x	10.6x	19.2x	29.3x	22.4x

Transactions Less than $1 Billion
Mean	4.1x	3.3x	26.4x	24.4x	37.3x	35.7x
Median	3.1x	3.2x	28.8x	21.8x	39.1x	34.3x
High	13.2x	6.9x	37.6x	33.0x	41.7x	49.5x
Low	1.0x	1.0x	10.6x	19.2x	29.3x	22.4x

Implied Multiples of Niku at the Amount of the Consideration ($21.00 per share)
– Based on research analyst estimates	3.9x	3.4x	40.7x	23.8x	49.6x	30.7x
– Based on management estimates	3.9x	2.9x	40.7x	20.6x	49.6x	24.7x

Implied multiples for Niku revenue, EBIT and net income estimates were calculated based on research analyst estimates provided in Deutsche Bank Securities Inc.’s research report dated May 24, 2005, which was selected upon guidance from Niku management, and Niku management’s internal projections, while multiples for the revenue, EBIT and net income estimates for selected transactions were based on selected publicly available research analysts’ estimates.

Miscellaneous. The Niku board of directors selected UBS based on its experience, expertise and reputation. UBS is an internationally recognized investment banking and advisory firm that is continuously engaged in the valuation of securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements, restructurings and valuations for corporate and other purposes. In the ordinary course of business, UBS and its predecessors and affiliates may provide extensions of credit and other financial services to Computer Associates and may receive customary compensation for the rendering of such services. In the ordinary course of business, UBS, its successors and affiliates may trade and have traded securities of Niku and Computer Associates for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Pursuant to its engagement, UBS will receive a customary transaction fee upon the consummation of the merger. Niku also agreed to reimburse UBS for all reasonable expenses incurred in performing its services, including fees, disbursements and other charges of its legal counsel. UBS will also receive a fee in connection with delivery of this opinion if the merger is submitted to Niku’s shareholders for approval and the merger is not approved by Niku’s shareholders. In addition, Niku has agreed to indemnify UBS and related parties against liabilities and expenses related to or arising out of UBS’ engagement and any related transactions.

Delisting and Deregistration of Niku Common Stock

If the merger is completed, Niku common stock will be delisted from The Nasdaq National Market and deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act”, and Niku will no longer file periodic reports with the SEC.

Interests of Certain Persons in the Merger

In considering the recommendation of our board with respect to the merger agreement, holders of shares of our common stock should be aware that our executive officers and directors have interests in the merger that may be different from, or in addition to, those of our stockholders generally. These interests may create potential conflicts of interest. Our board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger agreement and to recommend that our stockholders vote in favor of approving the merger agreement.

Stock Options and Other Equity-Based Awards

Other than as described below, options to purchase shares of Niku common stock (whether vested or unvested), will be assumed by Computer Associates, and will convert into options to purchase shares of Computer Associates common stock. The number of shares of Computer Associates common stock issuable upon the exercise of these assumed options will be adjusted to an amount determined by multiplying the number of shares of Niku common stock that were subject to such assumed option immediately prior to the effective time by the conversion ratio, rounded down to the nearest whole share. The exercise price per share of Computer Associates common stock of the assumed option will be adjusted to an amount determined by dividing the exercise price per share of Niku common stock subject to the option immediately prior to the merger by the conversion ratio, rounded up to the nearest whole cent. The conversion ratio is equal to the fraction having a numerator equal to $21.00 and having a denominator equal to the average of the closing sale prices of a share of Computer Associates common stock as reported on the New York Stock Exchange for each of the five consecutive trading days immediately preceding the date on which the merger is completed.

The holder of any option that is not an ISO option and that becomes exercisable as a result of the acceleration of such option vesting in connection with the merger may, in lieu of such option being assumed by Computer Associates as described above, provide notice to Computer Associates to have such option (or any portion thereof) cancelled in exchange for an amount in cash, without interest, equal to the product of the total number of shares of Niku common stock subject to the such option times the excess, if any, of $21.00 over the per share exercise price of any such option less applicable withholding taxes.

At the effective time of the merger, pursuant to the terms of our 2000 Equity Incentive Plan and 2000 Stock Incentive Plan, the vesting of the options granted under those plans will automatically accelerate as to 25% of the shares that are unvested as of the date of the merger. Thereafter the unvested shares subject to assumed options will continue to vest in equal monthly installments over the remaining original vesting term. Moreover, the vesting of the options held by our non-employee directors will accelerate in full at the effective time of the merger. Each of these options must be exercised within three months of the effective date; otherwise they will expire.

In addition, option agreements between us and certain of our executive officers provide for acceleration of the vesting of options as a result of the merger in addition to the 25% acceleration of vesting set forth under the 2000 Stock Incentive Plan and the 2000 Equity Incentive Plan:

•	100% vesting of all of the unvested options to purchase shares of our common stock granted to Joshua Pickus, President and Chief Executive Officer, fully accelerate upon the closing of the merger;

•	The vesting of 61,500 shares (or such lesser number of unvested shares) of the option to purchase 123,000 shares of our common stock granted to Michael Sayer, Executive Vice President, Worldwide Sales, will accelerate immediately upon the closing of the merger;

•	100% vesting of the option to purchase 20,000 shares granted to Michael Sayer fully accelerate in the event of his involuntary termination within twelve (12) months following the closing of the merger; and

•	100% vesting of the unvested option to purchase 120,000 shares of our common stock granted to Michael Shahbazian, Chief Financial Officer, fully accelerate upon the closing of the merger.

Employment Contracts

Pursuant to our employment agreement with Mr. Pickus, subject to Mr. Pickus executing a valid release of claims, he will be entitled to the following payments:

•	a transaction bonus, payable in cash, in the amount of $2,000,000;

•	a retention bonus in the amount of $500,000 payable in cash, six months following the consummation of the merger, provided that Mr. Pickus remains employed by us during such period, but payable in full upon his termination without cause (as such term is defined in his employment agreement) or his resignation for good reason (as such term is defined in his employment agreement) during such six month period;

•	a consulting payment totaling $500,000 payable in cash in monthly increments, whereby he will provide such advice and service to the Company as specifically and reasonably requested in writing by us for a 6-month period following termination of employment (other than for cause), and payable in full upon the consummation of the merger if we do not or Computer Associates does not request such services in writing prior to the merger; and

•	a non-competition payment of $1,000,000 payable in cash upon execution of a 12-month, post-merger non-competition agreement, and payable in full upon the consummation of the merger if we do not request such agreement in writing prior to the consummation of the merger.

In consideration of the payments set forth above, Mr. Pickus agrees that he will not, for a period of 12 months following his termination of employment, without our prior written consent, directly or indirectly solicit, request, cause or induce any person who is at the time one of our employees, consultants, customers or suppliers to leave the employ of or otherwise terminate such person’s relationship with us.

In the event the payments to Mr. Pickus are subject to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, Mr. Pickus will be entitled to an additional amount (the “Gross-Up Payment”) such that the net amount retained by him after the payment of all excise tax and all federal, state and local income and employment taxes and excise tax on the Gross-Up Payment will be equal to the payments prior to the application of the excise tax.

Pursuant to our employment agreement with Mr. Shahbazian, in the event his employment is terminated by reason of his death or disability, or for reasons other than cause by us, or by Mr. Shahbazian for good reason (as such term is defined in his employment agreement) following a change in control, he will be entitled (i) any bonus he could have realized had his employment not terminated, pro rated through the date of termination, (ii) subject to his executing a valid release of claims, a lump sum payment equal to 12 months of base salary, and (iii) reimbursement for his COBRA premiums for the period of one year from the date of termination. The current annual base salary of Mr. Shahbazian is $225,000.

Computer Associates Offer of Employment to Joshua Pickus

In connection with the proposed merger, Joshua Pickus, Niku’s President, Chief Executive Officer and Chairman, accepted an offer from Computer Associates to continue employment following the merger as a Senior Vice President of Business Services Optimization of Computer Associates. This offer of employment is conditioned upon the completion of the merger. The terms of his employment by Computer Associates have not yet been determined. It is expected that these terms will be finalized after the merger is completed.

Indemnification of Officers and Directors

Computer Associates has agreed that, for a period of six years following the effective time of the merger, it and the surviving corporation will indemnify, to the fullest extent permitted under the Delaware General Corporation Law, our current and former directors and officers, and the current and former directors and officers of any of our subsidiaries, against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements incurred in connection with any claim, action, suit, proceeding or investigation, arising out of or pertaining to the fact that those persons were directors or officers of us or any of our subsidiaries. Each indemnified party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from Computer Associates and the surviving corporation within ten business days of receipt of a request for an advancement. However, any person to whom expenses are advanced must provide an undertaking to repay the advances if it is ultimately determined that such person is not entitled to indemnification.

Computer Associates has agreed that the provisions of the certificate of incorporation and bylaws of the surviving corporation will contain provisions no less advantageous to the indemnified party with respect to indemnification, advancement of expenses and exculpation of our and our subsidiaries’ current and former directors and officers to those in the current provisions of our certificate of incorporation and bylaws and that such provision will not be amended or repealed for six years after the merger.

In addition, Niku is permitted to purchase a six-year “tail” insurance policy that provides for coverage substantially similar to the coverage currently provided under the Company’s current policy. Alternatively, Computer Associates may purchase a substitute policy on terms no less favorable to Niku’s officers and directors, as determined by Niku. If for any reason Niku or Computer Associates does not purchase this tail policy, then Computer Associates has also agreed to cause the surviving corporation to maintain in effect, for six years after the merger, such policies of directors’ and officers’ liability insurance maintained by Niku with respect to matters existing or occurring at or prior to the effective time, so long as the aggregate annual premiums therefor would not be in excess of 250% of the Company’s current annual premiums (this amount is referred to below in this section as the maximum premium). If any of Niku’s existing insurance policies expires, is terminated or is canceled during such six-year period, or if the premiums therefor exceed the maximum premium, Computer Associates shall cause the surviving corporation to obtain as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the maximum premium, on terms and conditions as favorable as can be obtained in comparison to our existing directors’ and officers’ liability insurance.

Material Contracts Between Niku and Computer Associates Prior to the Merger

Niku and Computer Associates have had a commercial relationship since December 2004 when Computer Associates became an authorized reseller of certain Niku products. The material contact between Niku and Computer Associates since December 2004 are described below, other than contacts relating to the merger agreement and the merger, which are described in the section entitled “Background of the Merger” beginning on page      of this proxy statement.

Authorized Reseller Agreement

Effective as of December 17, 2004 and amended as of April 22, 2005 Niku and Computer Associates entered into an authorized reseller agreement pursuant to which Computer Associates became a nonexclusive reseller of Niku’s flagship product, Clarity. Under this agreement, Computer Associates was granted the right to, among other things, demonstrate, advertise, license and use the software to end users worldwide. In addition, subject to the terms of an internal use license, Computer Associates was provided with a license to use the software to provide support to end users, as well as internally for training, development and quality assurance testing. Under the agreement, Niku and Computer Associates split revenues in the manner described in the agreement. The agreement has an initial term of two years and automatically renews for additional one-year periods unless either party notifies the other of its intention to terminate the agreement. In addition, Computer Associates agreed to provide call handling support for end users of the Clarity product, escalating issues as necessary to Niku for further resolution. Under the terms of the Reseller Agreement, Computer Associates resells Niku’s Clarity product, and the parties split the related revenue. Pursuant to the Reseller Agreement, the two companies work together to coordinate their sales, development, marketing, support and services activities.

Benefits Arrangements

Computer Associates has agreed that, for a period of 12 months following the merger, it will use commercially reasonable efforts to provide generally to continuing employees of Niku the same base salary and pension and welfare benefits under employee benefit plans (but excluding bonus, incentive and equity compensation) which are substantially similar in the aggregate to those provided to those persons immediately prior to the execution of the merger agreement. Continuing employees are those of our employees who continue as employees of the surviving corporation following the merger. Computer Associates has agreed to give continuing employees full credit for prior service with us for purposes of any waiting period, eligibility, vesting and benefit entitlement under Computer Associates’ employee benefits plans and the determination of benefits levels under Computer Associates’ employee benefits plans relating to tax qualified pension plans, 401(k) savings plans, and welfare benefit plans and policies.

REGULATORY MATTERS

Federal or State Regulatory Filings Required in Connection with the Merger

United States Antitrust. Mergers and acquisitions that may have an impact in the United States are subject to review by the Department of Justice and the Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, which we refer to as the “HSR Act”, mergers and acquisitions that meet certain jurisdictional thresholds, such as the present transaction, may not be completed until the expiration of a waiting period that follows the filing of notification forms by both parties to the transaction with the Department of Justice and the Federal Trade Commission. The initial waiting period is 30 days, but this period may be shortened if the reviewing agency grants “early termination” of the waiting period, or it may be lengthened if the reviewing agency determines that an in-depth investigation is required and issues a formal request for additional information and documentary material. We and Computer Associates expect to file pre-merger notifications with the U.S. antitrust authorities pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 in June 2005 and, in accordance with the merger agreement, requested “early termination” of the waiting period.

Other Jurisdictions. In addition to the filing requirements under U.S. law, mergers and acquisitions that may have an impact in the Federal Republic of Germany are subject to review by the German Federal Cartel Office to determine whether they comply with applicable German antitrust laws. Under the German Act Against Restraints of Competition, mergers and acquisitions that meet certain jurisdictional thresholds and are not subject to antitrust review by the European Commission, such as the present transaction, may not be completed until the expiration of an initial one-month waiting period that follows the filing of a notification by both parties to the transaction with the German Federal Cartel Office. The waiting period may be shortened if the German Federal Cartel Office notifies the parties that the requirements for a prohibition of a merger are not fulfilled, or it may be lengthened if the German Federal Cartel Office determines that an in-depth investigation is required and enters into a main examination proceeding. We and Computer Associates expect to file a premerger notification with the German Federal Cartel Office pursuant to the German Act against Restraints of Competition in June 2005.

It is possible that any of the government entities with which filings are made may seek various regulatory concessions as conditions for granting approval of the merger. There can be no assurance that we will obtain the regulatory approvals necessary to complete the merger or that the granting of these approvals will not involve the imposition of conditions on completion of the merger or require changes to the terms of the merger. These conditions or changes could result in conditions to the merger not being satisfied. For more information, please refer to “The Merger Agreement—Conditions to the Merger.”

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain United States federal income tax consequences of the merger that are generally applicable to United States holders of Niku common stock who hold their stock as a capital asset for purposes of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon United States federal income tax law as in effect on the date hereof, which is subject to change or differing interpretations (possibly with retroactive effect). This discussion does not address all United States federal income tax considerations that may be relevant to particular holders in light of their individual circumstances, such as holders subject to special treatment under United States federal income tax law (e.g. dealers in securities, insurance companies, tax-exempt entities, financial institutions, foreign persons, and partnerships and their partners), holders who hold shares of our common stock as part of a hedge, straddle, conversion, or other integrated transaction, or holders who acquired our stock upon exercise of stock options or in other compensatory transactions. Furthermore, this discussion does not address any state, local, or foreign tax considerations. Holders are urged to consult their tax advisors regarding the United States federal, state, local, foreign and other tax considerations of the merger.

The merger will constitute a fully taxable transaction for United States federal income tax purposes. As a result, a holder of our common stock will generally recognize capital gain or loss in an amount equal to the difference between the amount of the merger consideration received by such holder and the holder’s adjusted tax basis in the common stock surrendered in the merger. Any such gain or loss will be long term if the holder’s holding period is more than one year. The deductibility of capital loss is subject to limitations.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. However, because the merger agreement is the primary legal document that governs the merger, you should carefully read the complete text of the merger agreement for its precise legal terms and other information that may be important to you. The merger agreement is included as Annex A to this proxy statement.

Form of the Merger

If all of the conditions to the merger are satisfied or waived in accordance with the merger agreement, Merger Sub, a wholly owned subsidiary of Computer Associates created solely for the purpose of engaging in the transactions contemplated by the merger agreement, will merge with and into Niku. The separate corporate existence of Merger Sub will cease, and Niku will survive the merger and will become a wholly owned subsidiary of Computer Associates. We sometimes refer to Niku after the merger as the surviving corporation.

Structure and Effective Time

The merger agreement provides that we will complete the merger on the first business day after satisfaction or waiver of the conditions to the completion of the merger described in the merger agreement. We intend to complete the merger as promptly as practicable, subject to receipt of stockholder approval and all requisite regulatory approvals. We refer to the time at which the merger is completed as the effective time. Although we expect to complete the merger by                     , 2005, we cannot specify when, or assure you that, we and Computer Associates will satisfy or waive all conditions to the merger.

Certificate of Incorporation and Bylaws

Our certificate of incorporation, as in effect on the date of the merger agreement, will be amended and restated as of the effective time to be identical to the certificate of incorporation of Merger Sub, except the name of the corporation shall be Niku Corporation. After the effective time, our authorized share capital shall consist of 1,000 shares of common stock. At the effective time, the bylaws of Merger Sub, as in effect immediately prior to the effective time of the merger, will be the bylaws of the surviving corporation.

Board of Directors and Officers of the Surviving Corporation

The directors of Merger Sub immediately prior to the merger will become the directors of the surviving corporation following the merger. Our officers will continue to be the officers of the surviving corporation following the merger until their successors have been duly elected or appointed and qualified.

Consideration to Be Received in the Merger

Upon completion of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive $21.00 in cash, without interest and less applicable withholding taxes, other than shares held by stockholders who properly exercise and perfect their appraisal rights. Our stockholders are entitled to assert appraisal rights instead of receiving the merger consideration. For more information, please refer to “Appraisal Rights.”

Payment Procedures

Computer Associates will appoint an exchange agent that will make payment of the merger consideration in exchange for certificates representing shares of our common stock. Computer Associates will deposit sufficient cash with the exchange agent as soon as practicable after the effective time of the merger in order to permit the payment of the merger consideration. Promptly after the effective time of the merger, the exchange agent will mail to each holder of record of a certificate representing shares of our common stock a letter of transmittal and instructions explaining how to send his, her or its stock certificates to the paying agent. The exchange agent will pay the merger consideration, less any withholding taxes required by law, to our stockholders promptly following the exchange agent’s receipt of the stock certificates and properly completed letter of transmittal. No interest will be paid or accrued on the cash payable upon the surrender of any such stock certificate. Computer Associates is entitled to cause the exchange agent to deliver to it any funds that have not been distributed within 180 days after the effective time of the merger. After that date, holders of certificates who have not complied with the instructions to exchange their certificates will be entitled to look only to Computer Associates for payment of the applicable merger consideration, without interest.

You should not send your Niku stock certificates to the exchange agent until you have received transmittal materials from the exchange agent. Do not return your Niku stock certificates with the enclosed proxy.

If any of your certificates representing common stock have been lost, stolen or destroyed, you will be entitled to obtain the merger consideration after you make an affidavit of that fact and, if required by Computer Associates, post a bond as Computer Associates may direct as indemnity against any claim that may be made against Computer Associates with respect to your lost, stolen or destroyed stock certificates.

Stock Options and the Employee Stock Purchase Plan

Other than as described below, options to purchase shares of Niku common stock (whether vested or unvested), will be assumed by Computer Associates, and will convert into options to purchase shares of Computer Associates common stock. The number of shares of Computer Associates common stock issuable upon the exercise of these assumed options will be adjusted to an amount determined by multiplying the number of shares of Niku common stock that were subject to such assumed option immediately prior to the effective time by the conversion ratio, rounded down to the nearest whole share. The exercise price per share of Computer Associates common stock of the assumed option will be adjusted to an amount determined by dividing the exercise price per share of Niku common stock subject to the option immediately prior to the merger by conversion ratio, rounded up to the nearest whole cent. The conversion ratio is equal to the fraction having a numerator equal to $21.00 and having a denominator equal to the average of the closing sale prices of a share of Computer Associates common stock as reported on the New York Stock Exchange for each of the five consecutive trading days immediately preceding the date on which the merger is completed.

The holder of any option that is not an ISO option and that becomes exercisable as a result of the acceleration of such option vesting in connection with the merger may, in lieu of such option being assumed by Computer Associates as described above, provide notice to Computer Associates to have such option (or any portion thereof) cancelled in exchange for an amount in cash, without interest, equal to the product of the total number of shares of Niku common stock subject to such option, times the excess, if any, of $21.00 over the per share exercise price of any such option, less applicable withholding taxes.

At the effective time of the merger, pursuant to the terms of our 2000 Equity Incentive Plan and 2000 Stock Incentive Plan, the vesting of the options granted under those plans will automatically accelerate as to 25% of the shares that are unvested as of the date of the merger. Thereafter, the unvested shares subject to assumed options will continue to vest in equal monthly installments over the remaining original vesting term. Moreover, the vesting of the options held by our non-employee directors will accelerate in full at the effective time of the merger. Each of these options held by our non-employee directors must be exercised within three months of the effective date, otherwise they will expire.

We have agreed to terminate our Employee Stock Purchase Plan and our 401(k) plan prior to the closing of the merger.

Representations and Warranties

The merger agreement contains customary representations and warranties that we made to Computer Associates regarding, among other things:

•	corporate matters, including due organization, power and qualification;

•	our capital structure;

•	our subsidiaries;

•	absence of stock rights plan, voting plan or other similar plan;

•	authorization, execution, delivery and performance and the enforceability of the merger agreement and related matters;

•	our receipt of a fairness opinion from our financial advisor;

•	identification of required governmental filings, consents and export and/or import approvals;

•	absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	our material contracts and key customer relationships;

•	accuracy of information contained in registration statements, reports and other documents that we file with the SEC and the compliance of our filings with the SEC with applicable federal securities law requirements and, with respect to financial statements therein, generally accepted accounting principles;

•	accuracy of information contained in this proxy statement;

•	maintenance and effectiveness of disclosure controls and procedures required under applicable federal securities law;

•	compliance with NASDAQ listing rules and regulations;

•	compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002;

•	absence of certain changes or events affecting our business since January 31, 2005;

•	litigation and other liabilities;

•	employee benefits plans;

•	compliance with laws;

•	permits;

•	environmental matters;

•	filing of tax returns, absence of unpaid taxes and other tax matters;

•	labor matters;

•	insurance;

•	intellectual property;

•	owned and leased property;

•	inapplicability of state anti-takeover statutes; and

•	absence of undisclosed brokers’ fees.

In addition, Computer Associates made representations and warranties regarding, among other things:

•	corporate matters, including due organization, power and qualification;

•	authorization, execution, delivery and performance and the enforceability of the merger agreement and related matters;

•	absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	identification of required governmental filings and consents;

•	accuracy of information supplied for inclusion in this proxy statement;

•	operations of Merger Sub;

•	availability of funds necessary for the merger, including the merger consideration; and

•	ownership of our shares

Many of our representations and warranties are qualified by a material adverse effect standard. A “company material adverse effect” means, with respect to Niku, a material adverse effect on the financial condition, assets, liabilities, business or results of operations of Niku and its subsidiaries taken as a whole, except that the following, in and of themselves, will not be considered to constitute a company material adverse effect:

•	any change resulting from (1) general economic or business conditions in the U.S. or Europe or acts of war or terrorism, (2) factors generally affecting the industries or markets in which Niku operates, or (3) any changes in applicable law unrelated to the merger or U.S. generally accepted accounting principles (except, in each case, to the extent such change primarily relates only to Niku and its subsidiaries or disproportionately adversely affects Niku and its subsidiaries as compared to other companies of similar size in our industry);

•	any loss of or adverse change in relationship with, Niku’s customers, partners, employees or suppliers that Niku establishes through specific evidence was proximately caused by the pendency or announcement of the transactions contemplated by the merger agreement;

•	any failure by Niku to meet any revenue or earnings estimates for any period ending on or after June 9, 2005 and prior to the closing (provided that this will not prevent a determination that any event underlying such failure has resulted in, or contributed to, a company material adverse effect); or

•	a decline in the price of our common stock on Nasdaq (provided that this will not prevent a determination that any event underlying such decline has resulted in, or contributed to, a company material adverse effect).

Covenants Relating to the Conduct of Our Business

From the date of the merger agreement through the effective time of the merger, we have agreed, and have agreed to cause our subsidiaries, to conduct our business in the ordinary course of business and use our reasonable best efforts to preserve our business organization, assets, properties and relationships and goodwill with customers, suppliers, distributors, strategic partners, creditors, lessors, employees and business associates.

During the same period, we have also agreed that, subject to certain exceptions we will not do any of the following without the prior written consent of Computer Associates:

•	issue, pledge or otherwise dispose of or encumber any shares of our capital stock;

•	amend our certificate of incorporation or bylaws or comparable organizational documents;

•	split, combine or reclassify any of our outstanding shares of capital stock;

•	declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from wholly owned subsidiaries;

•	purchase or redeem any shares of our capital stock or any of our other securities convertible into shares of our capital stock, except for the acquisition of shares of our common stock in connection with the exercise of options;

•	issue, sell, pledge, dispose of or encumber any shares of our capital stock, any securities convertible into or exercisable for shares of our capital stock or any options, warrants, calls, commitments or rights of any kind to acquire shares of our capital stock or any voting debt or other assets (other than shares of common stock issuable pursuant to options and other stock-based awards outstanding as of the date of the merger agreement under our existing option plans;

•	transfer, sell, lease, license, guarantee, abandon, cancel or otherwise dispose of, allow to lapse or encumber any material property or assets or business other than licenses of our products entered into in the ordinary course of business;

•	restructure, recapitalize, reorganize or completely or partially liquidate or adopt a plan of complete or partial liquidation or otherwise enter into any arrangement imposing material changes or restrictions on the operation of our assets business lines or business or interests therein;

•	acquire any business or any business organization or division, or any material assets or business, other than inventory and other items in the ordinary course of business;

•	adopt a stockholder rights plan or similar plan or arrangement that is applicable to Computer Associates or its affiliates, this merger agreement or any transaction contemplated by this merger agreement;

•	incur or guarantee indebtedness, other than obligations pursuant to equipment lease borrowings in the ordinary course of business;

•	issue, sell, amend or guarantee any debt securities;

•	enter into “keep well” agreements to maintain financial statement condition of another person;

•	make any loans or advances, except routine employee travel advances in the ordinary course of business no more than $10,000 individually and $30,000 in aggregate, or capital contributions to, or investment in, any other person;

•	enter into any hedging agreements or other similar financial agreements, other than in the ordinary course of business;

•	make any capital expenditures in excess of $100,000 in the aggregate, other than as set forth in our budget;

•	make any material changes in accounting methods, principles or practices, except as may be required under generally accepted accounting principles;

•	change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

•	enter into, renew, modify, amend or terminate or waive, delay the exercise of, release or assign any material rights or claims under, any material contract, other than in the ordinary course of business;

•	except as required by applicable law or agreements in effect as of June 9, 2005:

•	adopt, enter into, terminate or amend any employment (whether at will or otherwise), severance, change in control, retirement, retention, welfare, incentive or similar agreement, arrangement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement;

•	increase in any respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant;

•	amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards;

•	pay any benefit not provided for as of June 9, 2005 under our benefit plans;

•	grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, except for option awards to purchase Niku common stock that we expect to grant to certain new hires in the ordinary course of business; or

•	take any action to fund or in any other way secure the payment of compensation or benefits under of our benefit plans;

•	make any written or oral communications to the directors, officers or employees of Niku or any of our subsidiaries pertaining to compensation or benefit matters that are affected by the merger, unless we have provided Computer Associates with the intended communication and complied with the provisions regarding such communication under the terms of the merger agreement;

•	initiate, compromise or settle any material litigation, proceeding, claim or charge;

•	make or rescind any tax election, amend any tax return, settle or finally resolve any material tax controversy or permit any insurance policy naming Niku or any of our subsidiaries as a beneficiary or loss-payable payee to be cancelled or terminated, except in the ordinary course of business;

•	take any action or omit to take any action that is reasonably likely to result in any condition to the merger not being satisfied; or

•	authorize, or commit or agree to take, any of the foregoing actions.

No Solicitation

The merger agreement provides that, until the effective time of the merger or the earlier termination of the merger agreement, neither Niku nor any of our officers and directors will, and we will use reasonable best efforts to cause our directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives not to, directly or indirectly:

•	initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal; or

•	engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any confidential information for the purpose of encouraging or facilitating, any acquisition proposal, or otherwise facilitate knowingly any effort or attempt to make an acquisition proposal.

An “acquisition proposal” means any proposal or offer for a merger, consolidation, dissolution, tender offer, recapitalization, joint venture, partnership reorganization, share exchange, business combination or similar transaction involving us or any subsidiary or any proposal or offer to acquire in any manner, directly or indirectly, over 15% of the equity securities of Niku or any of our subsidiaries or Niku’s consolidated total assets.

However, prior to but not after the adoption of the merger agreement by our stockholders, we may (a) provide information in response to a request therefor by a third party who has made an unsolicited bona fide written acquisition proposal (for the purposes of this paragraph, the reference to 15% in the above definition of acquisition proposal above will be replaced by 50%, except in the case the acquisition proposal is an asset sale, in which case “all or substantially all” will be substituted for 15%), so long as (i) the proposal did not result from a breach by us of the no solicitation provisions of the merger agreement, (ii) we have notified Computer Associates regarding the acquisition proposal and provided Computer Associates with the information concerning the acquisition proposal required under the terms of the merger agreement, (iii) the third party enters into a customary confidentiality agreement with us containing terms not less restrictive of the third party than those terms contained in our confidentiality agreement with Computer Associates and (iv) our board determines in good faith after consultation with outside legal counsel that failure to take such action would be inconsistent with our board’s fiduciary obligations under applicable law, and (b) participate in discussions or negotiations with a third party who has made such an acquisition proposal, if and to the extent that:

•	our board determines in good faith, after consultation with outside counsel, that the failure to so act would be inconsistent with its fiduciary obligations under applicable law; and

•

our board determines in good faith, after consultation with outside counsel and our financial advisors, that it is reasonably likely that the acquisition proposal (a) if accepted, is reasonably likely to be consummated, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, and, if consummated, would result in a superior proposal, or (b) is reasonably likely to lead to a superior proposal.

A “superior proposal” means any acquisition proposal that would, if consummated, result in a transaction more favorable to our stockholders from a financial point of view than the merger.

We have agreed to promptly notify Computer Associates of our receipt of any acquisition proposal, request for information in connection with any acquisition proposal or inquiry with respect to any acquisition proposal, and to provide copies of any written request, acquisition proposal or inquiry, together with the material terms of the acquisition proposal or inquiry and the identity of the person making the acquisition proposal or inquiry. We are also required to keep Computer Associates informed of the status of any such acquisition proposal or inquiry.

We have further agreed that, until the effective time of the merger or the earlier termination of the merger agreement, our board will not:

•	withhold, withdraw, qualify or modify (or publicly propose to take any such action), in a manner adverse to Computer Associates, its approval of the merger agreement or its recommendation that stockholders vote to approve the merger agreement (including publicly taking a neutral position or no position with respect to an acquisition proposal, except during the ten-business day period after the first public announcement of such acquisition proposal);

•	cause or permit us to enter into any letter of intent, merger agreement or other agreement with respect to a transaction contemplated by an acquisition proposal (other than a confidentiality agreement as discussed above); or

•	prior to but, not after, the adoption of the merger agreement by our stockholders, approve, recommend or adopt any acquisition proposal (or propose, publicly or otherwise, to take any such action).

However, prior to the adoption of the merger agreement by our stockholders, our board may withhold, withdraw, qualify or modify its recommendation with respect to the merger agreement or approve or recommend any superior proposal made after the date of the merger agreement and not solicited, initiated or knowingly encouraged in breach of the merger agreement if our board determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable law. We must notify Computer Associates if our board intends to take any of these actions, our board may not take such actions until two business days after Computer Associates has been so notified and our board must take into account any changes to the terms of the merger agreement proposed by Computer Associates in determining whether the acquisition proposal still constitutes a superior proposal.

Nothing in the merger agreement prohibits us or our representatives from taking and disclosing a position to our stockholders with respect to a tender offer contemplated by Rules 14d-9 or 14e-2 or Item 1012(a) of Regulation M-A of the Exchange Act or from making any required disclosure to our stockholders, if our board determines in good faith, and after consultation with outside counsel, that failure to do so would be inconsistent with its obligations under applicable law.

We have further agreed to use reasonable best efforts to continue the quotation of our stock on the Nasdaq National Market during the term of the merger agreement.

Stockholders Meeting

We have agreed to hold as promptly as reasonably practicable a meeting of our stockholders to vote on the proposal to adopt the merger agreement. Unless the merger agreement has been terminated in accordance with its terms, we are required to hold the meeting regardless of whether our board determines to withhold, withdraw, qualify or modify its recommendation that stockholders approve the merger agreement.

Benefit Arrangements

Computer Associates has agreed that, for a period of 12 months following the merger, it will use commercially reasonable efforts to provide generally to continuing employees the same base salary and pension and welfare benefits under employee benefit plans (but excluding bonus, incentive and equity compensation) which are substantially similar in the aggregate to those provided to those persons immediately prior to the execution of the merger agreement. Continuing employees are those of our employees who continue as employees of the surviving corporation following the merger. Computer Associates has agreed to give continuing employees full credit for prior service with us for purposes of any waiting period, eligibility, vesting and benefit entitlement under Computer Associates’ employee benefits plans and the determination of benefits levels under Computer Associates’ employee benefits plans relating to tax qualified pension plans, other than a defined benefit plan, 401(k) savings plans and welfare benefit plans and policies.

Indemnification and Insurance

Computer Associates has agreed that, for a period of six years following the effective time of the merger, it and the surviving corporation will indemnify our current and former directors and officers against losses arising out of or pertaining to the fact that those persons were directors or officers of Niku. Computer Associates has agreed that the provisions of the certificate of incorporation and bylaws of the surviving corporation will contain provisions as favorable as can be obtained in comparison with respect to indemnification, advancement of expenses and exculpation of our and our subsidiaries’ current and former directors and officers to those in the current provisions of our certificate of incorporation and bylaws and that such provision will not be amended or repealed for six years after the merger. In addition, Niku is permitted to purchase a six-year “tail” insurance policy that provides for coverage substantially similar to the coverage currently provided under the Company’s current policy. Alternatively, Computer Associates may purchase a substitute policy on terms no less favorable to Niku’s officers and directors, as determined by Niku. If for any reason Niku or Computer Associates does not purchase this tail policy, then Computer Associates has also agreed to cause the surviving corporation to maintain in effect, for six years after the merger, the current policies of the directors’ and officers’ liability insurance maintained by Niku with respect to matters existing or occurring at or prior to the effective time, so long as the aggregate annual premiums therefor would not be in excess of 250% of the current annual premiums (this amount is referred to below in this section as the maximum premium). If any of our existing insurance policies expires, is terminated or is canceled during such six-year period, or if the premiums therefor exceed the maximum premium, Computer Associates shall cause the surviving corporation to obtain as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the maximum premium, on terms and conditions no less advantageous to the indemnified party than our existing directors’ and officers’ liability insurance. For more information, please refer to “The Merger—Interests of Certain Persons in the Merger—Indemnification of Officers and Directors.”

Conditions to the Merger

Our and Computer Associates’ obligations to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	our stockholders must have approved the merger agreement;

•	the applicable waiting period under the HSR Act must have expired or been terminated and all requisite consents, approvals and authorizations under the German Act Against Restraints of Competition must be obtained; and

•	no court or governmental agency shall have enacted, issued, promulgated, enforced or entered any order, stay, decree, judgment or injunction or statute, rule or regulation that is in effect and that has the effect of making the merger illegal or otherwise prohibiting consummation of the merger.

In addition, our obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of Computer Associates in the merger agreement must be true and correct (without giving effect to any limitation as to materiality) as of June 9, 2005 and as of the closing date of the merger as though made on and as of such date and time (except to the extent that any such representation and warranty speaks of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for such inaccuracies that, individually or in the aggregate, have not, and are not reasonably likely to prevent or materially delay the consummation of the merger or the transactions contemplated by the merger agreement; and

•	each of Computer Associates and Merger Sub must have performed, in all material respects, all obligations required to be performed by it under the merger agreement.

In addition, the obligation of Computer Associates to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	our representations and warranties in the merger agreement must be true and correct (without giving effect to any limitation as to materiality or material adverse effect) as of June 9, 2005 and as of the closing date of the merger as though made on and as of such date and time (except to the extent that any such representation and warranty speaks of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for such inaccuracies (other than with respect to our capitalization which representation shall be true and correct in all material respects) that, individually or in the aggregate, have not had, and are not reasonably likely to have, a material adverse effect on us;

•	we must have performed, in all material respects, all obligations required to be performed by us under the merger agreement;

•	there must not be instituted or pending any suit, action or proceeding in which a governmental entity is (i) seeking an order to restrain or prohibit the consummation of the merger, or (ii) seeking to prohibit or materially impair Computer Associates’ ability to own or operate or to retain or change any of our material assets, licenses, operations, rights, product lines, businesses or interests in businesses or any of the assets, licenses, operations, rights, product lines, businesses or interests in business of Computer Associates (including, without limitation, through any divestiture, licensing, lease or hold separate arrangement) or seeking to prohibit or limit in any material respect Computer Associates’ ability to vote, transfer, receive dividends with respect to or otherwise exercise full ownership rights with respect to the stock of the surviving corporation;

•	there must not be any order, stay, judgment, injunction, statute, rule or regulation imposing any restraint, prohibition, impairment or limitation described in clause (i) of the bullet point above;

•	all governmental and other filings, consents and approvals required of both Computer Associates and us and specified in the merger agreement shall have been made or obtained;

•	all other approvals and consents of applicable governmental and regulatory agencies shall have been obtained or made, other than those failures to obtain, individually or in the aggregate, that would not be reasonably likely (i) to have a material adverse effect on Niku or on Computer Associates (but with materiality measured at the Niku level) or (ii) to provide a reasonable basis to conclude that the companies or any of their affiliates would be subject to the risk of criminal sanctions or any of their representatives would be subject to the risk of criminal or civil sanctions; and

•	there must not have occurred any change, event, circumstance or development since June 9, 2005 that has had, or is reasonably likely to have, a material adverse effect on us.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger (notwithstanding any approval by our stockholders):

•	by the mutual written consent of us and Computer Associates;

•	by either us or Computer Associates, if:

•	the merger has not been consummated by December 31, 2005, provided, that this right to terminate is not available to any party that has breached in any material respect its obligations under the merger agreement in any manner that has proximately contributed to the occurrence of the failure of the merger to be consummated;

•	the adoption of the merger agreement by our stockholders shall not have been obtained at the Special Meeting; or

•	any governmental order, decree, ruling or action permanently restraining, enjoining or otherwise prohibiting the merger shall become final and nonappealable; or

•	by Computer Associates, if:

•	our board (i) fails to recommend, or withholds, withdraws, qualifies or modifies its recommendation that our stockholders approve the merger agreement in a manner adverse to Computer Associates or takes a neutral position or no position with respect to an acquisition proposal beyond the time permitted under the merger agreement or fails to hold as promptly as reasonably practicable a meeting of our stockholders to vote on the approval of the merger agreement, (ii) fails to reconfirm its recommendation as promptly as practicable (but in any event within five business days) after Computer Associates requests it to do so, (iii) approves, recommends or adopts an acquisition proposal (or publicly announces an intention to do so), or recommends that our stockholders accept a tender offer or exchange offer for our common stock or, within ten business days after commencement of a tender offer or exchange offer, fails to recommend against acceptance of the offer; or

•	we breach any representation, warranty, covenant or agreement that would result in the failure of a condition to our obligation to effect the merger being satisfied and which is not curable, or if curable, is not cured within 20 days after written notice of the breach or failure to perform is given to us; or

•	by us, if:

•	our board approves or recommends to our stockholders a superior proposal, provided that prior to any such termination, (i) we inform Computer Associates of our intent to effect such termination and to enter into a binding written agreement concerning a superior proposal, attaching a description of all material terms and conditions of such superior proposal in sufficient detail to enable Computer Associates to make a counter proposal, and (ii) Computer Associates does not make within three business days an offer that our board determines in good faith (after consultation with our financial advisor) is at least as favorable from a financial point of view to our stockholders as the superior proposal, and (iii) we pay Computer Associates a termination fee (as detailed below) and reimburse Computer Associates for its expenses; or

•	Computer Associates breaches any representation, warranty, covenant or agreement that would result in the failure of a condition to its obligation to effect the merger being satisfied and which is not curable, or if curable, is not cured within 20 days after written notice of the breach or failure to perform is given to Computer Associates.

Termination Fee

The merger agreement obligates us to pay a termination fee to Computer Associates of $11.0 million, plus reimburse up to $1.0 million of Computer Associates’ actual expenses incurred prior to termination relating to the transactions contemplated by the merger agreement, if:

•	the merger agreement is terminated by us or Computer Associates because:

•	the merger has not been completed by December 31, 2005, and (i) between the date of the merger agreement and the date of the Special Meeting of stockholders an acquisition proposal was made or publicly disclosed and not publicly withdrawn in good faith and without qualification prior to the date of such termination, and (ii) within 12 months after the termination of the merger agreement we enter into a definitive agreement to consummate, or consummate, or shall have approved or recommended to our stockholders or otherwise not opposed, any acquisition proposal; or

•	our stockholders did not adopt the merger agreement at the Special Meeting, and (i) between the date of the merger agreement and the date of the Special Meeting of the stockholders an acquisition proposal was made or publicly disclosed and not publicly withdrawn in good faith and without qualification prior to the tenth business day prior to the date of the Special Meeting, and (ii) within 12 months after the termination of the merger agreement we enter into a definitive agreement to consummate, or consummate, or shall have approved or recommended to our stockholders or otherwise not opposed, any acquisition proposal; or

•	the merger agreement is terminated by us because:

•	the meeting of our stockholders has been duly convened and our stockholders have not adopted the merger agreement, and, prior to the date of the meeting, our board (i) shall have failed to recommend that our stockholders adopt the merger agreement, or shall have withheld, withdrawn, qualified or modified its recommendation that our stockholders adopt the merger agreement in a manner adverse to Computer Associates or shall have taken a neutral position or no position with respect to an acquisition proposal beyond the time permitted under the merger agreement, (ii) shall have failed to reaffirm its recommendation as promptly as practicable (but in any event within five business days) after Computer Associates requests it to do so, (iii) shall have approved, recommended or adopted an acquisition proposal (or publicly announced its intention to do so), (iv) shall have recommended that our stockholders accept a publicly-disclosed tender offer or exchange offer for our common stock, or (v) within ten business days after commencement of a tender offer or exchange offer, shall have failed to recommend against acceptance of the offer; or

•	our board has approved or recommended to our stockholders a superior proposal, and such action was done in compliance with the provisions of the merger agreement described in “The Merger Agreement—No Solicitation”; or

•	the merger agreement is terminated by Computer Associates because:

•	our board fails to recommend that our stockholders adopt the merger agreement, or withholds, withdraws, qualifies or modifies its recommendation that our stockholders adopt the merger agreement in a manner adverse to Computer Associates;

•	our board takes a neutral position or no position with respect to an acquisition proposal beyond the time permitted under the merger agreement, or fails to reaffirm its recommendation of the merger agreement and the merger as promptly as practicable (but in any event within five business days) after Computer Associates requests it to do so;

•	our board fails to hold as promptly as reasonably practicable a meeting of our stockholders to vote on the adoption of the merger agreement;

•	our board approves, recommends or adopts an acquisition proposal (or publicly announces its intention to do so); or

•	our board recommends that our stockholders accept a publicly disclosed tender offer or exchange offer for our common stock or, within ten business days after commencement of a tender offer or exchange offer, fails to recommend against acceptance of the offer.

Except in the case of a willful or intentional breach of the merger agreement by us, payment of the termination fee and the expenses is the sole and exclusive remedy of Computer Associates under the merger agreement.

Amendment

At any time prior to the effective time, the merger agreement may be amended, modified or supplemented in writing by the parties, by action of the board of directors of each of the respective parties.

APPRAISAL RIGHTS

Holders of shares of our common stock who do not vote in favor of the adoption of the merger agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the General Corporation Law of the State of Delaware, which is referred to in this proxy statement as Section 262.

The following discussion is not a complete statement of the law pertaining to appraisal rights under Section 262 and is qualified in its entirety by the full text of Section 262 which is included in this proxy statement as Annex C. All references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares of our common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of our common stock held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

Under Section 262, persons who hold shares of our common stock who follow the procedures set forth in Section 262 will be entitled to have their shares of our common stock appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, as determined by the court.

Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the adoption of the merger agreement by our stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement shall constitute the notice, and the applicable statutory provisions are included in this proxy statement as Annex C. Any holder of our common stock who wishes to exercise appraisal rights or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex C carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights.

A holder of shares of our common stock wishing to exercise the holder’s appraisal rights must deliver to us, before the vote on the adoption of the merger agreement at the Special Meeting, a written demand for the appraisal of such holder’s shares and must not vote in favor of the adoption of the merger agreement. A holder of shares of our common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger. A vote against the adoption of the merger agreement will not in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote. The demand must reasonably inform us of the identity of the holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the Special Meeting will constitute a waiver of appraisal rights.

Only a holder of record of shares of our common stock is entitled to assert appraisal rights for the shares of our common stock registered in that holder’s name. A demand for appraisal in respect of shares of our common stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, and must state that the person intends thereby to demand appraisal of the holder’s shares of our common stock in connection with the merger. If the shares of our common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of our common stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner or owners. A record holder such as a broker who holds shares of our common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of our common stock held for one or more beneficial owners while not exercising the rights with respect to the shares of our common stock held for other beneficial owners; in such case, however, the written demand should set forth the number of shares of our common stock as to which appraisal is sought and where no number of shares of our common stock is expressly mentioned the demand will be presumed to cover all shares of our common stock held in the name of the record owner. Stockholders who hold their shares of our common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to Niku Corporation, 2000 Seaport Blvd., Redwood City, California 94063, Attention: Secretary.

Within ten days after the effective time of the merger, the surviving corporation must notify each holder of our common stock who has complied with Section 262 and who has not voted in favor of the adoption of the merger agreement that the merger has become effective. Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any holder of our common stock who has so complied with Section 262 and is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the holder’s shares of our common stock. The surviving corporation is under no obligation to and has no present intention to file a petition. Accordingly, it is the obligation of the holders of our common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of our common stock within the time prescribed in Section 262.

Within 120 days after the effective time of the merger, any holder of our common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is timely filed by a holder of shares of our common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the holders of shares of our common stock who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to the stockholder.

After determining the holders of our common stock entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of their shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Holders of our common stock considering seeking appraisal should be aware that the fair value of their shares of our common stock as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares of our common stock and that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not necessarily opinions as to fair value under Section 262. We do not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of our common stock is less than the merger consideration. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. The Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of our common stock have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

Any holder of shares of our common stock who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares of our common stock subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of our common stock (except dividends or other distributions payable to holders of record of our common stock as of a record date prior to the effective time of the merger).

If any stockholder who demands appraisal of shares of our common stock under Section 262 fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal, the shares of our common stock of the stockholder will be converted into the right to receive $21.00 in cash per share. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the merger, except that any attempt to withdraw made more than 60 days after the effective time of the merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of such rights (in which event the holder of our common stock will be entitled to receive the consideration specified in the merger agreement).

Holders who perfect their appraisal rights will probably recognize capital gain or loss on the date of the merger in an amount equal to the difference between the “amount realized” and such holder’s adjusted tax basis in our common stock converted in the merger. For this purpose, although there is no authority to this effect directly on point, the amount realized will likely be determined with reference to the value of the shares on the date of the merger. Ordinary interest income and/or capital gain (or capital loss), assuming that our common stock was held as a capital asset, should be recognized by such holder at the time of actual receipt of payment, to the extent that such payment exceeds (or is less than) the amount realized on the date of the merger.

MARKET PRICE AND DIVIDEND DATA

Our common stock is traded on The NASDAQ National Market under the symbol “NIKU.” The table below shows, for the periods indicated, the high and low sales prices for shares of our common stock as reported by The NASDAQ National Market or Nasdaq SmallCap Market, as applicable.

	Niku Common Stock
Period	High	Low

Year ended December 31, 2003
First Quarter	$5.01	$2.97
Second Quarter	$6.92	$3.11
Third Quarter	$8.23	$4.40
Fourth Quarter	$9.71	$7.00

Year ended December 31, 2004
First Quarter	$17.70	$7.50
Second Quarter	$16.68	$10.25
Third Quarter	$15.75	$9.06
Fourth Quarter	$20.50	$14.07

Year ended December 31, 2005
First Quarter	$23.13	$17.14
Second Quarter through June 8, 2005	$18.36	$12.00

The following table sets forth the closing sales prices per share of Niku common stock, as reported on the NASDAQ National Market on June 8, 2005, the last full trading day before the public announcement of the proposed merger, and on                     , 2005, the latest practicable date before the printing of this proxy statement:

June 8, 2005	$16.50
June , 2005	$

If the merger is consummated, our common stock will be delisted from The NASDAQ National Market, there will be no further public market for shares of our common stock and each share of our common stock will be cancelled and converted into the right to receive $21.00 in cash, without interest, except as discussed in “Appraisal Rights.”

We have never paid dividends on shares of our common stock and do not anticipate paying dividends on shares of our common stock in the future.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth the beneficial ownership of shares of our common stock as of April 30, 2005, by (1) each person or entity known by us to beneficially own more than five percent of the shares of our common stock, (2) each director and named executive officer individually and (3) all our current directors and executive officers as a group. Unless otherwise indicated all shares of our common stock are owned directly and the indicated owner has sole voting and dispositive power with respect to such shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding
Terence Garnett and Katrina Garnett (1) 2460 Sand Hill Road Suite 100 Menlo Park, CA 94025	802,742	5.3%
Ravi Chiruvolu (2)	48,189	*
Matt Miller (3)	3,530	*
Mark Moore (4)	108,635	*
Joshua Pickus (5)	176,520	*
Michael Sayer (6)	38,875	*
Michael Shahbazian (7)	72,500	*
Sam Spadafora (8)	4,860	*
Edward F. Thompson (9)	20,179	*
Peter Thompson (10)	23,464	*
All directors and executive officers as a group (8 persons) (11)	388,117	2.5%

*	Less than 1%
(1)	Represents 464,323 shares held by the Garnett Family Trust; 7,537 shares held by Terence Garnett; and 330,882 shares held by Katrina A. Garnett. Excludes 120,000 shares held by the Garnett 1996 Children’s Trust. Mr. and Mrs. Garnett do not possess any voting or dispositive power over shares held by the Garnett 1996 Children’s Trust and disclaim beneficial ownership over shares held by the trust. Mr. and Mrs. Garnett possess voting and dispositive power over the shares held by the Garnett Family Trust.
(2)	Represents 42,940 shares held by Mr. Chiruvolu and 5,249 shares subject to options held by Mr. Chiruvolu that are exercisable within 60 days of April 30, 2005.
(3)	Represents 2,309 shares held by Mr. Miller and 1,221 shares subject to options held by Mr. Miller that are exercisable within 60 days of April 30, 2005.
(4)	Represents 64,431 shares held by The Mark A. Moore Trust dated July 2000 (the “Moore Trust”) and 44,204 shares subject to options held by Mr. Moore that are exercisable within 60 days of April 30, 2005. Mr. Moore possesses voting and dispositive power over the shares held by the Moore Trust.
(5)	Represents 4,739 shares held by the Pickus Family Trust and 171,781 shares subject to options held by Mr. Pickus that are exercisable within 60 days of April 30, 2005. Mr. Pickus and his wife possess voting and dispositive power over the shares held by the Pickus Family Trust.
(6)	Represents 38,875 shares subject to options held by Mr. Sayer that are exercisable within 60 days of April 30, 2005.
(7)	Represents 72,500 shares subject to options held by Mr. Shahbazian that are exercisable within 60 days of April 30, 2005.
(8)	Represents 4,860 shares subject to options held by Mr. Spadafora that are exercisable within 60 days of April 30, 2005.
(9)	Represents 20,179 shares subject to options held by Mr. Edward F. Thompson that are exercisable within 60 days of April 30, 2005.
(10)	Represents 1,410 shares held by Mr. Peter Thompson and 22,054 shares subject to options held by Mr. Thompson that are exercisable within 60 days of April 30, 2005.
(11)	Represents 51,398 shares held by all directors and executive officers as a group and 336,719 shares subject to options, warrants or other rights held by all directors and executive officers as a group that are exercisable within 60 days of April 30, 2005.

DESCRIPTION OF NIKU CORPORATION

Niku Corporation provides information technology management and governance (IT-MG) software for the enterprise. Our core product, Clarity, centralizes IT oversight and governance functions while permitting distributed management of IT activities. At a strategic level, customers deploy our solutions to align IT initiatives with business priorities, control IT costs and meet heightened compliance requirements. At a tactical level, customers use our products to achieve more efficient management of IT resources, applications and processes and to deliver controlled and predictable execution of projects, programs and initiatives. We have approximately 400 customers, including many of the world’s leading companies. Forbes 2000 enterprises represented approximately two-thirds of our 20 largest customers, based on license revenue in the last four completed fiscal quarters. We were incorporated in Delaware in January 1998, and our stock is traded on the Nasdaq National Market under the symbol “NIKU.”

DESCRIPTION OF COMPUTER ASSOCIATES INTERNATIONAL, INC.

Computer Associates International, Inc., a corporation organized under the laws of the State of Delaware, is one of the world’s largest providers of management software. Founded in 1976, Computer Associates designs, markets and licenses computer software products that allow businesses to efficiently run, manage, and automate critical aspects of their IT operations. Computer Associates operates in more than 100 countries, has a large and broad base of customers and estimates that 95% of the Fortune 500® companies currently use its products. Computer Associates’ common stock is listed on the New York Stock Exchange under the symbol “CA.”

DESCRIPTION OF NEBRASKA ACQUISITION CORP.

Nebraska Acquisition Corp., a corporation organized under the laws of the State of Delaware, is a direct wholly owned subsidiary of Computer Associates. Nebraska Acquisition Corp. was formed exclusively for the purpose of effecting the merger. This is the only business of Nebraska Acquisition Corp.

FUTURE STOCKHOLDER PROPOSALS

Our 2005 Annual Meeting of stockholders, originally scheduled for August 31, 2005, has been postponed to a date yet to be determined. The 2005 Annual Meeting of stockholders will only be held if the merger is not completed. Proposals of stockholders intended to be presented at the 2005 Annual Meeting of stockholders were due by May 15, 2005, for inclusion in our proxy statement and proxy for that meeting.

If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meetings of stockholders. If the merger is not consummated, proposals of stockholders intended for inclusion in the Company’s proxy materials to be furnished to all stockholders entitled to vote at the 2006 Annual Meeting of stockholders pursuant to SEC Rule 14a-8 must be received at the Company’s principal executive offices not later than such date as the Company shall publish in an upcoming quarterly report on Form 10-Q. Proposals of stockholders received after such date will be considered untimely.

Under the Company’s Bylaws, stockholders who wish to make a proposal at the 2006 Annual Meeting of Stockholders, other than one that will be included in the Company’s proxy materials, must send notice in written form to the Secretary (whose name appears on the cover of this proxy statement) at the Company’s principal executive offices. To be considered timely, the notice must be delivered to, or mailed to and received at, the principal executive offices not less than 60 days nor more than 90 days prior to the date of the first anniversary of the 2005 Annual Meeting of stockholders. If a stockholder who wishes to present a proposal fails to notify the Company by these deadlines, the stockholder would not be entitled to present the proposal at the meeting. If, however, notwithstanding the requirements of the Company’s Bylaws, the proposal is brought before the meeting, then under the SEC’s proxy rules the proxies solicited by management with respect to the 2006 Annual Meeting of stockholders will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules. In order to minimize controversy as to the date on which a proposal was received by the Company, it is suggested that stockholders submit their proposals by Certified Mail—Return Receipt Requested.

HOUSEHOLDING OF PROXY STATEMENT

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of our proxy statement may have been sent to multiple stockholders in your household. We will promptly deliver a copy of the proxy statement to you if you write or call us at the following address or phone number: Niku Corporation, 2000 Seaport Blvd., Redwood City, California 94063, Attention: Secretary, (650) 298-4600. If you would like to receive separate copies of annual reports or proxy statements in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee holder, or you may contact us at the above address and phone number.

WHERE YOU CAN FIND MORE INFORMATION

Each of Niku and Computer Associates files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at, or obtain copies of this information by mail from, the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

The filings of Niku and Computer Associates with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at “http://www.sec.gov.”

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Special Meeting, please sign and date the enclosed proxy card and return it promptly in the envelope provided or vote through the Internet or by telephone as described in the enclosed proxy card. Giving your proxy now will not affect your right to vote in person if you attend the meeting.

If you have any questions about this proxy statement, the Special Meeting or the merger or need assistance with the voting procedures, you should contact                             , our proxy solicitor, toll-free at                     .

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Among

COMPUTER ASSOCIATES INTERNATIONAL, INC.,

NEBRASKA ACQUISITION CORP.

and

NIKU CORPORATION

Dated as of June 9, 2005

i

(continued)

(continued)

DEFINED TERMS

Term	Section
Acquisition Proposal	7.2(a)
Acquisition Proposal Assessment Period	7.2(d)(i)
Adverse Recommendation Notice	7.2(d)
Affected Options	4.3(b)
Affiliate	5.2(c)
Agreement	Preamble
Alternative Acquisition Agreement	7.2(d)(ii)
Antitrust Laws	7.6(b)
Burdensome Condition	8.2(c)
Business Day	4.2(h)
By-Laws	2.2
Cash-out Amount	4.3(b)
Certificate	4.2(b)
Change of Recommendation	7.2(d)
Charter	2.1
Closing	1.2
Closing Date	1.2
Code	4.2(f)
Company	Preamble
Company Approvals	5.4(a)
Company Benefit Plans	5.9(a)
Company Board	5.1
Company Common Stock	4.1(b)
Company Disclosure Schedule	Article V
Company Employees	7.10
Company ERISA Plans	5.9(b)
Company Labor Agreements	5.13
Company Leases	5.16(b)
Company Material Adverse Effect	5.1
Company Material Contract	5.5(a)
Company Meeting	7.5
Company Non-U.S. Benefit Plans	5.9(a)
Company Pension Plan	5.9(b)
Company Permit	5.10
Company Products	5.15(i)
Company SEC Reports	5.6(a)
Company Standard Form Contract	5.5(e)
Company Stock Options	4.3
Company Stock Plans	5.2(a)
Company U.S. Benefit Plans	5.9(b)
Company Voting Proposal	5.3(a)
Confidentiality Agreement	10.7
Consent Agreements	5.4(b)
Constituent Corporations	Preamble
Contracts	5.4(b)
Conversion Ratio	4.3 (a)
Copyrights	5.15(r)
Costs	7.13(a)
Delaware Certificate of Merger	1.3

DGCL	1.1
Dissenting Shares	4.6
Effective Time	1.3
Environmental Law	5.11
ERISA	5.9(a)
Exchange Act	5.4(a)
Exchange Agent	4.2(a)
Exchange Fund	4.2(a)
Expenses	9.5(b)
GAAP	5.6(b)
Governmental Entity	5.4(a)
GWB Act	8.1(c)
Hazardous Substance	5.11
HSR Act	5.2(b)
Indemnified Parties	7.13(a)
Intellectual Property	5.15(r)
IRS	5.9(b)
ISO Option	4.3(a)
Laws	5.10
Liens	6.2(b)
Limited License	5.15(p)
Major Customer Contract	5.5(a)(xi)
Major Customer	5.5(a)(xi)
Maximum Premium	7.13(c)
Merger	Recitals
Merger Consideration	4.1(c)
Merger Sub	Preamble
Multiemployer Plan	5.9(b)
Order	8.1(c)
Owned Intellectual Property	5.15(r)
Parent	Preamble
Parent Approvals	6.2(c)
Parent Common Stock	4.3
Parent Disclosure Schedule	Article VI
Parent Stock Options	4.3
Patents	5.15(r)
Person	4.2(b)
Pre-Closing Period	7.2(a)
Preferred Shares	5.2(a)
Proxy Statement	5.6(c)
Purchase Plans	4.4
Representatives	7.2(a)
SEC	5.6(a)
Software	5.15(r)
SOX Act	5.6(f)
Specified Time	7.2(a)
Subsidiary	5.1
Superior Proposal	7.2(a)
Surviving Corporation	1.1
Takeover Statute	5.17
Tax	5.12
Taxable	5.12

v

Taxes	5.12
Tax Return	5.12
Termination Date	9.2(a)
Termination Fee	9.5(b)
Third Party Licenses	5.15(d)
Third Party Software Licenses	5.15(c)
Third Party Embedded Software	5.15(c)
Third Party IP Licenses	5.15(d)
Trademarks	5.15(r)
Voting Debt	5.2(a)
Waiting Period	9.3(a)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of June 9, 2005, among Niku Corporation, a Delaware corporation (the “Company”), Computer Associates International, Inc., a Delaware corporation (“Parent”), and Nebraska Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub,” the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations”).

RECITALS

WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company with the Company as the surviving entity (the “Merger”) and approved the Merger upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as hereinafter defined), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the Delaware General Corporation Law, as amended (the “DGCL”).

1.2. Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 A.M. (New York City time) on the first business day (the “Closing Date”) following the day on which the last to be fulfilled or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement.

1.3. Effective Time. As soon as practicable following the Closing, the Company and Parent will cause a Certificate of Merger (the “Delaware Certificate of Merger”) to be executed and delivered to the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Delaware Certificate of Merger (the “Effective Time”).

ARTICLE II

Certificate of Incorporation and By-Laws

of the Surviving Corporation

2.1. The Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety to be identical to the certificate of incorporation of the Merger Sub (the “Charter”), until thereafter amended as provided therein or by applicable Law; provided, however, that Article I of the certificate of incorporation of the Surviving Corporation shall read as follows: “The name of the corporation is Niku Corporation.” After the Effective Time, the authorized capital stock of the Surviving Corporation shall consist of 1,000 shares of common stock, par value $.01 per share.

2.2. The By-Laws. At the Effective Time, the by-laws of the Company in effect at the Effective Time shall be amended and restated in their entirety to be identical to the by-laws of Merger Sub, as in effect immediately prior to the Effective Time (the “By-Laws”), until thereafter amended as provided therein or by applicable Law.

ARTICLE III

Officers and Directors

of the Surviving Corporation

3.1. Directors. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws and the Board of Directors of the Company shall take all such actions as may be necessary or appropriate to give effect to the foregoing.

3.2. Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

ARTICLE IV

Conversion of Securities

4.1. Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or any holder of shares of the capital stock of the Company:

(a) Capital Stock of Merger Sub. Each share of the common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. All shares of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) that are owned by any wholly owned subsidiary of the Company or by the Company as treasury stock and any shares of Company Common Stock owned by Parent immediately prior to the Effective Time shall be cancelled and shall cease to exist and no payment shall be made with respect thereto.

(c) Merger Consideration for Company Common Stock. Subject to Section 4.2, each share of Company Common Stock (other than shares to be cancelled in accordance with Section 4.1(b) and Dissenting Shares (as hereinafter defined)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive $21.00 in cash per share, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right (other than in respect of Dissenting Shares) to receive the Merger Consideration pursuant to this Section 4.1(c) upon the surrender of such certificate in accordance with Section 4.2, without interest.

(d) Adjustments to Prevent Dilution. In the event that the Company changes the number of shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted.

4.2. Exchange of Certificates. The procedures for exchanging outstanding shares of Company Common Stock for the Merger Consideration pursuant to the Merger are as follows:

(a) Exchange Agent. As soon as practicable after the Effective Time, Parent shall deposit, or cause to be deposited, with an exchange agent appointed by Parent and approved in advance by the Company (such approval not to be unreasonably withheld) (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock, for payment through the Exchange Agent in accordance with this Section 4.2, cash in an amount equal to the product of the Merger Consideration and the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (exclusive of any shares to be cancelled pursuant to Section 4.1(b)) (the “Exchange Fund”). The Exchange Agent shall invest the Exchange Fund as directed by Parent, provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(c) shall be promptly returned to Parent; provided, however, that no investment or losses thereon shall affect the Merger Consideration payable in accordance with this Article IV, and Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the former holders of Company’s Common Stock in the amount of any such losses.

(b) Exchange Procedures. Promptly (and in any event within five (5) Business Days) after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (each, a “Certificate”) (i) a letter of transmittal in customary form and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration payable with respect thereto. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article IV, subject to Section 4.2(f) hereof, and the Certificate so surrendered shall immediately be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of such Certificate or Certificates. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, it will be a condition of payment of the Merger Consideration that the surrendered Certificate be properly endorsed, with signatures guaranteed, or otherwise in proper form for transfer and that the Person requesting such payment will pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the surrendered Certificate or such Person will establish to the satisfaction of Parent that such taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 4.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 4.2. For purposes of this Agreement, the term “Person” shall mean an individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, association, estate, trust, organization, Governmental Entity (as hereinafter defined) or other entity of any kind or nature.

(c) No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender for exchange of Certificates evidencing shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to such shares of Company Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article IV.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock one hundred eighty (180) days after the Effective Time shall be delivered to Parent, upon demand, and any former holder of Company Common Stock who has not previously complied with this Section 4.2 shall be entitled to receive only from Parent payment of its claim for Merger Consideration, without interest.

(e) No Liability. To the extent permitted by applicable Law, none of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Withholding Rights. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation, as the case may be, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if reasonably required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented thereby pursuant to this Agreement.

(h) As used in this Agreement, the term “Business Day” means any day that is not a Saturday, Sunday or a day on which the banks in either the State of New York or the State of Delaware are permitted or required by Law to close.

4.3. Treatment of Company Stock Options.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of outstanding options to purchase Company Common Stock (“Company Stock Options”), each Company Stock Option, except for the Affected Options (as hereinafter defined) which are exchanged for Merger Consideration in accordance with Section 4.3(b) below, whether vested or unvested, and all Company Stock Plans (as hereinafter defined) themselves, insofar as they relate to outstanding Company Stock Options, shall be assumed by Parent and each Company Stock Option shall become an option to acquire, on the same terms and conditions as were applicable under the Company Stock Option immediately prior to the Effective Time, the number of shares of common stock, $0.10 par value per share, of Parent (“Parent Common Stock”; such options, “Parent Stock Options”) determined as follows: (i) the number of shares of Parent Common Stock subject to each

Company Stock Option assumed by Parent shall be determined by multiplying the number of shares of Company Common Stock that were subject to such Company Stock Option immediately prior to the Effective Time by the Conversion Ratio (as defined below), and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; and (ii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Stock Option assumed by Parent shall be determined by dividing the per share exercise price of Company Common Stock subject to such Company Stock Option, as in effect immediately prior to the Effective Time, by the Conversion Ratio, and rounding the resulting exercise price up to the nearest whole cent. Any restrictions on the exercise of any Company Stock Option assumed by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Stock Option shall otherwise remain unchanged as a result of the assumption of such Company Stock Option (other than as set forth in any agreement in effect as of the date of this Agreement). The “Conversion Ratio” shall be equal to the fraction having a numerator equal to $21.00 and having a denominator equal to the average of the closing sale prices of a share of Parent Common Stock as reported on The New York Stock Exchange for each of the five (5) consecutive trading days immediately preceding the Closing Date; provided, however, that if, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Conversion Ratio shall be equitably adjusted to the extent appropriate; provided, however, that with respect to any Company Stock Option which is an “incentive stock option”, within the meaning of Section 422 of the Code (any such Company Stock Option referred to herein as an “ISO Option”), the adjustments provided in this Section shall, if applicable, be modified in a manner so that the adjustments are consistent with the requirements of Section 424(a) of the Code.

(b) At the Effective Time, each Company Stock Option that (i) is not an ISO Option and (ii) becomes exercisable as a result of the acceleration of such option’s vesting in connection with the Merger (the “Affected Option”), shall be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of (x) the total number of shares of Company Common Stock subject to the Affected Option times (y) the excess, if any, of the value of the Merger Consideration over the per share exercise price of any such Affected Option less applicable Taxes required to be withheld with respect to any such payment (the “Cash-out Amount”); so long as such holder of any Affected Option provides an irrevocable written notice to Parent, no later than ten (10) Business Days prior to the Closing Date, in a form reasonably acceptable to Parent, of their agreement and consent to have each Affected Option (or any portion thereof) that is specifically identified in such notice cancelled, effective as of the Effective Time, in exchange for the applicable Cash-out Amount provided, however, that such irrevocable notice shall be null and void and have no effect and such Affected Options shall not be cancelled pursuant to this Section 4.3(b) if (A) the Merger is not consummated or (B) such holder has failed to comply with the notice provisions of this Section 4.3(b). The Company shall, on behalf of Parent, comply with all tax and other withholding obligations with respect to such payment.

(c) Prior to the Effective Time, the Company shall take any actions that are necessary to accomplish the provisions of Section 4.3(a) and (b).

(d) Within fifteen (15) Business Days following the Effective Time, Parent shall deliver to the participants in the Company Stock Plans an appropriate notice setting forth such participants’ rights pursuant to the Company Stock Options, as provided in this Section 4.3.

(e) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Company Stock Options assumed in accordance with this Section 4.3. Within five (5) Business Days following the Effective Time, Parent shall have filed a registration statement on Form S-8 (or any successor form) or another appropriate form with respect to the shares of Parent Common Stock subject to such options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

4.4. Employee Stock Purchase Plans. Prior to the Effective Time, the Company shall terminate its 2000 Employee Stock Purchase Plan, (the “Purchase Plan”) in accordance with its terms. The Company shall amend the Purchase Plan as appropriate to avoid the commencement of any new offering of options thereunder at or after the date of this Agreement and prior to the earlier of the termination of this Agreement or the Effective Time.

4.5. Actions by the Company. Subject to Section 4.3, the Company shall take all actions reasonably necessary to ensure that from and after the Effective Time the Surviving Corporation will not be bound by any options, rights, awards or arrangements to which the Company or any of its Subsidiaries is a party, which would entitle any person, other than Parent or Merger Sub, to beneficially own shares of the Surviving Corporation or Parent or receive any payments (other than as set forth in Section 4.3) in respect of such options, rights, awards or arrangements.

4.6. Dissenting Shares. Each outstanding share of Company Common Stock the holder of which has perfected his, her or its right to dissent from the Merger under the DGCL and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into, or represent a right to receive, the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the DGCL. If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Dissenting Shares held by such holder shall thereupon be treated as though such Dissenting Shares had been converted into the right to receive the Merger Consideration to which such holder would be entitled pursuant to Section 4.1 hereof. The Company shall give Parent prompt notice upon receipt by the Company of any written demands for payment of the fair value of shares of Company Common Stock and of withdrawals of such demands and any other instruments provided to the Company pursuant to the applicable provisions of the DGCL. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demands unless Parent shall have given its prior written consent to such payment or settlement offer.

ARTICLE V

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article V are true and correct, except as set forth in a Company SEC Report (as hereinafter defined) filed prior to the date hereof or in the disclosure schedule delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article V, and the disclosure in any Section or paragraph shall qualify (a) he corresponding Section or paragraph in this Article V and (b) the other sections and paragraphs in this Article V to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections and paragraphs.

5.1. Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority when taken together with all other such failures, has not had, and is not reasonably likely to have, a Company Material Adverse Effect (as hereinafter defined). The Company has made available to Parent a complete and accurate copy of the Company’s and its Subsidiaries’ certificates of incorporation and by-laws (or equivalent governing instruments), each as amended to the date hereof. The Company’s and its Subsidiaries’ certificates of incorporation (or equivalent governing instruments) and by-laws so delivered are in full force and effect. The Company has made available to Parent complete and accurate copies of the minutes of all meetings of the stockholders, the Company Board and each committee of the Board of Directors of the Company (the “Company Board”) and each of its Subsidiaries held between January 27, 2002 and the date hereof. Section 5.1 of the Company Disclosure Schedule contains a complete and accurate list of (x) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (y) each jurisdiction where the Company and each of its Subsidiaries is organized and qualified to do business.

As used in this Agreement, the term (i) ”Subsidiary” means, with respect to the Company, Parent or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries and (ii) ”Company Material Adverse Effect” means a material adverse effect on the financial condition, assets, liabilities, business or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following, in and of itself or themselves, shall constitute a Company Material Adverse Effect:

(a) changes that are the result of general economic or business conditions in the United States or Europe or acts of war or terrorism;

(b) changes that are the result of factors generally affecting the industries or markets in which the Company operates;

(c) changes in U.S. generally accepted accounting principles or the interpretation thereof or in any applicable law, rule or regulation unrelated to the Merger, after the date hereof;

(d) any loss of, or adverse change in relationship with, the Company’s customers, partners, employees or suppliers that the Company establishes through specific evidence was proximately caused by the pendency or the announcement of the transactions contemplated by this Agreement;

(e) any failure by the Company to meet any estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing; provided, that, the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect; and

(f) a decline in the price of the Company Common Stock on the Nasdaq National Market; provided, however, that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline has resulted in, or contributed to, a Company Material Adverse Effect;

provided, further, that with respect to clauses (a), (b) and (c), such change, event, circumstance or development does not (i) primarily relate only to (or have the effect of primarily relating only to) the Company and its Subsidiaries or (ii) disproportionately adversely affect the Company and its Subsidiaries compared to other companies of similar size operating in the industry in which the Company and its Subsidiaries operate.

5.2. Capital Structure.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of 60,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Shares”). All of the outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. At the close of business on May 31, 2005, 15,285,663 shares of Company Common Stock and no Preferred Shares were issued and outstanding. The Company has no shares of Company Common Stock or Preferred Shares reserved for issuance, except that, at the close of business on June 8, 2005: (i) 571,774 shares of Company Common Stock were reserved for issuance by the Company pursuant to Company Stock Options available for grant under the following plans:

Plan	Shares Available for Grant
2000 Equity Incentive Plan	529,996
2000 Stock Incentive Plan	4,306
1998 Stock Option Plan	37,472

(collectively, the “Company Stock Plans”), (ii) 2,228,275 shares of Company Common Stock were reserved for issuance pursuant to Company Stock Options outstanding under the Company Stock Plans, and (iii) 619,684 shares of Company Common Stock were held by the Company in its treasury. Section 5.2(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date specified therein, of: (i) all Company Stock Plans, indicating for each Company Stock Plan, as of such date the number of shares of Company Common Stock subject to outstanding options under such Company Stock Plan and the number of shares of Company Common Stock reserved for future issuance under such Company Stock Plan, and (ii) all outstanding Company Stock Options, indicating with respect to each such Company Stock Option the name of the holder thereof, the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price, the date of grant, and the vesting schedule, including whether (and to what extent) the vesting will be accelerated in any way by the execution of this Agreement, the adoption of the Company Voting Proposal, by the consummation of the Merger or by termination of employment or change in position following consummation of the Merger. The Company has made available to Parent complete and accurate copies of all Company Stock Plans and the forms of all stock option agreements evidencing Company Stock Options. The Company is listed on the Nasdaq National Market. Since April 30, 2005, except for the issuance of shares of Company Common Stock pursuant to Company Stock Options and warrants outstanding as of that date and the issuance of options to purchase shares of Company Common Stock issued under the Company Common Stock Plans through the date hereof, the Company has not (i) issued any shares of Company Common Stock, Company Stock Options, other stock awards or other capital stock or equity securities of the Company or (ii) changed the authorized share capital of the Company. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a Subsidiary of the Company, free and clear of any Liens. All outstanding warrants to purchase Common Stock and any other shares of capital stock of the Company, have been exercised on or prior to the date hereof, and except as otherwise set forth above in this Section 5.2, there are no preemptive or other outstanding rights, options, warrants, conversion rights, phantom stock units or stock appreciation rights or similar rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations (i) the terms of which provide the holders the right to vote with the stockholders of the Company on any matter or (ii) that are convertible into or exercisable for securities having the right to vote with the stockholders of the Company on any matter (any such bonds, debentures, notes or obligations, “Voting Debt”).

(b) Section 5.2(b) of the Company Disclosure Schedule sets forth a complete and accurate list of the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any Person other than a Subsidiary of the Company. The Company does not own, directly or indirectly, any voting interest in any Person that requires an additional filing by Parent under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”).

(c) There are no registration rights, and, as of the date of this Agreement, there is no rights agreement, “poison pill” anti-takeover plan or other similar plan, device or arrangement to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company. Neither the Company nor any of its Affiliates is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company. There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries. As used in this Agreement with respect to any party, the term “Affiliate” shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended.

5.3. Corporate Authority; Approval and Fairness.

(a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, subject only to approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock (the “Company Voting Proposal”), and to consummate the Merger. Assuming due authorization, execution and delivery by the other parties hereto, this Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles.

(b) The Company Board acting unanimously, has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to, and in the best interests of, the Company and the holders of Company Common Stock, (ii) approved and adopted this Agreement and declared its advisability in accordance with the provisions of the DGCL, (iii) resolved to recommend this Agreement and the Merger to the holders of Company Common Stock for approval in accordance with Section 7.5 of this Agreement and (iv) directed that this Agreement and the Merger be submitted to the holders of Company Common Stock for consideration in accordance with this Agreement. The Company Board has received the opinion of its financial advisor, UBS Securities LLC, to the effect that (subject to the assumptions and qualifications set forth in such opinion) the consideration to be received by the holders of the shares of Company Common Stock in the Merger is fair, as of the date of such opinion, to such holders, a copy of which opinion has been delivered to Parent.

5.4. Governmental Filings; No Violations; Certain Contracts; Consents.

(a) Other than (A) the filings, approvals and/or notices pursuant to Section 1.3, (B) filings, approvals and/or notices under the HSR Act, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, (C) filings, approvals and/or notices required to be made with or obtained from The Nasdaq National Market, (D) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable U.S. state securities Laws and (E) the notifications, consents, filings and approvals set forth in Section 5.4(a) of the Company Disclosure Schedule (all of such filings, approvals, notices, consents, orders, authorizations, registrations, declarations and notifications described in clauses (A) through (E) above, collectively, the “Company Approvals”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any foreign or domestic governmental or regulatory authority (including self-regulatory authorities), agency, commission, body or other governmental entity (“Governmental Entity”), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby. The Company and its Subsidiaries have obtained all approvals necessary for exporting the Company Products outside of the United States and importing the Company Products into each country in which any Company Product is currently authorized by the Company or its Subsidiaries to be sold or licensed for use except for such approvals the absence of which would not have a Company Material Adverse Effect. All such export and import approvals in the United States and throughout the world are current, valid and in full force and effect, except for such approvals that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of the Company or the equivalent governing instruments of any of its Subsidiaries, (B) a breach or violation of, a termination (or right of termination) or a default under, or the acceleration of any obligations or the creation of a Lien on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, permit, contract, note, mortgage, indenture, arrangement or other obligation (“Contracts”) binding upon the Company or any of its Subsidiaries, or any Laws or governmental permit or license to which the Company or any of its Subsidiaries is subject, or (C) any change in the rights or obligations of any party under any of the Contracts, except in the case of clause (B) or (C) above, for any breach, violation, termination, default, acceleration or creation that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. Section 5.4(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all consents or waivers required to be obtained under the agreements referred to in this Section 5.4(b), Section 5.5(a) or any other agreements for Third Party Embedded Software (other than software subject to open source or similar type license agreements).

(c) Section 5.4(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all material claims held by the Company or any of its Subsidiaries, as creditors or claimants, with respect to debtors or debtors-in-possession subject to proceedings under Chapter 11 of Title 11 of the United States Code, together with a complete and accurate list of all orders entered by the applicable United States Bankruptcy Court with respect to each such proceeding. None of such orders, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

5.5. Contracts.

(a) For purposes of this Agreement, “Company Material Contract” shall mean:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

(ii) any employment, service or consulting Contract or arrangement pursuant to which the Company has any material continuing obligations with any current or former executive officer or other employee of the Company or member of the Company Board, other than those (x) that are terminable by the Company or any of its Subsidiaries on no more than thirty (30) days’ notice without liability or financial obligation to the Company or any of its Subsidiaries or (y) with former executive officers or other employees or members of the Board of Directors entered into prior to June, 2001 that are immaterial;

(iii) (A) any Contract containing any covenant granting any exclusivity rights or limiting in any respect the right of the Company or any of its Affiliates to engage in any line of business, compete with any Person in any line of business or to compete with any party or the manner or locations in which any of them may engage, (B) any Major Customer Contract (as defined) granting “most favored nation” status that, following the Merger, would in any way apply to Parent or any of its Subsidiaries, including the Company and its Subsidiaries, or (C) any Contract otherwise prohibiting or limiting the right of the Company or any of its Affiliates to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any material Intellectual Property rights of the Company or any of its Subsidiaries;

(iv) any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which the Company or any of its Subsidiaries has any material ownership interest in any other Person or other business enterprise other than the Company’s Subsidiaries (including, without limitation, joint venture, partnership or other similar agreements);

(v) any Contract where the Company or its Subsidiaries provides access to source code to any third party for all or any portion of any Company Product or Owned Intellectual Property in any circumstance other than pursuant to the terms of a source code escrow agreement or similar Contract;

(vi) any Contract to license or otherwise authorize any third party to manufacture, reproduce, develop or modify any portion of the Company’s products, services or technology or any Contract to sell or distribute any of the Company’s products, services or technology, except with respect to all the foregoing (A) Contracts with distributors, sales representatives or other resellers in the ordinary course of business, (B) Contracts allowing internal limited use copies to be made by end-user customers in the ordinary course of business, or (C) subcontractors in the ordinary course of business;

(vii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, other than accounts receivables and payables in the ordinary course of business;

(viii) any settlement agreement entered into within three (3) years prior to the date of this Agreement, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business in connection with the routine cessation of such employee’s or independent contractor’s employment with the Company, or (B) settlement agreements for cash only (which has been paid) that do not exceed $100,000 as to such settlement;

(ix) any Contract not described in clause (iii) above under which the Company or any of its Subsidiaries has licensed or otherwise made available any Owned Intellectual Property or Third Party License to a third party, other than to consultants, temporary employees and testers subject to confidentiality obligations to the Company or its Subsidiaries, customers, distributors and other resellers in the ordinary course of business;

(x) any Contract under which the Company or any of its Subsidiaries has received a Third Party License, but excluding generally commercially available, off-the-shelf software programs with a purchase price of less than $5,000 per unit;

(xi) any Contract between the Company or any of its Subsidiaries and any current customer of the Company and its Subsidiaries with respect to which the Company and its Subsidiaries recognized cumulative revenue during the twelve-month period ended December 31, 2004 in excess of $100,000 (each such customer, a “Major Customer,” and each Contract referenced in this Section 5.5(a)(xi), a “Major Customer Contract”);

(xii) any Contract which has aggregate future sums due from the Company or any of its Subsidiaries in excess of $100,000 and is not terminable by the Company or any such Subsidiary (without penalty or payment) on ninety (90) (or fewer) days’ notice; or

(xiii) any other Contract (A) with any Affiliate of the Company (other than its Subsidiaries), (B) with a Governmental Entity (other than ordinary course Contracts with governmental authorities as a customer), (C) with investment bankers, financial advisors, attorneys, accountants or other advisors retained by the Company or any of its Subsidiaries involving payments by or to the Company or any of its Subsidiaries of more than $100,000, (D) providing for indemnification by the Company or any of its Subsidiaries of any

Person, except for any such Contract that is (x) not material to the Company or any of its Subsidiaries or (y) entered into in the ordinary course of business, (E) containing a standstill or similar agreement pursuant to which the Company or any of its Subsidiaries have agreed not to acquire assets or securities of another Person, or (F) relating to currency hedging or similar transactions.

(b) Section 5.5(b) of the Company Disclosure Schedule sets forth a list (arranged in clauses corresponding to the clauses set forth in Section 5.5(a)) of all Company Material Contracts to which the Company or any of its Affiliates is a party or bound by as of the date hereof. A complete and accurate copy of each Company Material Contract has been made available to Parent (including all amendments, modifications, extensions, renewals, guarantees or other Contracts with respect thereto, but excluding all names, terms and conditions that have been redacted in compliance with applicable Laws governing the sharing of information).

(c) All Company Material Contracts are valid and binding and in full force and effect, except to the extent they have previously expired in accordance with their terms or for such failures to be valid and binding or in full force and effect that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has violated, and to the Knowledge of the Company, no other party to any of the Company Material Contracts has violated, any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Company Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(d) As of the date hereof, during the last twelve (12) months, to the Knowledge of the Company, none of the Major Customers has terminated or failed to renew any of its Major Customer Contracts and neither the Company nor any of its Subsidiaries has received any written notice of termination from any of the Major Customers, nor to the Knowledge of the Company or any of its Subsidiaries, is any Major Customer reasonably expected to terminate or fail to renew a Major Customer Contract. The cumulative revenue recognized by the Company and its Subsidiaries from the Major Customer Contracts during the twelve-month period ended April 30, 2005 represents more than 60% of the Company’s total revenue for such period.

(e) Attached at Section 5.5(e) of the Company Disclosure Schedule is a copy of each of the standard form Contracts currently in use by the Company or any of its Subsidiaries (including, without limitation, end user, partnership, maintenance, professional services and reseller standard form Contracts) in connection with their respective businesses (each, a “Company Standard Form Contract”).

(f) Section 5.5(f) of the Company Disclosure Schedule sets forth a complete and accurate list of all active vendors, resellers and distributors or similar Persons through which any Company Product is marketed, sold or otherwise distributed. Each reseller and distributor agreement of the Company and its Subsidiaries is terminable by the Company or its Subsidiary (without penalty or cost) upon 90 days’ or less notice.

5.6. SEC Filings; Financial Statements; Information Provided.

(a) The Company has filed or furnished all registration statements, forms, reports and other documents required to be filed or furnished by the Company with the Securities and Exchange Commission (the “SEC”) since January 31, 2003. All such registration statements, forms, reports and other documents (including those that the Company may file or furnish after the date hereof until the Closing) are referred to herein as the “Company SEC Reports.” The Company SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, complied, or will comply when filed, as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act. There are no off-balance sheet structures or transactions with respect to the Company or any of its Subsidiaries that would be required to be reported or set forth in the Company SEC Reports.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in or incorporated by reference in the Company SEC Reports at the time filed (or to be filed) (i) complied (or will comply) as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (ii) were (or will be) prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC with respect to Form 10-Q under the Exchange Act). Each of the consolidated balance sheets (including, in each case, any related notes and schedules) contained or to be contained or incorporated by reference in the Company SEC Reports at the time filed fairly presented in all material respects (or will fairly present in all material respects) the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and each of the consolidated statements of income and of changes in financial position contained or to be contained or incorporated by reference in the Company SEC Reports (including, in each case, any related notes and schedules) fairly presented in all material respects (or will fairly present in all material respects) the consolidated results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments.

(c) The information to be supplied by or on behalf of the Company for inclusion in the proxy statement to be sent to the stockholders of the Company (the “Proxy Statement”) in connection with the Company Meeting shall not, on the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Company Meeting, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading in light of the circumstances under which they were or shall be made; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading. If at any time prior to the Company Meeting any fact or event relating to the Company or any of its Affiliates which should be set forth in a supplement to the Proxy Statement should be discovered by the Company or should occur, the Company shall, promptly after becoming aware thereof, inform Parent of such fact or event.

(d) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the Company’s Chief Executive Officer and Chief Financial Officer, Management assessed the effectiveness of the Company’s internal control over financial reporting as of January 31, 2005. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. Based on such assessment, management believes that the Company’s internal controls over financial reporting is effective. The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies in the design or operation of internal controls which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and has identified for the Company’s auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company has made available to Parent (i) a summary of the disclosure referenced by (A) and (B) above, made by management to the Company’s auditors and audit committee since January 31, 2003 and (ii) any other material communication since January 31, 2003 made by management or the Company’s auditors to the audit committee required or contemplated by listing standards of the Nasdaq National Market, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since January 31, 2003, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company. The Company has made available to Parent a summary of all material complaints or concerns relating to other matters made since January 31, 2003 through the Company’s whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of Laws (as hereinafter defined). No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.

(e) The Company is in compliance with the applicable listing and other rules and regulations of The Nasdaq National Market and has not since January 1, 2004 received any notice from The Nasdaq National Market asserting any non-compliance with such rules and regulations.

(f) The Company and its Subsidiaries are, and have been since July 30, 2002, in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “SOX Act”).

5.7. Absence of Certain Changes. Since January 31, 2005, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and, since such date, there has not been (i) any change in the financial condition, properties, business or results of operations of the Company and its Subsidiaries or any development, circumstance or occurrence or combination thereof which, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect (including any adverse change with respect to any development, circumstance or occurrence existing on or prior to such date) or (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance.

5.8. Litigation and Liabilities. Except as set forth in Section 5.8 of the Company Disclosure Schedule, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, (ii) judgments, orders or decrees outstanding against the Company or any of its Subsidiaries, (iii) obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to matters involving any Environmental Law, or (iv) other facts or circumstances, which to the Knowledge of the Company, could result in any claim against, or obligation or liability of, the Company or any of its Affiliates, except, in each of (i) through (iv), for those that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

5.9. Employee Benefits.

(a) All benefit and compensation plans, policies or arrangements covering current or former employees, independent contractors, consultants (including, without limitation, outsourcing), temporary employees and current or former directors of the Company or any of its Subsidiaries, which are “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other written plan, policy or arrangement (whether or not subject to ERISA) involving direct or indirect compensation currently maintained by the Company or any of its Subsidiaries (or in respect of which the Company or any of its Subsidiaries has any outstanding liability) and covering current or former employees, independent contractors, consultants (including, without limitation, outsourcing), temporary employees and current or former directors of the Company or any of its Subsidiaries, including insurance coverage, vacation, loans, fringe benefits, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation, stock based or other forms of incentive compensation, bonus or post-retirement compensation or benefits pursuant to which the Company has any material continuing obligations (the “Company Benefit Plans”), other than Company Benefit Plans maintained outside of the United States primarily for the benefit of employees working outside of the United States (such plans hereinafter being referred to as “Company Non–U.S. Benefit Plans”), are listed on Section 5.9(a)(1) of the Company Disclosure Schedule. Complete and accurate copies of all Company Benefit Plans listed on Section 5.9(a)(1) of the Company Disclosure Schedule and, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements, forming a part of any Company Benefit Plans, and all amendments thereto have been delivered to Parent. Section 5.9(a)(2) of the Company Disclosure Schedule identifies each employee or other service provider covered by any change in control or retention agreement of the Company or any of its Subsidiaries and complete and accurate copies of the forms of each such agreement have been delivered to Parent, and neither the Company nor any of its Subsidiaries has entered into any such agreement on or after April 1, 2005.

(b) All Company Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”) and Company Non–U.S. Benefit Plans (collectively, “Company U.S. Benefit Plans”), are in substantial compliance with ERISA, the Code and other applicable Laws. Each Company U.S. Benefit Plan which is subject to ERISA (the “Company ERISA Plans”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service (the “IRS”) covering all tax Law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and the Company is not aware of any circumstances likely to result in the loss of the qualification of such Plan under Section 401(a) of the Code. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a material tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any material liability under Section 4071 of ERISA.

(c) None of the Company Pension Plans is (i) subject to Section 302 of ERISA, Section 412 of the Code, or Title IV of ERISA, or (ii) a Multiemployer Plan, nor does the Company nor any of its Subsidiaries have any liability, contingent or otherwise, in respect of any employee pension benefit plan described in clauses (i) or (ii) of this Section 5.9(c).

(d) All contributions required to be made under each Company Benefit Plan, as of the date hereof, have been timely made and all obligations in respect of each Company Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Reports prior to the date hereof. Neither any Company Pension Plan nor any single-employer plan of a Company ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no Company ERISA Affiliate has an outstanding funding waiver. It is not reasonably anticipated that required minimum contributions to any Company Pension Plan under Section 412 of the Code will be materially increased by application of Section 412(l) of the Code. Neither the Company nor any of its subsidiaries has provided, or is required to provide, security to any Company Pension Plan or to any single-employer plan of a Company ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(e) As of the date hereof, there is no pending or, to the Knowledge of the Company, threatened litigation relating to the Company Benefit Plans. Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Company ERISA Plan or collective bargaining agreement. The Company or its Subsidiaries may amend or terminate any such Company Benefit Plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(f) There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Company Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Section 5.9(f) of the Company Disclosure Schedule sets forth a complete and accurate list of all contracts, plans or arrangements obligating the Company or any of its Subsidiaries to pay severance to any current or former directors, employees, independent contractors or consultants (including without limitation outsourcing) of the Company or any of its Subsidiaries, except for obligations pursuant to, required by or arising under applicable Law. Neither the Company nor any of its Subsidiaries has entered into any such contract, plan or arrangements on or after April 1, 2005. Except pursuant to retention or other agreements set forth on Schedule 5.9(a)(2), neither the execution of this Agreement, stockholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (w) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Benefit Plans, (y) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Company Benefit Plans or (z) result in payments under any of the Company Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

(g) All Company Non-U.S. Benefit Plans comply in all material respects with applicable local Law. All Company Non-U.S. Benefit Plans are listed on Section 5.9(g) of the Company Disclosure Schedule. The Company and its subsidiaries have no material unfunded liabilities with respect to any such Company Non-U.S. Benefit Plan. As of the date hereof, there is no pending or, to the Knowledge of the Company, threatened litigation relating to Company Non-U.S. Benefit Plans that has resulted in, or is reasonably likely to result in, a material expense in respect of the Company or any of its Subsidiaries.

(h) Section 5.9(h) of the Company Disclosure Schedule contains a complete and accurate list of all employees, independent contractors and temporary employees of the Company and its Subsidiaries and lists each such Person’s, title, location, base salary, last year’s bonus and active or part time status.

5.10. Compliance with Laws; Permits. The businesses of each of the Company and its Subsidiaries have been, and are being, conducted in compliance with all federal, state, local or foreign laws, statutes, ordinances, rules, regulations, judgments, orders, injunctions, decrees, arbitration awards, agency requirements, licenses and permits of all Governmental Entities (collectively, “Laws”), except for violations or possible violations that, individually or in the aggregate, (i) have not had, and are not reasonably likely to have, a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and (ii) have not resulted, and are not reasonably likely to result in, the imposition of a criminal fine, penalty or sanction against the Company, any of its Subsidiaries or any of their respective directors or officers. To the Knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation or review. No material change is required in the Company’s or any of its Subsidiaries’ processes, properties or procedures in connection with any such Laws, and the Company has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof. The Company and its Subsidiaries each have all governmental permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted (each, a “Company Permit”) except those the absence of which, individually or in the aggregate, have not had, and are not reasonably likely to have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement. No Company Permit will cease to be effective as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

5.11. Environmental Matters. Except as set forth in Section 5.11 of the Company Disclosure Schedule: (i) the Company and its Subsidiaries have complied at all times with all applicable Environmental Laws; (ii) to the Knowledge of the Company, no property currently or formerly owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance that could require remediation or result in liability pursuant to any Environmental Law; (iii) neither the Company nor any of its Subsidiaries could be subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iv) neither the Company nor any of its Subsidiaries has caused or could incur liability for any release or threat of release of any Hazardous Substance; (v) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (vi) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability or obligations concerning any Environmental Law or otherwise relating to any Hazardous Substance; (vii) there are no other circumstances or conditions involving the Company or any of its Subsidiaries that are reasonably likely to result in any claim, liability, investigation, cost or restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (viii) the Company has delivered to Parent copies of all environmental reports, studies, assessments, sampling data and any other material environmental information in its possession relating to Company or its Subsidiaries or their respective current and former properties or operations.

As used herein, the term “Environmental Law” means any Federal, state, local or foreign statute, Law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

As used herein, the term “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material, mold or radon; and (C) any other substance which may be the subject of regulatory action by any Government Entity in connection with any Environmental Law.

5.12. Taxes. The Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid or accrued for all Taxes that are required to be paid with respect to the taxable periods covered by such Tax Returns or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, other than those currently payable without penalty or interest or being contested in good faith; and (iii) have not waived any statutory period of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. As of the date hereof, there are not pending or, to the Knowledge of the Company, threatened in writing any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. There are no unresolved questions or claims concerning the Company’s or any of its Subsidiaries’ Tax liability that are, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. The Company has made available to Parent complete and accurate copies of the United States Federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended January 31, 2004, January 31, 2003 and January 26, 2002. Neither the Company nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Company SEC Reports filed on or prior to the date hereof. None of the Company or any of its Subsidiaries has any liability for Taxes of any Person other than members of the tax consolidated group of which the Company is the common parent. None of the Company or any of its Subsidiaries was the distributing corporation or the controlled corporation in a distribution intended to qualify under Section 355(a) of the Code. Neither the Company nor any of its Subsidiaries has engaged in any transaction that is the same as, or substantially similar to, a transaction which is a “reportable transaction” for purposes of § 1.6011-4(b) (including without limitation any transaction which the IRS has determined to be a “listed transaction” for purposes of § 1.6011-4(b)(2)). None of the Company or any of its Subsidiaries has engaged in a transaction of which it made disclosure to any taxing authority to avoid penalties. None of the Company or any of its Subsidiaries has participated in a “tax amnesty” or similar program offered by any tax authority to avoid the assessment of penalties or other additions to Tax.

As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the terms “Taxes”, and “Taxable”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

5.13. Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization, nor is there pending or, to the Knowledge of the Company, threatened, nor has there been for the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. The Company has previously made available to Parent complete and accurate copies of all labor and collective bargaining agreements, Contracts or other agreements or understandings with a labor union or labor organization to which the Company or any of its Subsidiaries is party or by which any of them are otherwise bound (collectively, the “Company Labor Agreements”). Section 5.13 of the Company Disclosure Schedule sets forth a complete and accurate list of all workers’ councils to which the Company or any of its Subsidiaries are subject and the jurisdictions of each such workers’ council or similar labor body. The consummation of the Merger and the other transactions contemplated by this Agreement will not entitle any third party (including any labor union or labor organization) to any payments under any of the Company Labor Agreements or require the Company or any of its Subsidiaries to consult with any workers’ council (or similar body).

5.14. Insurance. Section 5.14 of the Company Disclosure Schedule sets forth a schedule of the Company’s and its Subsidiaries’ directors’ and officers’ liability insurance and primary and excess casualty insurance policies, providing coverage for bodily injury and property damage to third parties, including products liability and completed operations coverage, and worker’s compensation, in effect as of the date of this Agreement. The Company and its Subsidiaries maintain insurance coverage reasonably adequate for the operation of the business of the Company and its Subsidiaries (taking into account the cost and availability of such insurance). Since January 27, 2002, no insurer of the Company or any of its Subsidiaries has (a) cancelled or invalidated any insurance policy of the Company or any of its Subsidiaries or (b) refused any coverage or rejected any material claim under any such insurance policy. Each such insurance policy is in full force and effect and all premiums due with respect to all such insurance policies have been paid.

5.15. Intellectual Property.

(a) Section 5.15(a) of the Company Disclosure Schedule sets forth, for the Owned Intellectual Property, a complete and accurate list of all Patents, Trademarks, domain name registrations, and Copyrights indicating for each, the applicable jurisdiction, registration number (or application number) and date issued (or date filed).

(b) All Trademarks, Patents and Copyrights listed in Section 5.15(a) of the Company Disclosure Schedule are currently in compliance in all material respects with all legal requirements (including the timely post-

registration filing of affidavits of use and incontestability and renewal applications with respect to such Trademarks, and the payment of filing, examination and annuity and maintenance fees and proof of working or use with respect to such Patents), are valid and enforceable and, except as set forth in Section 5.15(b) of the Company Disclosure Schedule, are not subject to any maintenance fees or actions falling due within one hundred and eighty (180) days after the date hereof. No such Trademark is currently involved in any opposition or cancellation proceeding and no such action has been threatened in writing with respect to any of such Trademarks or such trademark registration applications. No such Patent is currently involved in any interference, reissue, re-examination or opposition proceeding and no such action has been threatened in writing with respect to any such Patent. Except as set forth in Section 5.15(b) of the Company Disclosure Schedule, to the Knowledge of the Company, there are no potentially conflicting Trademarks or potentially interfering Patents of any Person as defined under 35 U.S.C. 135 of the United States Patent Code.

(c) Section 5.15(c)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of any and all Contracts or other arrangements (excluding license agreements for off-the-shelf software applications programs having an purchase price of less than $5,000 per unit) pursuant to which the Company or any of its Subsidiaries has been granted or otherwise receives any right to use or distribute any Software (including the Third Party Embedded Software, as defined below), indicating for each such Contract and arrangement the title, the parties, date executed (the “Third Party Software Licenses”). Section 5.15(c)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list of all third party Software that is installed with or embedded in or otherwise utilized by any Company Products and all third party Software necessary to build, install or embed such third party Software (“Third Party Embedded Software”).

(d) Except for the Third Party Software Licenses, Section 5.15(d) of the Company Disclosure Schedule sets forth a complete and accurate list of any and all Contracts or other arrangements pursuant to which the Company or any of its Subsidiaries has been granted or otherwise receives any right to use, exercise or practice any right under any Intellectual Property, indicating for each such Contract and arrangement the title, the parties, date executed, whether or not it is exclusive and the Intellectual Property covered thereby (the “Third Party IP Licenses” and, together with the Third Party Software Licenses, the “Third Party Licenses”).

(e) Section 5.15(e) of the Company Disclosure Schedule sets forth a complete and accurate list of all Third Party Licenses pursuant to which any royalty, honorarium or other fee is payable by the Company or any of its Subsidiaries for the use of or right to use any Intellectual Property, and in each case indicating the payment terms thereunder. No such royalties, honoraria or other fees are due and owing by the Company or any of its Subsidiaries.

(f) The Owned Intellectual Property and the Intellectual Property covered by the Third Party Licenses constitute all of the Intellectual Property used in or necessary for the Company’s business as currently conducted. The Company and its Subsidiaries exclusively own, free and clear of all Liens, all Owned Intellectual Property, and have valid, enforceable rights to use and distribute all of the Intellectual Property covered by the Third Party Licenses. The Company and its Subsidiaries have taken commercially reasonable steps to protect the Owned Intellectual Property, including commercially reasonable steps to protect the Owned Intellectual Property from infringement. To the Knowledge of the Company, no Person has challenged the ownership, use, validity or enforceability of any of the Owned Intellectual Property.

(g) The conduct of the Company’s business as currently conducted does not to the Knowledge of the Company infringe upon any Intellectual Property rights of any Person, nor to the Knowledge of the Company does such business misappropriate, dilute, violate or otherwise conflict with the Intellectual Property rights of any Person. Neither the Company nor any of the its Subsidiaries has been notified in writing by any third party of any allegation that the conduct of the Company’s business infringes upon, violates or constitutes the unauthorized use of the Intellectual Property rights of any Person. No Person has notified the Company or any of the Company’s Subsidiaries in writing that (i) any of such Person’s Intellectual Property rights are infringed, or (ii) the Company or any of its Subsidiaries requires a license to any of such Person’s Intellectual Property rights.

Further, neither the Company nor any of its Subsidiaries has received a written offer to license any of such Person’s Intellectual Property rights.

(h) To the Knowledge of the Company, no Person is misappropriating, infringing, diluting, or violating any Owned Intellectual Property and, except as set forth in Section 5.15(h) of the Company Disclosure Schedule, no such claims have been brought or threatened against any Person by or on behalf of the Company or any of its Subsidiaries.

(i) Section 5.15(i) of the Company Disclosure Schedule contains a complete and accurate list of all Software that is currently sold, licensed, leased, supported or otherwise distributed by the Company or any of its Subsidiaries or by resellers for the benefit of or on behalf of the Company or any of its Subsidiaries (such Software, the “Company Products”). Each of the Company Products was either (A) developed by (i) employees of the Company or any of its Subsidiaries within the scope of their employment, or (ii) independent contractors who have assigned their rights to the Company or one of its Subsidiaries pursuant to enforceable written Contracts or (B) acquired or licensed from the original author(s) or subsequent assignees.

(j) Except as set forth on Section 5.15(j) of the Company Disclosure Schedule, all registered Trademarks of the Company and its Subsidiaries which are used in any way in connection with the conduct of the Company’s business have been in continuous use by the Company or a Subsidiary of the Company. To the Knowledge of the Company, there has been no prior use of any such Trademarks or other action taken by any Person that would confer upon said Person superior rights in such Trademarks, the Company has taken commercially reasonable steps to protect such Trademarks against infringement and the registered Trademarks have been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates or identified in their respective pending applications.

(k) The Company and its Subsidiaries have taken commercially reasonable steps to obtain and preserve the Patents of the Company and its Subsidiaries which are used in any way in connection with the conduct of the Company’s business, including the payment of annuities or maintenance fees and the filing of all required documents.

(l) The Copyrights which are used in any way in connection with the conduct of the Company’s business relate to works of authorship (i) created by (A) employees of the Company or any of its Subsidiaries within the scope of their employment, or (B) independent contractors who have assigned their rights to the Company or one of its Subsidiaries pursuant to enforceable written Contracts, or (ii) acquired or licensed from the original author(s) or subsequent assignees. To the Knowledge of the Company, the works covered by such Copyrights were not copies of nor derived from any work for which the Company or any of its Subsidiaries does not own the Copyrights, and no other Person has any claim to authorship or ownership of any part thereof.

(m) The Company and its Subsidiaries have taken reasonable steps to protect the respective rights in confidential information and trade secrets used or held by the Company and its Subsidiaries in connection with the conduct of the Company’s business. Without limiting the foregoing, the Company and its Subsidiaries have enforced a policy of requiring each employee, consultant, contractor and potential business partner or investor to execute proprietary information and confidentiality agreements substantially consistent with the Company’s standard forms thereof (complete and current copies of which have been delivered or made available). Each employee of the Company and its Subsidiaries has unconditionally and in writing assigned to the Company any and all rights in Intellectual Property that such employee may have and which is used or may be used in connection with or otherwise related to the conduct of the Company’s business as it is currently conducted or as it is intended to be conducted. To the Knowledge of the Company, except under valid and binding confidentiality obligations, there has been no material disclosure of any confidential information or trade secrets used in connection with the conduct of the Company’s business.

(n) The Company and its Subsidiaries have valid registrations for each of the domain names set forth in Section 5.15(a) of the Company Disclosure Schedule. The registration of each such domain name is free and clear of all Liens and is in full force and effect. The Company or its Subsidiaries or persons on their behalf have paid all fees required to maintain each such registration. The Company and any of the Company’s Subsidiaries has not received written notice of any claim asserted against the Company or any of its Subsidiaries adverse to its rights to such domain names.

(o) All Software, whether owned by the Company or any of its Subsidiaries or licensed from any other Person, is free from any significant defect or programming or documentation error including bugs, logic errors or failures of the Software to operate in all material respects as described in the related documentation, conforms to the specifications thereof. With respect to Software owned by the Company and its Subsidiaries, the applications thereof can be compiled from the associated source code without undue burden.

(p) Except as set forth in Section 5.15(p) of the Company Disclosure Schedule, none of the Company Products or any Owned Intellectual Property are, in whole or in part, subject to the provision of any open source or other type of license agreement or distribution model that: (i) requires the distribution or making available of the source code for the Company Products, (ii) prohibits or limits the Company or any of its Subsidiaries from charging a fee or receiving consideration in connection with sublicensing or distributing any Company Product, (iii) except as specifically permitted by law, grants any right to any Person (other than the Company and its Subsidiaries) or otherwise allows any such Person to decompile, disassemble or otherwise reverse-engineer any Company Product, or (iv) requires the licensing of any Company Product for the purpose of making derivative works (any such open source or other type of license agreement or distribution model described in clause (i), (ii), (iii) or (iv) above, a “Limited License”). By way of clarification, but not limitation, the term “Limited License” shall include: (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), and (F) the Sun Industry Standards License (SISL). Except as set forth in Section 5.15(p) of the Company Disclosure Schedule, none of the Company Products incorporate, or are distributed with, any Software that is subject to a Limited License, nor does any Company Product constitute a derivative work of, dynamically link with or otherwise interact with any such Software.

(q) No government funding, facilities of a university, college, other educational institution or research center, or funding from any Person was used in the creation or development of the Owned Intellectual Property. To the Knowledge of the Company, no current or former employee, consultant or independent contractor, who was involved in, or who contributed to, the creation or development of any Owned Intellectual Property, has performed services for any Governmental Authority, a university, college, or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services used in the creation or development of the Owned Intellectual Property. Neither the Company nor any of its Subsidiaries are party to any contract, license or agreement with any Governmental Authority that grants to such Governmental Authority any right or license with respect to the Owned Intellectual Property, other than as granted in the ordinary course of business pursuant to a non-exclusive license to any Company Product.

(r) To the Knowledge of the Company, Section 5.15(r) of the Company Disclosure Schedule contains a complete and accurate list of all industry standards bodies or similar organizations that the Company or any of its Subsidiaries is now or ever was a member or promoter of, or a contributor to, or otherwise participated in, provided that the mere act of implementing a standard shall not be deemed to cause the Company to be considered a member, promoter, contributor or participant in a standards body or similar organization. Section 5.15(r) of the Company Disclosure Schedule also contains complete and accurate copies of all Contracts, policies and rules to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound relating to Intellectual Property of each standards body or similar organization identified in the Company Disclosure Schedule.

(s) As used in this Agreement, the term (i) ”Copyrights” means all copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by multinational treaties or conventions, (ii) ”Intellectual Property” means (a) inventions, whether or not patentable, whether or not reduced to practice or whether or not yet made the subject of a pending Patent application or applications, (b) ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending Patent application or applications, (c) Patents, (d) Trademarks, (e) Copyrights, (f) Software, (g) trade secrets and confidential, technical or business information (including ideas, formulas, compositions, designs, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), (h) whether or not confidential, technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (i) copies and tangible embodiments of all the foregoing, in whatever form or medium, (j) all rights to obtain and rights to apply for Patents, and to register Trademarks and Copyrights, (k) all rights under any licenses, registered user agreements, technology or materials, transfer agreements, and other agreements or instruments with respect to items in (a) to (j) above; and (l) all rights to sue and recover and retain damages and costs and attorneys’ fees for present and past infringement of any of the rights hereinabove set out, (iii) ”Owned Intellectual Property” means all Intellectual Property in and to which the Company has, or has a right to hold all right, title and interest, (iv) ”Patents” means all national (including the United States) and multinational statutory invention registrations, patents, patent registrations, patent applications, provisional patent applications, industrial designs, industrial models, including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations, and all rights therein provided by multinational treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application, (v) ”Software” means any and all computer programs and all related documentation, manuals, source code and object code, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, subroutines, algorithms, program architecture, design concepts, system design, program structure, sequence and organization, screen displays and report layouts, and all other material directly related to such software, used or held for use in connection with the conduct of the Company’s business and (vi) ”Trademarks” means all trademarks, service marks, trade dress, logos, trade names, corporate names, business names, domain names, whether or not registered, including all common law rights, and registrations, applications for registration and renewals thereof, together with the goodwill symbolized thereby, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark Offices of other nations throughout the world, and all rights therein provided by multinational treaties or conventions.

5.16. Owned and Leased Properties.

(a) The Company owns no real property.

(b) Section 5.16(b) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all real property leased, subleased or licensed by the Company or any of its Subsidiaries as lessor, lessee, sublessor, sublessee, licensor or licensee (collectively “Company Leases”) and the location of the premises. Each of the Company Leases is in full force and effect. Neither the Company nor any of its Subsidiaries nor any other party to any Company Lease is in default under any of the Company Leases. Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any Person other than the Company and its Subsidiaries. The Company has made available to Parent complete and accurate copies of all Company Leases.

(c) Except as set forth in Section 5.16(c) of the Company Disclosure Schedule or as specifically set forth in the Company Leases, neither the Company nor any of its Subsidiaries has any obligation or liability of any kind with respect to any current or terminated Company Lease to which the Company or any of its Subsidiaries is or was a party.

(d) The Company and each of its Subsidiaries has good and marketable title to, or valued leasehold interests in, all of its material tangible assets and properties, except for such tangible assets and properties as are disposed in the ordinary course of business and except for defects in title, easements, restrictive covenants, Taxes that are not yet delinquent and similar encumbrances that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect. All such material tangible assets and properties, other than assets and properties in which the Company or any of its Subsidiaries has a leasehold interest, are free and clear of all Liens, except for (i) Liens for Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate reserves have been recorded, (ii) Liens for assessments and other governmental charges or liens of landlords, carriers, warehousemen, mechanics and repairmen incurred in the ordinary course of business, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (iii) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, and (iv) Liens that do not materially interfere with the conduct of the Company’s business and do not materially affect the use or value of the Company’s assets.

5.17. Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation and by-laws is, or at the Effective Time will be, applicable to any shares of Company Common Stock, the Merger or the other transactions contemplated by this Agreement. The Company Board has taken all action so that neither Parent nor Merger Sub will be an “interested stockholder” or prohibited from entering into, or consummating, a “business combination” with the Company (in each case as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement, or the consummation of the transactions in the manner contemplated hereby.

5.18. Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement, except that the Company has employed UBS Securities LLC as its financial advisor. The Company has delivered to Parent a complete and accurate copy of all agreements pursuant to which UBS Securities LLC is entitled to any fees or expenses in connection with any of the transactions contemplated by this Agreement.

ARTICLE VI

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub represent and warrant to the Company that the statements contained in this Article VI are true and correct, except as set forth in the disclosure schedule delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”). The Parent Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article VI and the disclosure in any Section or paragraph shall qualify (a) the corresponding Section or paragraph in this Article VI and (b) the other sections and paragraphs in this Article VI to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections and paragraphs.

6.1. Organization, Standing and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to prevent or materially delay the consummation of the Merger or the transactions contemplated by this Agreement.

6.2. Authority; No Conflict; Required Filings and Consents.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Parent and Merger Sub have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles.

(b) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or by-laws of Parent or Merger Sub, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any lien, pledge, security interest, claim or other encumbrance (“Liens”) on Parent’s or Merger Sub’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which Parent or Merger Sub is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) and (ii) of Section 6.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, Law, ordinance, rule or regulation applicable to Parent or Merger Sub or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 6.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to prevent or materially delay the consummation of the Merger or the transactions contemplated by this Agreement.

(c) Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the HSR Act, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder, (C) required to be made with New York Stock Exchange, (D) of such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable U.S. state securities Laws and (E) the notifications, consents, filings and approvals set forth in Section 6.2(c) of the Parent Disclosure Schedule (collectively, the “Parent Approvals”), no notices, reports or other filings are required to be made by Parent with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent from, any Government Entity, in connection with the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to prevent or materially delay the consummation of the Merger or the transactions contemplated by this Agreement.

(d) No vote of the holders of any class or series of Parent’s capital stock or other securities is necessary for the consummation by Parent of the transactions contemplated by this Agreement.

6.3. Information Provided. The information to be supplied by or on behalf of Parent for inclusion in the Proxy Statement to be sent to the stockholders of the Company in connection with the Company Meeting shall not, on the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the

Company Meeting, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading in light of the circumstances under which they were or shall be made; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading. If at any time prior to the Company Meeting any fact or event relating to Parent or any of its Affiliates which should be set forth in a supplement to the Proxy Statement should be discovered by Parent or should occur, Parent shall, promptly after becoming aware thereof, inform the Company of such fact or event.

6.4. Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

6.5. Financing. Parent has available all funds necessary to perform all of its obligations under this Agreement, including payment of the Merger Consideration.

6.6. Share Ownership. Neither Parent nor Merger Sub is an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Neither Parent nor Merger Sub owns (directly or indirectly, beneficially or of record) or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement).

ARTICLE VII

Covenants

7.1. Interim Operations. The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing and except as set forth in Schedule 7.1 hereof or as otherwise expressly contemplated by this Agreement):

(a) the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts, consistent with the limitations of this Article VII, to preserve its business organization substantially intact and maintain its existing relations and goodwill with customers, suppliers, distributors, strategic partners, creditors, lessors, employees and business associates;

(b) it shall not (i) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Subsidiaries; (ii) amend its certificate of incorporation or by-laws; (iii) split, combine or reclassify its outstanding shares of capital stock; (iv) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from its direct or indirect wholly owned Subsidiaries; or (v) purchase, redeem or otherwise acquire, except for the acquisition of shares of Company Common Stock from holders of Company Stock Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Stock Options to the extent required or permitted under the terms of such Company Stock Options, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

(c) neither it nor any of its Subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any Voting Debt or any other property or assets (other than shares of Company Common Stock issuable pursuant to options outstanding on the date hereof under the Company Stock Plans); (ii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, abandon, cancel, surrender or allow to lapse or expire or encumber any material property or material assets (including capital stock of any of its Subsidiaries) or business other than licenses of Company Products entered into in the ordinary course of business;

(d) neither it nor any of its Subsidiaries shall restructure, recapitalize, reorganize or completely or partially liquidate or adopt a plan of complete or partial liquidation or otherwise enter into any agreement or arrangement imposing material changes or restrictions on the operation of its assets, product lines or businesses, or its interests therein, or adopt resolutions providing for or authorizing any of the foregoing;

(e) neither it nor any of its Subsidiaries shall acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, or (ii) any material assets or businesses, except purchases of inventory and raw materials in the ordinary course of business;

(f) neither it nor any of its Subsidiaries shall adopt or implement any stockholder rights plan, “poison pill” anti-takeover plan or other similar plan, device or arrangement that, in each case, is applicable to Parent or any of its Affiliates, the Agreement or any of the transactions contemplated by this Agreement;

(g) neither it nor any of its Subsidiaries shall (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person (other than pursuant to equipment lease borrowings in the ordinary course of business), (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine travel advances to employees of the Company and its Subsidiaries in the ordinary course of business, not exceeding $10,000 for any individual employee for any single trip and not exceeding $30,000 in the aggregate) or capital contributions to, or investment in, any other Person, other than the Company or any of its direct or indirect wholly owned Subsidiaries, or (iv) other than in the ordinary course of business, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

(h) neither it nor any of its Subsidiaries shall make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $100,000 in the aggregate for the Company and its Subsidiaries, taken as a whole, other than as set forth in the Company’s budget for capital expenditures previously made available to Parent or the specific capital expenditures disclosed in Section 7.1(h) of the Company Disclosure Schedule;

(i) neither it nor any of its Subsidiaries shall make any material changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

(j) neither it nor any of its Subsidiaries shall, except in the ordinary course of business consistent with past practice, enter into, renew, modify, amend, terminate, waive, delay the exercise of, release or assign any material rights or claims under, any Company Material Contract; provided, however, that nothing herein shall permit the Company or any of its Subsidiaries to (1) enter into any Contract of the type specified in Section 5.5(a)(iii) or (xiii) (excluding Section 5.5(a)(xiii)(D) solely with respect to Company Products) to the extent such Contract would survive after the Effective Time or modify or amend in a manner adverse to the Company or any of its Subsidiaries any existing Contract of the type specified in Section 5.5(a)(iii) or (xiii), or (2) except to the extent permitted by Section 7.2(a) of this Agreement, enter into, renew, modify, amend, terminate, waive delay the exercise of, or release or assign any material rights or claims under, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is bound by or subject;

(k) neither it nor any of its Subsidiaries shall, except as required to comply with applicable Law or agreements, plans or arrangements existing on the date hereof, (i) take any action with respect to, adopt, enter into, terminate or amend any employment (whether at will or otherwise), severance, change in control, retirement, retention, welfare, incentive or similar agreement, arrangement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (ii) increase in any respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant, (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (iv) pay any benefit not provided for as of the date of this Agreement under any Company Benefit Plan, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, except for option awards to purchase Company Common Stock that the Company expects to grant to certain new hires in the ordinary course of business as specifically set forth in Section 7.1(k) of the Company Disclosure Schedule which Schedule includes the maximum number of options issuable to such new hires or (vi) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan;

(l) except as otherwise contemplated by this Section 7.1, neither it nor any of its Subsidiaries shall make any written or oral communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, unless the Company provides Parent with a copy of the intended communication, Parent has a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication;

(m) neither it nor any of its Subsidiaries shall initiate, settle or compromise any material litigation, claim, grievance, charge or proceeding (other than as set forth in Section 7.1(m) of the Company Disclosure Schedule or in connection with the enforcement of the Company’s rights under this Agreement);

(n) neither it nor any of its Subsidiaries shall make or rescind any Tax election, amend any Tax Return, settle or otherwise finally resolve any material tax controversy, or permit any insurance policy naming it as a beneficiary or loss-payable payee to be cancelled or terminated except in the ordinary and usual course of business;

(o) neither it nor any of its Subsidiaries shall take any action or omit to take any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VIII not being satisfied; and

(p) neither it nor any of its Subsidiaries will authorize any of, or commit, resolve or agree, in writing or otherwise, to take, any of the foregoing actions.

7.2. Acquisition Proposals

(a) The Company agrees that, except as expressly permitted by this Section 7.2, during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to instruct and cause its and its Subsidiaries’ employees, agents, investment bankers, attorneys, accountants and other representatives (such directors, officers, employees, agents, investment bankers, attorneys, accountants and other representatives, collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below) or (ii) engage in, continue or otherwise participate in, any discussions or negotiations concerning, or provide any confidential information or data to any Person for the purpose of encouraging or facilitating, an Acquisition Proposal, or otherwise facilitate knowingly any effort or attempt to make an Acquisition Proposal. For purposes of this Agreement, the term

“Acquisition Proposal” shall mean (i) any proposal or offer for a merger, consolidation, dissolution, tender offer, recapitalization, joint venture, partnership, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries or (ii) any proposal or offer to acquire in any manner, directly or indirectly, over 15% of the equity securities of the Company or any of its Subsidiaries or consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

Notwithstanding anything to the contrary set forth in this Agreement, prior to, but not after, the time the vote is taken with respect to the adoption of this Agreement at the Company Meeting (the “Specified Time”), the Company may (A) provide information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal (as defined above, but substituting 50% for 15%, except in the case of an asset sale, in which case “all or substantially all” shall be substituted for 15%) that did not result from a breach of this Section 7.2(a) and subject to compliance with Section 7.2(b) if the Company Board receives from the Person so requesting such information an executed confidentiality agreement on terms not less restrictive of the other party than those contained in the Confidentiality Agreement (and promptly discloses (and if applicable, provides copies of) any such information to Parent to the extent not previously provided to Parent) or (B) engage in or participate in any negotiations or discussions with any Person who has made such an Acquisition Proposal, if and only to the extent that, in each such case referred to in clause (A) or (B), (x) the Company Board determines in good faith after consultation with outside legal counsel that failure to take such action would be inconsistent with the fiduciary obligations of the Company Board under applicable Law, and (y) the Company Board determines in good faith (after consultation with its outside counsel and financial advisor) that such Acquisition Proposal (1) if accepted, is reasonably likely to be consummated, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the holders of Company Common Stock from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a “Superior Proposal”) or (2) is reasonably likely to lead to a Superior Proposal.

(b) Notices to Parent. The Company shall promptly (within 48 hours) advise Parent, orally and in writing, of receipt by the Company of any Acquisition Proposal or any request for information in connection with any Acquisition Proposal, or of any inquiry with respect to any Acquisition Proposal and provide copies of any such written request, Acquisition Proposal or inquiry, together with the material terms and conditions thereof (including any amendment thereto) and the identity of the Person making any such request, Acquisition Proposal or inquiry. The Company shall keep Parent reasonably informed of the status and the material terms and conditions (including any amendment thereto) of any such request, Acquisition Proposal or inquiry.

(c) Certain Permitted Disclosure. Nothing contained in this Section 7.2 or in Section 7.5 (or elsewhere in this Agreement) shall be deemed to prohibit the Company from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or from making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be inconsistent with its obligations under applicable Law.

(d) No Change in Recommendation or Alternative Acquisition Agreement. During the Pre-Closing Period, the Company Board and each committee thereof shall not:

(i) except as expressly permitted by this Section 7.2(d), withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the approval, recommendation or declaration of advisability by the Company Board or any committee thereof with respect to the Company Voting Proposal (it being understood that publicly taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification, except that publicly taking a neutral position or no position with respect to an Acquisition Proposal for a period of time not in excess of ten (10) Business Days after the first public announcement of such Acquisition Proposal shall not be considered an adverse modification (such time period, an “Acquisition Proposal Assessment Period”) unless such position continues beyond the expiration of the Acquisition Proposal Assessment Period);

(ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement with respect to any Acquisition Proposal (an “Alternative Acquisition Agreement”), other than a confidentiality agreement referred to in Section 7.2(a) entered into in the circumstances referred to in Section 7.2(a); or

(iii) except as expressly permitted by this Section 7.2 prior to, but not after, the Specified Time, approve, recommend or adopt or propose (publicly or otherwise) to approve, recommend or adopt, any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, prior to the Specified Time, the Company Board may withhold, withdraw, qualify or modify its recommendation with respect to the Company Voting Proposal or approve or recommend any Superior Proposal made or received after the date hereof and not solicited, initiated or knowingly encouraged in breach of this Agreement, and subject to compliance with Section 7.2(b), if the Company Board determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable Law (a “Change of Recommendation”); provided, however, that no Change of Recommendation may be made until after two (2) Business Days following Parent’s receipt of written notice from the Company (an “Adverse Recommendation Notice”) advising Parent that the Company Board intends to make such Change of Recommendation, which Adverse Recommendation Notice shall contain all information concerning any Superior Proposal required by Section 7.2(b) (it being understood and agreed that, in accordance with Section 7.2(b), the Company shall keep Parent reasonably informed during such two (2) Business Day period of the status and material terms and conditions (including any amendment thereto) of any such Superior Proposal). In determining whether to make a Change of Recommendation in response to a Superior Proposal, the Company Board shall take into account any changes to the terms of this Agreement proposed by Parent (in response to an Adverse Recommendation Notice or otherwise) in determining whether such third party Acquisition Proposal still constitutes a Superior Proposal.

(e) The Company shall, and shall direct its Representatives to, cease immediately any existing discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any Acquisition Proposal. The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with any Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries, subject to the limitations and terms of such agreements.

7.3. Proxy Statement. The Company shall, with the assistance of Parent, use its reasonable best efforts to prepare and file, as promptly as reasonably practicable after the date of this Agreement, and in any event within 20 days after the date hereof, the Proxy Statement in preliminary form with the SEC and shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and Parent will cooperate with each other in the preparation of the Proxy Statement. The Company and Parent shall each use its reasonable best efforts to provide as promptly as reasonably practicable, responses to the SEC with respect to all comments received on the Proxy Statement by the SEC, and the Company shall cause the definitive Proxy Statement to be mailed as promptly as possible after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

7.4. Nasdaq Quotation. The Company agrees to use its reasonable best efforts to continue the quotation of the Company Common Stock on The Nasdaq National Market during the term of this Agreement.

7.5. Company Meeting. As soon as reasonably practicable following the date of this Agreement, the Company, acting through the Company Board, shall take all actions in accordance with applicable Law, its certificate of incorporation and by-laws and the rules of The Nasdaq National Market to promptly and duly call, give notice of, convene and hold as promptly as reasonably practicable, a meeting of the holders of shares of Company Common Stock (the “Company Meeting”) for the purpose of considering and voting upon the Company Voting Proposal. In the event that subsequent to the date hereof, the Board of Directors of the Company determines that this Agreement is no longer advisable and makes a Change of Recommendation, the Company shall nevertheless submit this Agreement to the holders of the shares of Company Common Stock for adoption at the Company Meeting unless this Agreement shall have been terminated in accordance with its terms prior to the Company Meeting. Subject to Section 7.2, (i) the Company Board will recommend to the stockholders of the Company the adoption of the Company Voting Proposal and include such recommendation in the Proxy Statement and (ii) the Company Board shall not withhold, withdraw, qualify or modify, or publicly propose or resolve to withhold, withdraw, qualify or modify in a manner adverse to Parent, the recommendation of the Company Board that the Company’s stockholders vote in favor of the Company Voting Proposal. Subject to Section 7.2 (but without affecting in any manner the Company’s obligations pursuant to Section 7.3), the Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Company Voting Proposal and shall take all other action reasonably necessary or advisable to secure the vote or consent of the stockholders of the Company required by the rules of The Nasdaq National Market or the DGCL to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with Parent, may adjourn the Company Meeting, but only to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders or, if there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting’s stockholders.

7.6. Filings; Other Actions; Notification.

(a) Subject to the terms hereof, including, without limitation, Section 7.2 and Section 7.6(b), the Company and Parent shall each use (and shall cause their respective Subsidiaries to use) commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as reasonably practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or Parent or any of their Subsidiaries, or otherwise reasonably requested by Parent, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as reasonably practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act and any other applicable federal or state securities Laws, (B) the HSR Act, any similar foreign filings and any related governmental request thereunder, and (C) any other applicable Law, and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and Parent shall consult and cooperate with each other, and consider in good faith the views of one another, in connection with the obtaining of all such consents, licenses, permits, waivers, approvals, authorizations, or orders, including, without limitation, (i) keeping the other apprised of the status of matters relating to the completion of the transactions contemplated hereby, (ii) providing copies of written notices or other communications received by such party or any of its respective Subsidiaries with respect to the transactions contemplated hereby, (iii) subject to applicable Laws relating to the sharing of information, providing copies of any proposed filings to be made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated hereby (including, without limitation, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto) and (iv) if requested, accepting reasonable additions, deletions or changes suggested in connection therewith. The Company and Parent shall each use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, Parent and the Company agree that nothing contained in this Section 7.6(a) shall modify or affect their respective rights and responsibilities under Section 7.6(b). Neither party shall permit any of its officers or any other representatives or agents to participate in any meeting or proceeding with any Governmental Entity in respect of any filings, investigation or other inquiry in connection with the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party and its outside counsel the opportunity to attend and participate at such meeting or proceeding.

(b) Subject to the terms hereof, each of Parent and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use commercially reasonable efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign Law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law; provided, however, that (i) nothing in this Agreement, including without limitation, this Section 7.6, shall require, or be construed to require, Parent to proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Effective Time, any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or any of their respective Affiliates (or to consent to any sale, divestiture, lease, license, transfer, disposition or other encumberment by the Company of any of its assets, licenses, operations, rights, product lines, businesses or interest therein or to any agreement by the Company to take any of the foregoing actions) or to agree to any material changes (including, without limitation, through a licensing arrangement) or restriction on, or other impairment of Parent’s ability to own or operate, of any such assets, licenses, product lines, businesses or interests therein or Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Company and (ii) nothing in this Agreement shall require, or be construed to require, Parent or any of its Affiliates to take any other action under this Section 7.6 if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger. The Company and Parent will each request early termination of the waiting period with respect to the Merger under the HSR Act. Subject to applicable Laws relating to the exchange of information, Parent shall have the right to direct all matters with any Governmental Entity consistent with its obligations hereunder.

(c) During the Pre-Closing Period, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent of its Knowledge of (i) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, (ii) any material failure of Parent and Merger Sub or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, or (iii) any material actions, suits, claims, investigations or proceedings commenced or threatened in writing against, relating to or involving or otherwise affecting such party or any of its Subsidiaries that relate to the consummation of the Merger. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

7.7. Access. Subject to applicable Law relating to the sharing of information, upon reasonable notice, and except as may otherwise be required by applicable Law, the Company shall (and shall cause its Subsidiaries to) afford Parent’s Representatives reasonable access, during normal business hours throughout the period prior to the earlier of the Effective Time or termination of this Agreement pursuant to Article IX, to its properties, books, contracts and records and, during such period, shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested including information relating to Contracts with Governmental Entities, insurance, pending litigation or claims, employee and employment matters, Export Control and Classification Numbers for Company Software, and information regarding Company membership in standards organizations, provided, however, that no investigation pursuant to this Section 7.7 shall affect or be deemed to modify any representation or warranty made by the Company, and provided, further, that, the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company, would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used its reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of the Company or any of its Subsidiaries. All requests for information made pursuant to this Section 7.7 shall be directed to an executive officer of the Company or such Person as may be designated by such executive officer. All such information that is nonpublic shall be governed by the terms of the Confidentiality Agreement.

7.8. Nasdaq De-listing. The Company shall use its reasonable best efforts to cause the shares of Company Common Stock to be de-listed from The Nasdaq National Market effective as of the Effective Time.

7.9. Publicity. The initial press release regarding the Merger shall be a joint press release and thereafter the Company and Parent each shall consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with and use reasonable efforts to agree on, any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of the Nasdaq National Market or by the request of any Government Entity with jurisdiction over enforcement of any applicable antitrust or competition Laws in which case the party so required shall use its reasonable best efforts to allow each other party the opportunity to comment on such release or announcement in advance of its issuance, it being understood that the final form and content of any such release or announcement shall be at the ultimate discretion of the disclosing party. Notwithstanding anything to the contrary contained in this Section 7.9, either party may respond to questions from stockholders or inquiries from financial analysts and media representatives in a manner that is consistent with then-existing public disclosures.

7.10. Employee Benefits.

(a) Parent shall, for a period of twelve (12) months immediately following the Effective Time, use commercially reasonable efforts to provide generally to those employees who shall have been employees of the Company or any of its Subsidiaries immediately prior to the Effective Time and who are employees of the Surviving Corporation immediately following the Effective Time (the “Company Employees”) with base salary and pension and welfare benefits under employee benefit plans (but excluding bonus, incentive and equity compensation) that are substantially similar in the aggregate to those benefits provided to those Company Employees immediately prior to the execution of this Agreement under the Company Benefit Plans. Parent or one of its Affiliates shall recognize the service of Company Employees with the Company prior to the Effective Time as service with Parent and its affiliates in connection with any tax-qualified pension plan (other than a defined benefit plan), 401(k) savings plan, welfare benefit plans and policies (including vacations and holiday policies) maintained by Parent or one of its Affiliates which is made available following the Effective Time by Parent or one of its Affiliates for purposes of any waiting period, vesting, eligibility and benefit entitlement but only to the extent such service was recognized by the comparable Company Benefit Plan and no duplication of benefits would result. Parent shall (x) waive, or cause its insurance carriers to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to Company Employees under any welfare benefit plan (as defined in Section 3(1) of ERISA) which is made available to Company Employees following the Effective Time by Parent or one of its Affiliates, except to the extent any such condition was applicable in an individual’s case in the comparable predecessor welfare benefit plan and (y) provide credit to Company Employees for any co-payments, deductibles and out-of-pocket expenses paid by such employees under the employee benefit plans, programs and arrangements of the Company and its Affiliates during the portion of the relevant plan year including the Effective Time, to the extent such credit was provided under the comparable Company Benefit Plan.

(b) Parent and Merger Sub acknowledge that consummation of the Merger shall constitute a “change in control” under the Company Benefit Plans and the employment agreements listed on Section 7.10(b) of the Company Disclosure Schedule.

7.11. Company and Parent Benefit Plans. Prior to the Effective Time (i) the Company shall all take all actions necessary to terminate the Company’s 401(k) Plan and (ii) if requested by Parent in writing, the Company shall take all actions necessary to terminate any and all Company Benefit Plans effective earlier than or simultaneous with the Effective Time. Prior to the Effective Time, if requested by Parent in writing, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall cause to be amended the employee benefit plans and arrangements of it and its Subsidiaries to the extent necessary to provide that no employees of Parent and its Subsidiaries shall commence to participate therein following the Effective Time unless the Surviving Corporation or such Subsidiary explicitly authorizes such participation. In addition, prior to the Effective Time, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, Parent shall cause to be amended, or take any actions the Parent deems appropriate, the employee benefit plans and arrangements of it and its Subsidiaries to the extent necessary to provide that no employees of the Company and its Subsidiaries shall commence to participate therein following the Effective Time unless Parent or such Subsidiary explicitly authorizes such participation. Nothing contained in this Section 7.11 shall diminish the undertakings of the respective parties set out in Section 7.10.

7.12. Loans to Company Employees, Officers and Directors. Prior to the Effective Time, all loans (other than travel advances, payroll advances and other advances made in the ordinary course of business) by the Company or any of its Subsidiaries to any of their employees, officers or directors shall be no longer outstanding.

7.13. Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting any additional rights that any officer or director may have under any employment agreement or Company Benefit Plan or under the Company’s Certificate of Incorporation or by-laws, from the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, each of Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries (including this Agreement and the transactions contemplated thereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL for officers and directors of Delaware corporations. Parent and the Surviving Corporation shall, jointly and severally, advance expenses incurred in the defense of any such claim, action, suit, proceeding or investigation by the Surviving Corporation promptly after receipt by Parent or the Surviving Corporation from the Indemnified Party of a request therefor; provided, however, that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.

(b) The Certificate of Incorporation and By-laws of the Surviving Corporation shall contain, and Parent shall cause the Certificate of Incorporation and By-laws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are presently set forth in the certificate of incorporation and by-laws of the Company which provision shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights hereunder of any Indemnified Party.

(c) Notwithstanding anything to the contrary set forth herein, at any time prior to the Effective Time the Company shall be permitted to purchase a six-year “tail” insurance policy covering officers and directors in the amount of coverage as set forth in Section 7.13(c)(1) of the Company Disclosure Schedule that provides for coverage substantially similar to the coverage currently provided under the Company’s policy with respect to claims existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) for a premium not in excess of the amount set forth in Section 7.13(c)(1) of the Company Disclosure Schedule, provided, however, that the Company shall keep Parent apprised of its efforts to obtain such coverage and the terms thereof and prior to purchasing such policy, the Company shall afford Parent the opportunity to purchase a substitute policy on terms no less favorable to its directors and officers, as determined by the Company, by providing such policy and commitment to the Company for its review at least 10 business days prior to the Effective Time. If the substitute policy is determined to be acceptable by the Company, only Parent shall purchase such policy prior to the Effective Time on behalf of the Company and its officers and directors.

If for any reason the Company or Parent fails or is unable to purchase such a tail policy, the following provisions shall apply. Subject to the next sentence, the Surviving Corporation shall maintain, and Parent shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time the current policies of the directors’ and officers’ liability insurance maintained by the Company with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) so long as the annual premium therefor would not be in excess of 250% of the annual premium paid by the Company in its most recent fiscal year, which premium is set forth in Section 7.13(c)(2) of the Company Disclosure Schedule (250% of such annual premium, the “Maximum Premium”). If the Company’s existing insurance expires, is terminated or canceled during such six-year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain, and Parent shall cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Indemnified Party than the Company’s existing directors’ and officers’ liability insurance. Parent shall and shall cause the Surviving Corporation to honor and perform under all indemnification agreements entered into by the Company or any of its Subsidiaries.

(d) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Closing) is made against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 7.13 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(e) The provisions of this Section 7.13 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives in accordance with Section 10.8 hereof.

(f) In the event Parent or Merger Sub or the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent, Merger Sub or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 7.13, provided the Surviving Corporation shall not be relieved from such obligation. In addition, the Surviving Corporation shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 7.13.

7.14. Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

ARTICLE VIII

Conditions

8.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval. The Company Voting Proposal shall have been duly adopted at the Company Meeting, at which a quorum is present, by the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock on the record date for the Company Meeting.

(b) Antitrust Approvals. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and all consents, approvals and authorizations required by law to be obtained prior to Closing under the German Act Against Restraints of Competition (the “GWB Act”) shall have been obtained.

(c) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation (each, an “Order”) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

8.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) (A) The representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) except for such inaccuracies (other than with respect to Section 5.2 which shall be true and correct in all material respects) that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect; and (B) Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the effect that such Chief Executive Officer or the Chief Financial Officer has read this Section 8.2(a) and the conditions set forth in this Section 8.2(a) have been satisfied.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect; provided, however, that the Company’s failure to comply with the notification requirements in Section 7.7, individually, shall not cause the condition set forth in this Section 8.2(b) to fail.

(c) No Restraints. There shall not be instituted or pending any suit, action or proceeding in which a Governmental Entity is seeking (i) an Order referred to in Section 8.1(c) or (ii) to (A) prohibit or materially limit or impair Parent’s ability to own or operate or to retain or change any material assets, licenses, operations, rights, product lines, businesses or interests therein of the Company or its Subsidiaries from and after the Effective Time or any of the assets, licenses, operations, rights, product lines, businesses or interests therein of Parent or its Subsidiaries (including, without limitation, through any divestiture, licensing, transfer, lease or hold separate arrangement) or (B) prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise full ownership rights with respect to the stock of the Surviving Corporation (any such restraint, prohibition, impairment or limitation described in clause (ii) above, a “Burdensome Condition”), and no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order imposing a Burdensome Condition.

(d) Governmental Approvals. All Company Approvals and all Parent Approvals shall have been obtained or made. Other than the filing pursuant to Section 1.3, all other authorizations, consents, orders or approvals of, or declarations, notices or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated hereby by the Company, Parent and Merger Sub shall have been made or obtained (as the case may be) except those that the failure to make or obtain, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect or a material adverse effect on the financial condition, assets, liabilities, business or results of operations of Parent and its Subsidiaries taken as a whole (but measuring “materiality,” for purposes of determining whether such failure would be “material” to Parent and its Subsidiaries taken as a whole, in terms of the level of adverse effect that would constitute a Company Material Adverse Effect if such effect were to occur to the Company and its Subsidiaries taken as a whole), or to provide a reasonable basis to conclude that the parties hereto or any of their Affiliates would be subject to risk of criminal sanctions or any of their Representatives would be subject to the risk of criminal or civil sanctions.

(e) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, event, circumstance or development that has had, or is reasonably likely to have, a Company Material Adverse Effect.

8.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) (A) The representations and warranties of Parent set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for such inaccuracies that, individually or in the aggregate, have not had, and are not reasonably likely to prevent or materially delay the consummation of the Merger or the transactions contemplated by this Agreement; and (B) the Company shall have received at the Closing a certificate signed on behalf of Parent by an executive officer of Parent to the effect that such executive officer has read this Section 8.3(a) and the conditions set forth in this Section 8.3(a) have been satisfied.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect provided, however, that the Parent’s failure to comply with the notification requirements in Section 7.7, individually, shall not cause the condition set forth in this Section 8.3(b) to fail.

ARTICLE IX

Termination

9.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in Section 8.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.

9.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in Section 8.1(a), by action of the board of directors of either Parent or the Company and by written notice if:

(a) the Merger shall not have been consummated by December 31, 2005, whether such date is before or after the date of approval by the stockholders of the Company (the “Termination Date”);

(b) the approval of the Company’s stockholders required by Section 8.1(a) shall not have been obtained at the Company Meeting or at any adjournment or postponement thereof; or

(c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable, whether before or after the approval by the stockholders of the Company;

provided, however, that the right to terminate this Agreement pursuant to clause (a) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated.

9.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in Section 8.1(a), by action of the Company Board:

(a) if (i) the Company Board, pursuant to and in compliance with Section 7.2, shall have approved or recommended to the stockholders of the Company any Superior Proposal and (ii) prior to or upon termination pursuant to this Section 9.3(a), the Company shall have paid to Parent the Termination Fee then due and payable under Section 9.5; provided, however, that prior to such termination pursuant to this Section 9.3(a), (A) the Company notified Parent in writing promptly of its intention to terminate this Agreement and to enter into a binding written agreement concerning a Superior Proposal promptly following the Waiting Period (as hereinafter defined), attaching a description of all material terms and conditions of such Superior Proposal in sufficient detail to enable Parent to make a counter proposal, and (B) Parent did not make, within three (3) Business Days after its receipt of such written notification (the “Waiting Period”), an offer that the Company Board determined, in good faith after consultation with its financial advisor, is at least as favorable from a financial point of view to the stockholders of the Company as such Superior Proposal (it being understood that (1) the Company shall not enter into any such binding agreement prior to or during the Waiting Period, (2) the Company shall keep Parent reasonably informed at all times during the Waiting Period of the status and material terms and conditions (including any amendment thereto) of such Superior Proposal in sufficient detail to enable Parent to make a counter proposal, and (3) the Company shall notify Parent promptly if the Company’s intention to enter into such binding written agreement shall change at any time after giving notification of such Superior Proposal).

(b) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement such that Section 8.3(a) or 8.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within twenty (20) days after written notice thereof is given by the Company to Parent.

9.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of Parent:

(a) (i) the Company Board shall have failed to recommend approval of the Company Voting Proposal in the Proxy Statement or shall have withheld, withdrawn, qualified or modified its recommendation of the Company Voting Proposal in a manner adverse to Parent (it being understood and agreed that the taking of a neutral position or no position with respect to an Acquisition Proposal beyond the Acquisition Proposal Assessment Period shall be considered an adverse modification) or the Company shall have breached its obligations under Section 7.5 or, in any event, failed to take a vote of its stockholders with respect to the Company Voting Proposal prior to the Termination Date (it being further understood and agreed that, any “stop-look-and-listen” communication by the Company Board to the Company’s stockholders pursuant to Rule 14d-9 of the Exchange Act or any similar communication to the Company stockholders in connection with the commencement of a tender offer or exchange offer containing the substance of a “stop-look-and-listen” communication pursuant to Rule 14d-9 shall not be deemed to constitute withdrawal, qualification or modification (it being further understood that any such “stop-look-and-listen” communication pursuant to Rule 14d-9 beyond the Acquisition Proposal Assessment Period shall be considered an adverse modification)), (ii) the Company Board shall have approved, recommended or adopted (or publicly announced its intention to take any such action) any Acquisition Proposal, (iii) after the end of an Acquisition Proposal Assessment Period, the Company Board shall have failed to reaffirm its approval or recommendation of this Agreement and the Merger as promptly as practicable (but in any event within five (5) Business Days) after receipt of any written request to do so from Parent, or (iv) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been publicly disclosed (other than by Parent or an Affiliate of Parent) and the Company Board recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within ten (10) Business Days after the commencement of such tender or exchange offer, the Company Board fails to recommend against acceptance of such offer; or

(b) if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement such that Section 8.2(a) or 8.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within twenty (20) days after written notice thereof is given by Parent to the Company.

9.5. Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement (other than as set forth in Section 10.1) shall become void and of no effect with no liability or obligation on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful or intentional breach of this Agreement.

(b) Subject to the limitations set forth below, the Company agrees to pay Parent a fee of $11 million (the “Termination Fee”) and shall pay all of the charges and expenses of Parent actually incurred prior to termination relating to the transactions contemplated by this Agreement (including, but not limited to, reasonable fees and expenses of Parent’s counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors) up to a maximum amount of $1 million (the “Expenses”), in each case payable by wire transfer in immediately available funds in the event this Agreement is terminated:

(i) (A) by Parent or the Company as permitted by Section 9.2(a) or (b), (B) after the date of this Agreement and prior to the Company Meeting, an Acquisition Proposal was made to the Company or publicly disclosed and not publicly withdrawn in good faith and without qualification prior to, with respect to any termination pursuant to Section 9.2(a), the date of such termination and, with respect to any termination pursuant to Section 9.2(b), the tenth (10th) Business Day prior to the date of the Company Meeting and (C) within twelve (12) months of such termination the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement (other than a confidentiality agreement), or shall have consummated or shall have approved or recommended to the Company’s stockholders or otherwise not opposed, an Acquisition Proposal; provided, however, that for purposes of this Agreement, an Acquisition Proposal shall not be deemed to have been “publicly withdrawn” by any Person if, within twelve (12) months of such termination, the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement (other than a confidentiality agreement), or shall have consummated, an Acquisition Proposal made by or on behalf of such Person or any of its Affiliates;

(ii) by the Company (A) pursuant to Section 9.2(b) and, on or prior to the date of the Company Meeting, any event giving rise to Parent’s right of termination under Section 9.4(a) shall have occurred or failed to occur, or (B) pursuant to Section 9.3(a); or

(iii) by Parent pursuant to Section 9.4(a).

If the Agreement is terminated, the Termination Fee shall be paid by the Company no later than: (x) in the case of clause (i) above, two (2) Business Days after the first to occur of the execution of an Alternative Acquisition Agreement (other than a confidentiality agreement), approval or recommendation to the Company’s stockholders of an Acquisition Proposal, failure to oppose an Acquisition Proposal or the consummation of the Acquisition Proposal; (y) in the case of clause (ii) above, at the time of termination of this Agreement; and (z) in the case of clause (iii) above, two (2) Business Days after termination of this Agreement. The Expenses shall be paid to Parent within two (2) Business Days after demand therefor and delivery to the Company of reasonable documentation therefor following the occurrence of the termination event giving rise to the Termination Fee payment obligation described in this Section 9.5(b). Except in the case of willful or intentional breach of this Agreement by the Company, payment of the Termination Fee and Expenses shall be the sole and exclusive remedy of Parent under this Agreement. The Company acknowledges that the agreements contained in this Section 9.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. If the Company fails to pay both the Termination Fee and Expenses in accordance with this Section 9.5(b) and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee and/or Expenses, as the case may be, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amount of the Termination Fee and/or Expenses, from the date such payment was required to be made until the date of payment at the prime rate of Citibank in effect on the date such payment was required to be made, after delivery to the Company of reasonable documentation evidencing such costs and expenses.

ARTICLE X

Miscellaneous and General

10.1. Survival. This Article X and the agreements of the Company, Parent and Merger Sub contained in Article IV, Sections 7.10 (Employee Benefits) and 7.13 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. This Article X, the agreements of the Company, Parent and Merger Sub contained in Section 9.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

10.2. Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented in writing only by the mutual consent of the parties hereto, by action of the board of directors of the respective parties.

10.3. Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

10.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

10.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

10.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

if to Parent or Merger Sub

Computer Associates International, Inc.

One Clementine Plaza

Islandia, NY 11749

Attn:  General Counsel

Telecopy:  (631) 342-4866

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attn:  James C. Morphy, Esq.

          Keith A. Pagnani, Esq.

Telecopy:  (212) 558-3588

if to the Company

Niku Corporation

305 Main Street

Redwood City, CA 94063

Attn:  Eleanor Lacey, General Counsel

Telecopy:  (650) 298-4601

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1100

Palo Alto, CA 94301

Attn:  Gregory C. Smith, Esq.

Telecopy:  (650) 470-4570

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

10.7. Entire Agreement. This Agreement (including any annexes, exhibits and schedules hereto), the Company Disclosure Schedule, the Parent Disclosure Schedule and the Confidentiality Agreement, dated April 1, 2005, by and between the Company and Parent (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

10.8. No Third Party Beneficiaries. Except as provided in Section 7.13 (Indemnification; Directors’ and Officers’ Insurance), no provision of this Agreement is intended to, and no provision herein shall be deemed or construed to, create any third party beneficiaries or otherwise confer upon any Person other than the parties who are signatories hereto any rights or remedies hereunder. For the avoidance of doubt, Parent and the Company hereby agree that their respective representations, warranties and covenants (other than Section 7.13) set forth herein, are solely for the benefit of the other party hereto in accordance with and subject to the terms of this Agreement and may not relied upon by any other Person. The parties hereto further agree that the rights of third party beneficiaries under Section 7.13 shall not arise unless and until the Effective Time occurs.

10.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

10.10. Definitions. Each of the terms set forth in the list of defined terms included in this Agreement is defined in the Section of this Agreement set forth opposite such term.

10.11. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.12. Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

10.13. Assignment. This Agreement shall not be assignable by operation of Law or otherwise; provided, however, that Parent may designate, upon prior written consent of the Company (which consent shall not be unreasonably withheld or delayed beyond two (2) Business Days after such notice), another wholly owned direct or indirect Subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation. Any purported assignment in violation of this Agreement is void.

10.14. Expenses. Except as set forth in Section 9.5(b), all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided, however, that the Company and Parent shall share equally all fees and expenses, other than accountants’ and attorneys’ fees, incurred with respect to the printing, filing and mailing of the Proxy Statement (including any related preliminary materials) and any amendments or supplements thereto.

10.15. Knowledge. As used in this Agreement, “Knowledge” means to the actual knowledge of those persons set forth in Section 10.15 of the Company Disclosure Schedule after reasonable due inquiry.

10.16. Company Disclosure Schedule. There may have been included in the Company Disclosure Schedule and may be included elsewhere in this Agreement, items which are not “material,” and such inclusion shall not be deemed to be an agreement by the Company that such items are “material” or to further define the meaning of such term for purposes of this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

NIKU CORPORATION

By:	/s/
Name:
Title:

COMPUTER ASSOCIATES INTERNATIONAL, INC.

By:	/s/
Name:
Title:

NEBRASKA ACQUISITION CORP.

By:	/s/
Name:
Title:

ANNEX B

Opinion of UBS Securities LLC

June 8, 2005

The Board of Directors

Niku Corporation

305 Main Street

Redwood City, CA 94063

Dear Members of the Board:

We understand that Niku Corporation, a Delaware corporation (“Niku” or the “Company”), is considering a transaction whereby Computer Associates International, Inc., a Delaware corporation (“Computer Associates”), will acquire the Company. Pursuant to the terms of an Agreement and Plan of Merger, by and among the Company, Computer Associates and Nebraska Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Computer Associates (“Merger Sub”) dated as of June 7, 2005 (the “Merger Agreement”), Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Computer Associates (the “Transaction”). Pursuant to the terms of the Merger Agreement, all of the issued and outstanding shares of the common stock of the Company, par value of $0.0001 per share (the “Company Common Stock”), will be converted into the right to receive, $21.00 per share in cash (the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have requested our opinion as to the fairness from a financial point of view to the holders of Company Common Stock of the Consideration to be received by such holders in the Transaction.

UBS Securities LLC (“UBS”) has acted as financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee for its services. UBS will also receive a fee in connection with delivery of this opinion if the Transaction is submitted to the Company’s shareholders for approval and the Transaction is not approved by the Company’s shareholders. In the ordinary course of business, UBS and its predecessors and affiliates may provide extensions of credit and other financial services to Computer Associates and may receive customary compensation for rendering such services. In the ordinary course of business, UBS, its successors and affiliates may trade, for their own accounts and the accounts of their customers, securities of the Company and Computer Associates and, accordingly, may at any time hold a long or short position in such securities.

Our opinion does not address the relative merits of the Transaction as compared to other business strategies or transactions that might be available to the Company or the Company’s underlying business decision to effect the Transaction. Our opinion does not constitute a recommendation to any holder of Company Common Stock as to how such holder of Company Common Stock should vote with respect to the Transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the material terms of the Merger Agreement, except to the extent expressly set forth herein with respect to the Consideration, or the form of the Transaction. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Merger Agreement does not differ in any material respect from the Merger Agreement that we have examined and that the Company, Computer Associates and Merger Sub will comply with all the material terms of the Merger Agreement.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to the Company; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company, including estimates and financial forecasts prepared by management of the Company, that were provided to us by the Company and not publicly

B-1

available; (iii) conducted discussions with members of the senior management of the Company concerning the business and financial prospects of the Company; (iv) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of the Company; (v) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions that we believe to be generally relevant; (vi) reviewed drafts of the Merger Agreement and (vii) conducted such other financial studies, analyses, and investigations, and considered such other information, as we deemed necessary or appropriate. At your request, we contacted third parties to solicit indications of interest in a possible transaction with the Company and held discussions with certain of these parties prior to the date hereof.

In connection with our review, with your consent, we have not assumed any responsibility for independent verification for any of the information reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on the Company or the Transaction. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Consideration to be received by the holders of the Company Common Stock in the Transaction is fair, from a financial point of view, to such holders.

Very truly yours,

UBS SECURITIES LLC

B-2

ANNEX C

Delaware General Corporation Law

§262. Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §251, §252, §254, §257, §258, §263 and §264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within ten days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228 or §253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within ten days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within ten days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than ten days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within ten days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within ten days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PRELIMINARY COPY — SUBJECT TO COMPLETION

NIKU CORPORATION

Proxy Solicited on Behalf of The Board of Directors

For Special Meeting of Stockholders-         , 2005

By signing on the reverse side, the undersigned hereby appoints Joshua Pickus and Michael Shahbazian, and each of them, as proxies, with full power of substitution, to vote all shares of capital stock of Niku Corporation (the “Company”) which the undersigned is entitled to vote as indicated upon the matters on the reverse side at the Special Meeting of Stockholders of the Company to be held on         ,             , 2005, at 9:00 a.m., local time, at our executive offices located at 2000 Seaport Blvd., Redwood City, California 94063 and at any adjournments thereof. You can revoke your proxy at any time before it is voted at the Special Meeting by: (i) submitting another properly completed proxy bearing a later date; (ii) giving written notice of revocation to any of the persons named as proxies or to the Secretary of Niku Corporation; (iii) if you submitted a proxy through the Internet or by telephone, by submitting a proxy again through the Internet or telephone prior to the close of the Internet voting facility or the telephone voting facility; or (iv) voting in person at the Special Meeting. If the undersigned holds any of the shares of common stock in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

The undersigned acknowledges receipt from Niku Corporation prior to the execution of this proxy of a Notice of Special Meeting of Stockholders and a proxy statement dated             , 2005.

PLEASE ACT PROMPTLY

DATE AND SIGN THIS PROXY IN THE SPACE PROVIDED AND RETURN IT IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON.

HAS YOUR ADDRESS HAS CHANGED? DO YOU HAVE ANY COMMENTS?

NIKU CORPORATION

YOUR VOTE IS IMPORTANT. PLEASE VOTE IMMEDIATELY.

VOTE-BY-INTERNET ` VOTE-BY-TELEPHONE `

LOG ON TO THE INTERNET AND GO TO

HTTP://WWW.XXXX.XXX CALL TOLL-FREE 1-877-XXX-XXXX (1-877-XXX-XXXX)

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒ PLEASE MARK VOTES AS IN THIS EXAMPLE.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 1 AND PROPOSAL 2.

FOR AGAINST ABSTAIN

1. Adoption of the Agreement and Plan of Merger, dated as of June 9, 2005, by and among Computer Associates International, Inc., Nebraska Acquisition Corp. and Niku Corporation, as more fully described in the accompanying proxy statement.```

2. To grant the persons named as proxies discretionary authority to vote to adjourn or postpone the special meeting, if necessary, to permit the further solicitation of proxies in the event that there are not sufficient votes to adopt the merger agreement; and ```

3. To act upon such other business as may properly come before the Special Meeting or any adjournment or postponement of the meeting. ```

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED WILL BE VOTED FOR THE PROPOSAL. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Mark box at right if you plan to attend the Special Meeting. `

Mark box at right if an address change or comment has been noted on the reverse side of this card. `

Please sign this proxy exactly as the name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee, guardian, or other fiduciary please give full title as such. If a corporation, please sign in corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature: Date: Signature: Date: